      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             NATIONAL-OILWELL, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             5084                             76-0475815
 (State or other jurisdiction of     (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)           Classification No.)               Identification Number)

                              10000 RICHMOND AVE.
                              HOUSTON, TEXAS 77042
                                 (713) 346-7500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                               STEVEN W. KRABLIN
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              10000 RICHMOND AVE.
                              HOUSTON, TEXAS 77042
                                 (713) 346-7500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

               DAVID R. KING, ESQUIRE                            WILLIAM F. HENZE II, ESQUIRE
            MORGAN, LEWIS & BOCKIUS LLP                           JONES, DAY, REAVIS & POGUE
                 1701 MARKET STREET                                  599 LEXINGTON AVENUE
       PHILADELPHIA, PENNSYLVANIA 19103-2921                       NEW YORK, NEW YORK 10022
                   (215) 963-5000                                       (212) 326-3939

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED                PROPOSED
  TITLE OF CLASS OF SECURITIES          AMOUNT TO BE          MAXIMUM OFFERING       MAXIMUM AGGREGATE           AMOUNT OF
        TO BE REGISTERED               REGISTERED(1)         PRICE PER SHARE(2)      OFFERING PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share..........................    14,381,511 shares             $24.10               $346,537,059              $91,486
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product obtained by multiplying (a) an exchange ratio of 0.3385 shares of the registrant's common stock for each share of IRI common stock, par value $.01 per share, by (b) 42,486,000, the sum of
    (i) the aggregate number of shares of IRI common stock outstanding on May 4, 2000 and (ii) the aggregate number of shares of IRI common stock issuable pursuant to outstanding options.

(2) Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $8.1565, the average of the high and low prices per share of IRI common stock on May 4, 2000 as reported on the New York Stock Exchange, multiplied by (b) 42,486,000, the number of shares of IRI common stock computed as described in clause (b) of Note (1).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NATIONAL-OILWELL, INC.
                             10000 RICHMOND AVENUE
                                   4TH FLOOR
                           HOUSTON, TEXAS 77042-4200

                             ---------------------

                          NOTICE OF SPECIAL MEETING OF
                                  STOCKHOLDERS
                        TO BE HELD ON             , 2000

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of
National-Oilwell, Inc. will be held on             , 2000, at      a.m., local
time, at                                    , for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement of Merger, dated as of March 15, 2000, among National-Oilwell, Inc., Arrow Acquisition Corp. and IRI International Corporation. A copy of the merger agreement is attached to this document as Appendix I.

          2. To consider and vote upon a proposal to adopt a restated certificate of incorporation that includes an amendment increasing the number of authorized shares of NOI common stock from 75,000,000 shares to 150,000,000 shares.

          3. To consider and transact such other business as may properly come before the meeting of stockholders or any adjournment of postponement thereof.

     If you were a stockholder of record at the close of business on May 1, 2000, you may vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for inspection at NOI's offices during normal business hours for the 10 days prior to the meeting, and at the time and place of the meeting.

     Proposals 1 and 2 above may be referred to in this document as the NOI merger proposals. With respect to the NOI merger proposals, the NOI Board of Directors recommends that stockholders vote FOR the approval and adoption of the merger agreement and FOR the adoption of a restated certificate of incorporation. The merger will not be completed unless the restated certificate of incorporation is adopted. NOI stockholders who held 15.90% of the voting power of the outstanding shares of NOI common stock as of May 1, 2000 agreed with IRI to vote their shares of NOI common stock in favor of the NOI merger proposals so long as the NOI Board of Directors is recommending that NOI stockholders vote in favor of the NOI merger proposals.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. ACCORDINGLY, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN WRITING OR IN PERSON AT ANY TIME BEFORE THE MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS DOCUMENT. IF YOUR PROXY CARD IS SIGNED, DATED AND RETURNED WITHOUT SPECIFYING YOUR CHOICE, THE SHARES WILL BE VOTED AS RECOMMENDED BY THE NOI BOARD OF DIRECTORS.

                                            By Order of the Board of Directors

                                                       Joel V. Staff
                                            Chairman of the Board, President and
                                                  Chief Executive Officer

Houston, Texas
            , 2000

                         IRI INTERNATIONAL CORPORATION
                               WELLS FARGO PLAZA
                           1000 LOUISIANA, SUITE 5900
                              HOUSTON, TEXAS 77002

                             ---------------------

                          NOTICE OF SPECIAL MEETING OF
                                  STOCKHOLDERS
                        TO BE HELD ON             , 2000

     A special meeting of stockholders of IRI International Corporation will be
held on             , 2000, at      a.m., local time, at
                                   , for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement of Merger, dated as of March 15, 2000, among National-Oilwell, Inc., Arrow Acquisition Corp. and IRI International Corporation. A copy of the merger agreement is attached to this document as Appendix I.

          2. To consider and transact such other business as may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

     If you were a stockholder of record at the close of business on May 1, 2000, you may vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for inspection at IRI's offices during normal business hours for the 10 days prior to the meeting, and at the time and place of the meeting.

     The IRI Board of Directors recommends that stockholders vote FOR the approval and adoption of the merger agreement. The affirmative vote of the of holders at least a majority of the outstanding shares of IRI common stock is required for approval and adoption of the merger agreement. IRI stockholders who held 50.16% of the voting power of the outstanding shares of IRI common stock as of May 1, 2000 have agreed with NOI to vote their shares of IRI common stock in favor of the approval and adoption of the merger agreement so long as the IRI Board of Directors is recommending that IRI stockholders vote in favor of the merger agreement.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. ACCORDINGLY, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN WRITING OR IN PERSON AT ANY TIME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS DOCUMENT. IF YOUR PROXY CARD IS SIGNED, DATED AND RETURNED WITHOUT SPECIFYING YOUR CHOICE, THE SHARES WILL BE VOTED AS RECOMMENDED BY THE IRI BOARD OF DIRECTORS.

                                            By Order of the Board of Directors

                                                       Hushang Ansary
                                                 Chairman of the Board and
                                                  Chief Executive Officer

Houston, Texas
            , 2000

[NOI LOGO]                   NATIONAL-OILWELL, INC.                   [IRI LOGO]
                         IRI INTERNATIONAL CORPORATION
                        JOINT PROXY STATEMENT/PROSPECTUS

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

     The respective boards of directors of National-Oilwell, Inc. and IRI International Corporation have agreed to a merger which they believe will enhance the growth of their existing businesses.

     This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger for you to consider in connection with your vote on the merger agreement. This joint proxy statement/prospectus also serves as a prospectus of NOI to provide information to IRI stockholders in connection with their receipt of NOI common stock in the merger. This joint proxy statement/prospectus refers you to other documents that NOI and IRI have filed with the Securities and Exchange Commission where you can obtain financial and other information about NOI and IRI. We encourage you to read this entire document carefully.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE   OF THIS JOINT PROXY
STATEMENT/PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS ASSOCIATED WITH APPROVAL OF THE MERGER.

     If we complete the merger, a wholly-owned subsidiary of NOI will merge into IRI. IRI will be the surviving corporation and will retain its separate corporate existence as a wholly-owned subsidiary of NOI. IRI stockholders will receive 0.3385 shares of NOI common stock for each share of IRI common stock that they own, plus cash in lieu of any fractional shares. Each option to purchase shares of IRI common stock will be converted into an option exercisable for the number of shares of NOI common stock determined in accordance with the exchange ratio. NOI stockholders will continue to own their existing shares. Immediately after the merger, the former stockholders of IRI will hold 13,506,150 shares of NOI common stock, representing approximately 16.9% of the outstanding NOI common stock. This information is based on the number of shares of NOI and IRI common stock outstanding on May 1, 2000.

     IRI common stock is listed on the New York Stock Exchange. IRI's NYSE symbol is "IIR." NOI common stock is listed on the NYSE. NOI's NYSE symbol is "NOI." NOI has applied to list the NOI common stock to be issued to the IRI stockholders on the NYSE, and this listing is a condition to the merger.

     The merger cannot be completed unless the IRI stockholders adopt the merger agreement and NOI stockholders adopt the merger agreement and a restated certificate of incorporation that increases the number of authorized shares of NOI common stock. Adoption of the merger agreement by the IRI stockholders requires the affirmative vote of holders of a majority of IRI's outstanding common stock. Holders representing approximately 50.16% of IRI's outstanding common stock have agreed to vote in favor of the merger agreement so long as the IRI Board of Directors is recommending that IRI stockholders vote in favor of the merger agreement. Adoption of the merger agreement and the restated certificate of incorporation by the NOI stockholders each require the affirmative vote of the holders of a majority of NOI's outstanding common stock. Holders representing approximately 15.90% of NOI's outstanding common stock have agreed to vote in favor of the merger and the restated certificate of incorporation so long as the NOI Board of Directors is recommending that NOI stockholders vote in favor of the NOI merger proposals.

     We have scheduled meetings for our stockholders to vote on these matters. The dates, times and places of the stockholder meetings are as follows:

FOR NOI STOCKHOLDERS:                           FOR IRI STOCKHOLDERS:
            , 2000                              , 2000
          a.m., local time                      a.m., local time
[Location]                                      [Location]
[Address]                                       [Address]
[City, State Zip Code]                          [City, State Zip Code]

     The Board of Directors of each company believes that a merger is advisable and in your best interests and unanimously recommends that you vote for the proposals relating to the merger at your meeting.

     Whether or not you plan to attend the meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card the effect will be a vote against the merger.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER OR THE NOI COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated                     , 2000
and is first being mailed to stockholders of NOI and IRI on or about
            , 2000.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................         6
PROSPECTUS SUMMARY..........................................         9
SELECTED FINANCIAL DATA OF NOI..............................        13
SELECTED FINANCIAL DATA OF IRI..............................        14
SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA..................        15
COMPARATIVE PER SHARE INFORMATION...........................        16
RISK FACTORS................................................        17
Risks Relating to the Merger................................        17
Risks Relating to NOI.......................................        17
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.............        20
STOCKHOLDER MEETINGS........................................        21
Times and Places; Purposes..................................        21
Record Date; Voting Rights; Votes Required for Approval.....        21
Proxies.....................................................        22
THE MERGER..................................................        23
Structure of the Merger.....................................        23
Merger Consideration........................................        23
No Fractional Shares........................................        23
Effective Time of the Merger................................        23
Background of the Merger....................................        23
Recommendation of the NOI Board of Directors; NOI's Reasons
  for the Merger............................................        24
Recommendation of the IRI Board of Directors; IRI's Reasons
  for the Merger............................................        25
Opinions of Financial Advisors..............................        26
Stockholder Agreements......................................        38
Registration Rights Agreement...............................        38
Certain Material United States Federal Income Tax
  Consequences of The Merger................................        39
Stock Options...............................................        40
Accounting Treatment........................................        41
Resales of NOI Common Stock.................................        41
INTERESTS OF IRI DIRECTORS AND EXECUTIVE OFFICERS IN THE
  MERGER....................................................        42
Interests of IRI Management in the Management of NOI after
  the Merger................................................        42
Registration Rights Granted to Certain IRI Stockholders.....        42
Indemnification and Insurance...............................        42
Employment Agreements.......................................        42
Noncompete Agreement........................................        43
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................        44
Market Price Data...........................................        44
Dividend Policies...........................................        45
THE MERGER AGREEMENT........................................        45
Conversion of Shares........................................        45
Exchange of Stock Certificates..............................        45
Representations and Warranties..............................        45
Material Covenants..........................................        46
Conditions to Obligations to Effect the Merger..............        49
Additional Conditions to Obligations of NOI.................        49
Additional Conditions to Obligations of IRI.................        50
Termination; Termination Fees and Expenses..................        50
Amendment and Waiver........................................        52
COMPARISON OF THE RIGHTS OF THE HOLDERS OF IRI COMMON STOCK
  AND NOI COMMON STOCK......................................        52
Stockholder Action..........................................        52

Special Stockholders' Meetings..........................................................................         52
Number and Election of Directors........................................................................         53
Removal of Directors....................................................................................         53
Vacancies...............................................................................................         53
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.......................................................         54
BUSINESS OF NATIONAL OILWELL............................................................................         60
BUSINESS OF IRI INTERNATIONAL...........................................................................         61
APPROVAL OF THE RESTATED CERTIFICATE OF INCORPORATION OF NOI............................................         62
LEGAL MATTERS...........................................................................................         63
EXPERTS.................................................................................................         63
WHERE YOU CAN FIND MORE INFORMATION.....................................................................         63
APPENDIX I -- AGREEMENT OF MERGER.......................................................................      I - 1
APPENDIX II -- OPINION OF MERRILL LYNCH & CO............................................................     II - 1
APPENDIX III -- OPINION OF LEHMAN BROTHERS INCORPORATED.................................................    III - 1
APPENDIX IV -- PROPOSED RESTATED CERTIFICATE OF INCORPORATION OF NOI....................................     IV - 1

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NOI AND IRI THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. STOCKHOLDERS MAY OBTAIN THIS INFORMATION FROM THE APPROPRIATE COMPANY WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

National-Oilwell, Inc.                                 IRI International Corporation
10000 Richmond Avenue                                  Wells Fargo Plaza
4th Floor                                              1000 Louisiana, Suite 5900
Houston, Texas 77042-4200                              Houston, Texas 77002
Attention: Gay Mather, Director of Communications      Attention: Robert L. Hargrave,
Telephone Number: (713) 346-7775                       Chief Financial Officer
                                                       Telephone Number: (713) 868-8847

     If you would like to request documents from NOI or IRI, please do so by
            , 2000, so that you may receive them before the stockholder meetings. If you request any incorporated documents, we will mail them to you by first class mail or other equally prompt means as soon as practicable after we receive your request. Incorporated documents can also be obtained by accessing the SEC's website at www.sec.gov.

     NOI has supplied all information contained in this document relating to NOI, and IRI has supplied all of the information relating to IRI.

     NOI and IRI have not authorized anyone to give you any information or to make any representations about the merger and other transactions discussed in this document other than those contained herein. If you are given any information or representations about these matters that is not discussed in this document, you must not rely on that information.

     This document is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom it would be unlawful to offer or sell securities under applicable law.

     The delivery of this document or the common stock of NOI offered by this document does not, under any circumstances, mean that there has not been a change in the affairs of NOI or IRI since the date of this document. It also does not mean that information in this document is correct after this date.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY DO NOI AND IRI WANT TO MERGE?

A. The merger will provide a strategic and complementary fit with the existing businesses of NOI and IRI. NOI's drilling equipment business has largely focused on the deep land and offshore markets, while IRI has concentrated on mobile well servicing and drilling rigs. We believe that the merger of NOI and IRI will achieve significant combination benefits as we integrate the best manufacturing, sales and service operations of the combined companies.

     For more detailed reasons for the merger, see pages      through
               .

Q: WHY ARE THE NOI BOARD OF DIRECTORS AND THE IRI BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR ADOPTION OF THE MERGER AGREEMENT?

A. In reaching a decision to approve the merger agreement, the merger and to recommend adoption of the merger agreement by stockholders, the respective boards of directors of NOI and IRI consulted with its management, as well as financial and legal advisors, and considered the terms of the proposed merger agreement. In addition, the NOI Board of Directors considered each
     of the items set forth on pages   to           , and the IRI Board of
     Directors considered each of the items set forth on pages   to           .
     Based on those consultations and considerations, the NOI Board of Directors and the IRI Board of Directors each unanimously approved the merger agreement and the merger, and believe that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, NOI and IRI and their respective stockholders.

Q:   WHAT WILL IRI COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A. The merger will result in the exchange of each outstanding share of IRI common stock for 0.3385 shares of NOI common stock. IRI stockholders will not receive any fractional shares. Instead, they will receive cash in an amount equal to the closing price of a share of NOI common stock on the last trading day before the merger multiplied by the appropriate fraction.

Q:   WILL NOI STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A. No. NOI stockholders will continue to hold the NOI shares they own at the time of the merger.

Q:   WHAT IF THE MERGER IS NOT COMPLETED?

A. If the merger is not completed, IRI will continue to operate as an independent company. IRI may be required to pay a termination fee under the merger agreement if the merger is not completed for certain reasons.

Q:   WHERE CAN I GET INFORMATION REGARDING NOI, IRI AND THE MERGER?

A. We urge you to read and consider the information contained in this joint proxy statement/prospectus, including its appendices. You also may want to review the documents referenced under "Where You Can Find More Information."

Q:   WILL THE MERGER DILUTE THE OWNERSHIP OF NOI STOCKHOLDERS?

A. Yes. The issuance of shares of NOI common stock to IRI stockholders will result in existing NOI stockholders owning a reduced percentage of a larger corporation. Immediately after the merger, the former stockholders of IRI will hold approximately 16.9% of the outstanding NOI common stock. This is based on the number of shares of NOI and IRI common stock outstanding on May 1, 2000.

Q:   WHO WILL MANAGE NOI AFTER THE MERGER?

A. At the effective time of the merger, the NOI Board of Directors will be expanded from 8 to 9 directors to include Hushang Ansary, the current Chairman and Chief Executive Officer of IRI, or, if Mr. Ansary is unable or unwilling to serve, another person designated by IRI reasonably acceptable to NOI.

Q:   WHO MAY VOTE AT THE MEETING?

A. All NOI stockholders of record as of the close of business on May 1, 2000 may vote at the NOI annual meeting. If you are an NOI stockholder, you are entitled to one vote per share of NOI common stock that you own on the record date, or one vote per exchangeable share of Dreco that you own.

     All IRI stockholders of record as of the close of business on May 1, 2000 may vote at the IRI special meeting. If you are an IRI stockholder, you are entitled to one vote per share of IRI common stock that you own on the record date.

Q:   WHAT AM I BEING ASKED TO VOTE UPON IN CONNECTION WITH THE MERGER?

A. If you are an IRI stockholder, you are being asked to vote for the approval and adoption of the merger agreement.

     If you are an NOI stockholder, you are being asked to vote for the approval and adoption of the merger agreement and the adoption of a restated certificate of incorporation that includes an amendment to increase the number of authorized shares of NOI common stock.

Q:   WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A. Holders of a majority of the outstanding shares of NOI common stock must approve the merger agreement and NOI's restated certificate of incorporation. NOI stockholders who held 15.90% of the voting power of the outstanding shares of NOI common stock as of May 1, 2000 agreed with IRI to vote their shares of NOI common stock in favor of the NOI merger proposals so long as the NOI Board of Directors is recommending that NOI stockholders vote in favor of the NOI merger proposals.

     Holders of a majority of the outstanding shares of IRI common stock must approve the merger agreement. IRI stockholders who held 50.16% of the voting power of the outstanding shares of IRI common stock as of May 1, 2000 have agreed with NOI to vote their shares of IRI common stock in favor of the approval and adoption of the merger agreement so long as the IRI Board of Directors is recommending that the IRI stockholders vote in favor of the merger agreement.

Q:   WHAT DO I NEED TO DO NOW?

A. After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage prepaid return envelope as soon as possible so that the proxyholder may vote your shares at your stockholder meeting.

Q:   WHEN ARE THE STOCKHOLDER MEETINGS?

A.   The special meeting for NOI stockholders will take place on             ,
     2000, and the special meeting for IRI stockholders will take place on
                 , 2000.

Q:   HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you are an NOI common stockholder or an IRI common stockholder and you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals submitted at your stockholder meeting. If you are a Dreco exchangeable shareholder and you sign and send in your proxy card and do not indicate how you want to vote, your shares will not be voted.

Q:   WHAT WILL BE THE EFFECT IF I DO NOT VOTE ON THE MERGER PROPOSALS?

A. If you abstain from voting or do not vote your shares by proxy or in person, it will have the same effect as a vote against adoption of the merger proposals.

Q:   CAN I VOTE MY SHARES IN PERSON?

A. Yes. If you hold your shares as the record holder and not in street name, you may attend your stockholder meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares on the merger proposals only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. If you do not instruct your broker, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger proposals.

Q:   CAN I REVOKE MY PROXY AND CHANGE MY VOTE?

A. Yes. You may change your vote in one of three ways at any time before your proxy is voted at the special meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new, later dated proxy. Third, you may attend the special meeting and vote in person.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After we complete the merger, we will send IRI stockholders written instructions on how to exchange their stock certificates. NOI stockholders will retain their stock certificates after the merger.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A. We currently expect to complete the merger during the second calendar quarter of 2000 if we obtain the required stockholder approvals at the stockholder meetings and satisfy certain additional conditions. One of the conditions is the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on May 3, 2000. However, subject to certain exceptions, either NOI or IRI can terminate the merger agreement if we do not complete the merger by September 1, 2000.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO IRI AND NOI STOCKHOLDERS?

A. The exchange of shares by IRI stockholders will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of NOI common stock. The merger will have no tax consequences to NOI stockholders. A summary of the material federal income tax consequences of the merger is included in the section "The Merger -- Certain U.S. Federal
     Income Tax Consequences" on page   .

Q:   AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A. No. Neither NOI stockholders nor IRI stockholders will have appraisal rights.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have more questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

      National-Oilwell, Inc.:
      10000 Richmond Avenue
      4th Floor
      Houston, Texas 77042-4200
      Attention: Gay Mather, Director of Communications
      Telephone Number: (713) 346-7775

      IRI International Corporation:
      Wells Fargo Plaza
      1000 Louisiana, Suite 5900
      Houston, Texas 77002
      Attention: Robert L. Hargrave,
      Chief Financial Officer
      Telephone Number: (713) 868-8847

                               PROSPECTUS SUMMARY

     This summary highlights selected information about NOI, IRI and the merger. It does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/ prospectus and the documents attached as appendices. In addition, we incorporate by reference important business and financial information about NOI and IRI into this joint proxy statement/prospectus. You may obtain the information incorporated by reference without charge by following the
instructions in the section "Where You Can Find More Information" on page   . We
have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE PARTIES TO THE MERGER

NATIONAL-OILWELL, INC. (PAGE   )
10000 Richmond Avenue, 4th Floor
Houston, Texas 77042
(713) 346-7500

     NOI is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

     NOI was incorporated in Delaware in 1995.

IRI INTERNATIONAL CORPORATION (PAGE   )
Wells Fargo Plaza
1000 Louisiana, Suite 5900
Houston, Texas 77002
(713) 651-8002

     IRI is one of the world's largest manufacturers of land-based drilling and well-servicing rigs and rig components for use in the global oil and gas industry.

     The predecessor company to IRI was incorporated in Delaware in 1985.

REASONS FOR THE MERGER (PAGE   )

     The boards of directors of NOI and IRI believe that the respective businesses of NOI and IRI provide a strategic and complementary fit and that there will be significant combination benefits as the best manufacturing, sales and service operations of the two companies are combined.

     To review the background and reasons for the merger in greater detail, see
pages   through      . To review the risks relating to the merger, see pages
through      .

STRUCTURE OF THE MERGER

     If we complete the merger, IRI will merge with a subsidiary of NOI and will become a wholly-owned subsidiary of NOI. The merger is subject to conditions and rights of termination described in this document and in the merger agreement. We have attached the merger agreement as Appendix I to this joint proxy statement/prospectus. It is the legal document governing the merger. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT.

WHAT IRI STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGE   )

     If we complete the merger, each IRI stockholder will receive 0.3385 shares of NOI common stock for each share of IRI common stock owned by that IRI stockholder. We sometimes refer to this number of shares as the exchange ratio. NOI will not issue any fractional shares. Instead, each IRI stockholder will receive cash in lieu of any fractional share of NOI common stock they would have otherwise been entitled to receive.

     Example:

     - If an IRI stockholder currently owns 100 shares of IRI common stock, he will receive 33 shares of NOI common stock, and a check for the market value of the 0.85 fractional share.

     In addition, each outstanding IRI option will be converted into an option to purchase 0.3385 shares of NOI common stock for each IRI share subject to the option.

DETERMINATIONS OF BOARD OF DIRECTORS AND RECOMMENDATIONS TO STOCKHOLDERS (PAGE
  )

     NOI. The NOI Board of Directors has unanimously approved the merger, the merger agreement and NOI's restated certificate of incorporation that increases the number of shares of common stock from 75,000,000 to 150,000,000 shares. The NOI Board of Directors recommends that the NOI stockholders vote FOR the proposals to approve and adopt the merger agreement and the restated certificate of incorporation.

     IRI. The IRI Board of Directors has unanimously approved the merger and the merger agreement and believes that it is in the best interests of the IRI stockholders to merge with NOI. The IRI Board of Directors recommends that the IRI stockholders vote FOR the proposal to approve and adopt the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGE   )

     In deciding to approve the merger, we considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view to NOI and to the IRI stockholders as of the date of these opinions. NOI received an opinion from Merrill Lynch & Co. and IRI received an opinion from Lehman Brothers Incorporated. Each of these opinions describes the bases and assumptions on which it was rendered. The opinions are attached as Appendix II and Appendix III to this joint proxy statement/prospectus. We encourage you to read and consider these opinions.

THE MEETINGS (PAGE   )

     The special meeting of the NOI stockholders will be held at           , on
          , 2000, at           , local time.

     At the NOI meeting, holders of NOI common stock and Dreco exchangeable shares will consider and vote upon the NOI merger proposals. Approval of the merger proposals requires the approval of the majority of the outstanding shares of NOI common stock. The outstanding shares of NOI common stock include the exchangeable shares issued in connection with NOI's acquisition of Dreco.

     The special meeting of the IRI stockholders will be held at           , on
          , 2000, at           , local time.

     At the IRI meeting, holders of IRI common stock will consider and vote upon the IRI merger agreement and the merger. Approval of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of IRI common stock.

FEDERAL INCOME TAX CONSIDERATIONS (PAGE   )

     A condition of the merger is that each of NOI and IRI receive an opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. This treatment means that the merger will be tax-free to the IRI stockholders except to the extent of any cash received in lieu of fractional shares of NOI common stock.

     You should consult your tax advisor for a full understanding of the tax consequences of the merger applicable to you.

ACCOUNTING TREATMENT (PAGE   )

     NOI and IRI intend for the merger to be accounted for as a pooling-of-interests. This means that NOI will restate its consolidated financial statements for prior periods at the effective time of the merger to include the assets, liabilities, stockholders' equity and results of operations of IRI as if IRI had always been a wholly-owned subsidiary of NOI.

CONDITIONS TO THE MERGER (PAGE   )

     We will complete the merger only if NOI and IRI satisfy, or in some cases, waive, several conditions in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (PAGE   )

     The boards of directors of both NOI and IRI can agree to terminate the merger agreement at any time. Either company can terminate if, among other things:

     - the merger is not consummated on or before September 1, 2000;

     - a governmental authority permanently prohibits the merger;

     - by either party upon the other party's breach of any obligation, representation or warranty under the agreement which would result in a material adverse effect;

     - after the occurrence of changes or events that individually or in the aggregate have or are reasonably expected to have a material adverse effect on the other party; or

     - if the stockholders of either party shall not approve the merger proposals.

     IRI has the right to terminate the merger agreement if the NOI Board of Directors modifies in any adverse manner its approval or recommendation of the merger agreement.

     IRI also has the right to terminate the merger agreement prior to obtaining stockholder approval if the IRI Board of Directors accepts an IRI Superior
Proposal (as defined on page   of this joint proxy statement/prospectus), and
pays to NOI a termination fee of $15,000,000.

     Additionally, NOI has the right to terminate the merger agreement if the IRI Board of Directors withdraws its approval of the merger or if IRI breaches its non-solicitation obligations under the merger agreement. If IRI, in either such case, enters into an agreement with respect to, or completes, an IRI
acquisition proposal (as defined on page   of this joint proxy
statement/prospectus) within one year, IRI must pay to NOI a fee of $15,000,000.

STOCK EXCHANGE LISTING OF NOI COMMON STOCK (PAGE   )

     It is a condition to the completion of the merger that NOI common stock issued to IRI stockholders in the merger be authorized for listing on the NYSE.

DELISTING AND DEREGISTRATION OF IRI COMMON STOCK (PAGE   )

     If the merger is completed, IRI common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended.

ABSENCE OF APPRAISAL RIGHTS (PAGE   )

     IRI common stock is listed on the New York Stock Exchange, and the NOI common stock to be received by the IRI stockholders will be listed on the New York Stock Exchange. As a result, IRI stockholders and NOI stockholders will not be entitled to appraisal rights under Delaware law.

INTERESTS OF IRI DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE   )

     IRI stockholders should note that certain members of senior management or directors who are also stockholders of IRI have interests in the merger that are in addition to those of IRI stockholders. Those interests include becoming a director of NOI, the grant of certain registration rights, being entitled to the continuation of certain indemnification provisions and being entitled to certain benefits under employment agreements.

                         SELECTED FINANCIAL DATA OF NOI

     The following table sets forth summary historical financial data of NOI derived from the financial statements incorporated by reference in this joint proxy statement/prospectus. Data for all periods shown below is restated to combine the results of Dupre Supply Company and Dupre International Inc. pursuant to pooling-of-interests accounting. As a result of the differing year ends of NOI and Dreco Energy Services Ltd. prior to the combination of the companies, the balance sheets and results of operations for dissimilar year ends have been combined pursuant to pooling-of-interests accounting. NOI's results of operations for the year ended December 31, 1997 include Dreco's results of operations for the six months ended May 31, 1997 and the six months ended December 31, 1997. Data for the year ended December 31, 1996 includes the operations of Dreco for the twelve months ended and as of November 30, 1996. Data for the year ended August 31, 1995 reflect the operations of Dreco and Dupre only, as NOI did not exist for pooling purposes prior to January 1, 1996.

                                                                                           YEAR
                                                   YEAR ENDED DECEMBER 31,                 ENDED
                                        ---------------------------------------------   AUGUST 31,
                                          1999        1998       1997(2)     1996(3)      1995(1)
                                        --------   ----------   ----------   --------   -----------
                                         (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                                                                        (UNAUDITED)
OPERATING DATA:
  Revenues                              $745,215   $1,271,914   $1,097,406   $822,443    $129,634
  Operating income (loss)(4)..........    21,901      122,512       91,786     30,534      11,023
  Income (loss) before taxes and
     extraordinary loss(5)............     4,518      109,356       86,145     19,428      13,045
  Income (loss) before extraordinary
     loss(5)..........................     1,520       68,954       54,827     12,695       8,493
  Net income (loss)...................     1,520       68,954       54,204      8,695       8,493
  Income (loss) per share before
     extraordinary loss(5)
     Basic............................      0.03         1.26         1.03       0.30        0.60
     Diluted..........................      0.03         1.26         1.02       0.30        0.59
  Net income (loss) per share
     Basic............................      0.03         1.26         1.02       0.20        0.60
     Diluted..........................      0.03         1.26         1.01       0.20        0.59
OTHER DATA:
  Depreciation and amortization.......    23,244       20,598       15,443      9,219       4,907
  Capital expenditures................    15,369       29,241       34,783     15,796       6,666
BALANCE SHEET DATA:
  Working capital.....................   302,166      364,130      255,610    171,608      35,090
  Total assets........................   782,311      855,888      602,993    376,523      87,208
  Long-term debt......................   196,007      221,198       61,719     39,302       2,183
  Stockholders' equity................   395,075      393,299      284,208    173,099      51,584

---------------

(1) Data for the year ended August 31, 1995 reflect the operations of Dreco and Dupre only, as the operations of NOI were acquired from a predecessor partnership as of January 1, 1996 and, in accordance with generally accepted accounting principles, cannot be combined prior to that date. Data for Dupre is as of December 31, 1995.

(2) In order to conform Dreco's fiscal year end to match NOI's year end, the results of operations for the month of June 1997 have been included directly in stockholders' equity. Dreco's revenues and net income were $13.4 million and $0.9 million for the month of June 1997.

(3) In order to conform Dreco's fiscal year end to NOI's December 31 year end, the results of operations for the period from September 1, 1995 through November 30, 1995 have been included directly in stockholders' equity. Dreco's revenues and net income were $33.4 million and $3.2 million for such period.

(4) In December 1998, NOI recorded a $16,400,000 charge related to personnel reductions and facility closures and a $5,600,000 charge related to the writedown to the lower of cost or market of certain tubular inventories. In September 1997, NOI recorded a $10,600,000 charge related to merger expenses incurred in connection with the combination with Dreco. In October 1996, NOI recorded $16,611,000 in charges related to the cancellation of management agreements and expenses related to special incentive plans that terminated upon the occurrence of the initial public offering of its common stock.

(5) NOI recorded extraordinary losses in September 1997 of $623,000 (net of $376,000 income tax benefit) and in October 1996 of $4,000,000 (net of $2,400,000 income tax benefit) due to the write-offs of deferred debt issuance costs.

                         SELECTED FINANCIAL DATA OF IRI

     The following table sets forth selected historical financial information for IRI. The information presented for the years ended December 31, 1999, 1998 and 1997, and the year ended March 31, 1996, as well as the nine month period ended December 31, 1996, is derived from IRI's audited consolidated financial statements. The information for the nine month period ended December 31, 1995 is derived from IRI's unaudited consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of IRI, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus.

                                                                   NINE MONTHS ENDED       YEAR
                                   YEAR ENDED DECEMBER 31,           DECEMBER 31,          ENDED
                                ------------------------------   ---------------------   MARCH 31,
                                  1999       1998     1997(1)     1996        1995         1996
                                --------   --------   --------   -------   -----------   ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                           (UNAUDITED)
OPERATING DATA:
  Revenues....................  $ 92,190   $175,045   $185,366   $62,298     $39,141      $52,506
  Operating income (loss).....   (20,576)    17,303     22,619     9,110       4,926        7,639
  Income (loss) before
     extraordinary item.......   (10,905)    12,382     12,535     8,377       5,136        7,963
  Extraordinary charge on
     early extinguishment of
     debt, net of tax
     benefit..................        --         --     (1,512)       --          --           --
  Net income (loss)...........   (10,905)    12,382     11,023     8,377       5,136        7,963
  Weighted average shares
     outstanding -- basic and
     diluted..................    39,900     39,900     31,275    30,000      30,000       30,000
  Income (loss) per common
     share -- basic and
     diluted..................  $  (0.27)  $   0.31   $   0.35   $  0.28     $  0.17      $  0.27

                                                            DECEMBER 31,
                                                ------------------------------------   MARCH 31,
                                                 1999      1998      1997      1996      1996
                                                -------   -------   -------   ------   ---------
BALANCE SHEET DATA:
  Working capital.............................  149,849   164,246   161,890   38,658    35,461
  Total assets................................  217,093   239,166   251,074   58,671    46,631
  Long-term debt and obligation under capital
     lease less current installments..........       --       319       586      522        --
  Stockholders' equity........................  201,300   210,259   198,406   24,903    16,526

---------------

(1) IRI acquired the business and operations of the Downhole Products Division on March 31, 1997 and Cardwell International, Ltd. on April 17, 1997.

(2) Amortization of negative goodwill decreased cost of goods sold in all periods. Negative goodwill was fully amortized as of September 30, 1999. See Notes to IRI's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview"

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following summary unaudited pro forma financial data has been derived from and should be read with the Unaudited Pro Forma Combined Financial
Statements and related notes on pages   through      . This information is based
on the historical consolidated balance sheets and related historical consolidated statements of income of NOI and IRI giving effect to the merger using the pooling-of-interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they actually been combined. You should not rely on the summary unaudited pro forma financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                  YEARS ENDED DECEMBER 31,
                                                            -------------------------------------
                                                              1999         1998          1997
                                                            ---------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
  Revenue.................................................  $837,405..  $1,446,959    $1,282,772
  Net income (loss) from continuing operations............    (9,385)       81,336        67,362
  Net income (loss) per share from continuing operations
     Basic................................................  $  (0.13)   $     1.19    $     1.06
                                                            ========    ==========    ==========
     Diluted..............................................  $  (0.13)   $     1.19    $     1.05
                                                            ========    ==========    ==========
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents...............................  $ 49,777
  Working capital.........................................   442,435
  Total assets............................................   989,634
  Long-term debt..........................................   196,007
  Total stockholders' equity..............................   586,605

                       COMPARATIVE PER SHARE INFORMATION

     NOI's common stock is listed on the New York Stock Exchange. On March 15, 2000, the last full trading day on the NYSE prior to the public announcement of the proposed merger, NOI's common stock closed at $23.75 per share. On May 4, 2000, NOI's common stock closed at $24.94 per share.

     IRI's common stock is listed on the New York Stock Exchange. On March 15, 2000, the last full trading day on the NYSE prior to the public announcement of the proposed merger, IRI's common stock closed at $5.75 per share. On May 4, 2000, IRI's common stock closed at $8.31 per share.

     We have set forth below consolidated net income (loss) and book value per share data of NOI and IRI on an historic basis for NOI, on a pro forma basis giving effect to the acquisition of IRI and on a pro forma basis per IRI equivalent share. The IRI equivalent share pro forma data was computed by multiplying the NOI pro forma combined information by 0.3385, the exchange ratio in the merger.

     The net income (loss) per share is computed on the basis of weighted average shares outstanding. Fully diluted net income per share is not presented because common stock equivalents did not result in material dilution and had no dilutive effect.

     You should read the information set forth below in conjunction with the audited consolidated financial statements of NOI and IRI incorporated by reference in this joint proxy statement/prospectus and the Unaudited Pro Forma Financial Information contained elsewhere in this Prospectus.

                                                               NOI                       IRI
                                                      ----------------------   -----------------------
                                                                                            EQUIVALENT
                                                      HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                                      ----------   ---------   ----------   ----------
INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS
  PER DILUTED SHARE:
Year Ended December 31,
  1999..............................................    $0.03       $(0.13)      $(0.27)      $(0.04)
  1998..............................................     1.26         1.19         0.31         0.40
  1997..............................................     1.02         1.05         0.40         0.36
BOOK VALUE PER SHARE:
December 31, 1999...................................     6.79         8.12         5.05         2.75

                                  RISK FACTORS

     In making your determination as to how to vote on the merger proposals, you should consider the following factors:

RISKS RELATING TO THE MERGER

  NOI may not be able to integrate the operations of IRI and realize the potential benefits of the merger

     Integration of the operations of NOI and IRI will present significant challenges. The integration of managers from each company will result in changes affecting employees and the operations of both companies. Differences in management approach and corporate culture may strain employee relations. The success of the merger will also depend on the ability of NOI and IRI to integrate business strategies. If NOI and IRI are not able to integrate their respective operations successfully, NOI may not achieve the anticipated financial benefits of the merger.

  The exchange ratio for NOI common stock to be received in the merger is fixed and will not be adjusted in the event of any change in stock price

     Upon completion of the merger, each share of IRI common stock will be exchanged for 0.3385 shares of NOI common stock. This conversion number is fixed and will not be adjusted as a result of any change in the price of NOI common stock. Any change in the price of NOI common stock will affect the value of the consideration that IRI stockholders receive in the merger. Because the merger will be completed only after all the conditions to the merger are satisfied or waived, there is no way to be sure that the price of NOI common stock on the date of the NOI and the IRI stockholder meetings will be the same as its price at the time the merger is completed. The price of NOI common stock at the time that the merger is completed may be higher or lower than its price on the date of this document or the date of the NOI and IRI stockholders meetings. You are encouraged to obtain current market quotations for NOI.

  NOI stockholders will be diluted by the merger

     The merger will dilute the ownership position of the present stockholders of NOI. Based on the number of shares of IRI common stock outstanding as of May 1, 2000, NOI will issue to IRI stockholders approximately 13,506,150 shares of NOI common stock in the merger. As a result, IRI stockholders will hold approximately 16.9% of the NOI common stock outstanding after the completion of the merger, based on the common stock of NOI and IRI outstanding as of May 1, 2000.

  Loss of pooling-of-interests accounting treatment for the merger would harm the financial results of the merger

     If the merger does not qualify for pooling-of-interests accounting treatment for financial reporting purposes, the future reported earnings of NOI would be harmed because NOI will be required to record and amortize goodwill and other intangible assets resulting from the merger. Such accounting treatment will have the effect of reducing operating income, which may harm the trading price of NOI common stock.

RISKS RELATING TO NOI

  NOI Depends on the Oil and Gas Industry

     NOI is very dependent upon the oil and gas industry and its willingness to explore for and produce oil and gas. The industry's willingness to explore and produce depends upon the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

     - level of production from known reserves;

     - cost of producing oil and gas;

     - level of drilling activity;

     - worldwide economic activity;

     - national government political requirements;

     - development of alternate energy sources; and

     - environmental regulation.

If there is a significant reduction in demand for drilling services, in cash flows of drilling contractors or production companies or in drilling or well servicing rig utilization rates, then demand for NOI's products will drop.

  Oil and Gas Prices Are Volatile

     Oil and gas prices have been volatile over the last ten years, ranging from $10-$40 per barrel. Oil prices were low in 1998, generally ranging from $11 to $16 per barrel. In 1999 oil prices recovered to more normal historical levels and have generally been in the $25-$30 per barrel range thus far in 2000. Spot gas prices have also been volatile over the last ten years, ranging from less than $1.00 per mcf of gas to above $3.00. Gas prices were moderate in 1998 and 1999 generally ranging from $1.80 to $2.50 per mcf. Gas prices thus far in 2000 have remained around $2.50 to $3.00 per mcf.

     These price changes have caused many shifts in the strategies and expenditure levels of oil and gas companies and drilling contractors, particularly with respect to decisions to purchase major capital equipment of the type that NOI manufactures. In the second half of 1998, lower oil prices slowed production and new drilling, particularly in areas where the per barrel cost of production is high. This slowdown quickly affected NOI's distribution business and subsequently negatively impacted its Products and Technology segment. While oil and gas commodity prices have been higher in 1999 and early 2000, this may not have a positive impact on the businesses of NOI. NOI cannot predict future oil and gas prices or the effect prices will have on exploration and production levels.

  NOI's Industry Is Highly Competitive

     The oil field products and services industry is highly competitive. The following competitive actions can each affect the revenues and earnings of NOI:

     - price changes;

     - new product and technology introductions; and

     - improvements in availability and delivery.

     NOI competes with many companies. Some of these companies may possess greater financial resources than NOI or offer certain products that NOI does not have.

  NOI Faces Potential Product Liability and Warranty Claims

     Customers use some of NOI's products in potentially hazardous drilling, completion and production applications that can cause:

     - injury or loss of life;

     - damage to property, equipment or the environment; and

     - suspension of operations.

     NOI has what it believes to be the amounts and types of insurance coverage which are consistent with normal industry practice. However, NOI's insurance does not protect it against all liabilities. NOI cannot guarantee that its insurance will be adequate to cover all liabilities NOI may incur. NOI also cannot assure that it will be able to maintain its insurance in the future at levels it thinks are necessary and at rates it considers reasonable. In addition, particular types of insurance coverage may not be available in the future.

     NOI may be named as a defendant in product liability or other lawsuits asserting potentially large claims if an accident occurs at a location where its equipment and services have been used. NOI is currently party to legal and administrative proceedings. NOI cannot predict the outcome of these proceedings, nor the effects any negative outcomes may have on it.

  Foreign and Domestic Political Developments and Governmental Regulations Can Affect NOI

     Many aspects of NOI's operations are affected by political developments, including restrictions on the ability to do business in various foreign jurisdictions. NOI is also subject to foreign and domestic government regulations, such as regulations relating to oil field operations, worker safety and environmental protection.

     In addition, NOI depends on demand for its products and services from the oil and gas industry, and is therefore affected by any changes in laws and regulations that affect the oil and gas industry. If laws or regulations are adopted which hinder exploration for or production of oil and gas, NOI's operations could suffer. NOI cannot predict the extent to which its future operations may be affected by political developments, new legislation or new regulations.

  Environmental Regulations Can Affect NOI

     Many foreign, federal, state, provincial and local environmental laws and regulations affect the operations of NOI, as well as the operations of our customers. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws and regulations may sanction NOI for damages to natural resources or threats to public health and safety. These laws can also make NOI liable for the actions of others, or for our prior acts that were legal at the time.

     Violations of laws or regulations may result in any one or more of the following:

     - revocation of permits;

     - corrective action orders;

     - administrative or civil penalties; or

     - criminal prosecution.

     Certain environmental laws may subject NOI to joint and several liability for spills or releases of hazardous substances. This means that NOI could be forced to pay an entire judgment even in a case in which it was only partially responsible for the damage. NOI could also be sued for personal injuries or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

  Instability of Foreign Markets Could Have a Negative Impact on the Revenues of NOI

     Some of the revenues of NOI depend upon customers in the Middle East, Africa, Southeast Asia, South America and other international markets. These revenues are subject to risks of instability of foreign economies and governments. NOI's sales can be affected by laws and regulations limiting exports to particular countries and sometimes export laws and regulations of one jurisdiction contradict those of another.

     NOI is exposed to the risks of changes in exchange rates between the U.S. dollar and foreign currencies. NOI does not currently engage in or plan to engage in any significant hedging or currency trading transactions designed to compensate for adverse currency fluctuations.

  NOI May Not Be Able to Successfully Manage Its Growth

     NOI acquired three companies in 1997, five in 1998, three in 1999 and two in the first quarter of 2000. NOI also intends to acquire additional companies in the future, whenever feasible. NOI cannot predict whether suitable acquisition candidates will be available on reasonable terms. Further, NOI may not have access to adequate funds to complete any desired acquisitions. Once acquired, NOI cannot guarantee that it will successfully integrate the operations of the acquired companies.

     Combining organizations could interrupt the activities of some or all of the businesses of NOI, and have a negative impact on operations. Recent acquisitions and recent growth in revenues have placed significant demands on NOI to do the following:

     - improve the combined entity's operational, financial and management information systems;

     - develop further the management skills of NOI's managers and supervisors; and

     - continue to train, motivate and effectively manage NOI's employees.

     If NOI fails to effectively manage its growth, its results could suffer.

  NOI Has Debt

     In 1998 NOI issued 6 7/8% senior notes due July 1, 2005. As a result of this issuance, NOI has become more leveraged. As of December 31, 1999, NOI had a total of $196.0 million of debt, and a total of $395.1 million of stockholders' equity. NOI's leverage requires it to use some of its cash flow from operations for payment of interest on its debt. NOI's leverage may also make it more difficult to obtain additional financing in the future. Further, NOI's leverage could make it more vulnerable to economic downturns and competitive pressures.

  Potential Future Sale of Shares of NOI Could Affect Its Market Price

     Future sales of shares of NOI by stockholders or option holders could have a negative effect on the market price of NOI stock. At May 1, 2000, NOI had issued outstanding options to purchase a total of 2,504,124 of its shares at prices ranging from $5.62 to $28.81 per share.

     First Reserve Corporation and certain other stockholders currently have specific registration rights with regard to the sale of their shares. If the merger is completed, certain IRI stockholders will receive registration rights with regard to approximately 7,352,000 shares of NOI common stock and First Reserve will receive similar rights with respect to 10,174,334 shares in exchange for their existing registration rights. See "The Merger -- Registration Rights Agreement."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this joint proxy statement/prospectus contains, or has incorporated by reference, forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including changes in oil and gas prices, customer demand for our products and worldwide economic activity. You should also consider carefully the statements under "Risk Factors" which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We disclaim any obligation or intent to update any such factors or forward-looking statement to reflect future events or developments.

                              STOCKHOLDER MEETINGS

     NOI will hold a special meeting of its stockholders. IRI will also hold a special meeting of its stockholders. Our boards of directors are providing you with this joint proxy statement/prospectus in order to solicit your proxy for use at the meetings.

TIMES AND PLACES; PURPOSES

     NOI Special Meeting. NOI will hold its special meeting at           on
          ,      , starting at      a.m., local time. At the NOI meeting, the
stockholders of NOI will consider and vote upon:

     - the merger agreement;

     - the restated certificate of incorporation of NOI that includes an amendment increasing the number of authorized shares of common stock from 75,000,000 to 150,000,000; and

     - such other matters as may properly come before the NOI meeting.

     IRI Special Meeting. IRI will hold a special meeting of its stockholders at
the offices of           , on           , 2000, starting at      a.m., local
time. At the IRI meeting, the holders of outstanding shares of IRI common stock, will consider and vote upon:

     - the merger agreement; and

     - such other matters as may properly come before the IRI meeting.

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     NOI. The NOI board has set the close of business on May 1, 2000 as the NOI record date. Only holders of record of shares of NOI common stock and of Dreco Energy Services Ltd. exchangeable shares on May 1, 2000 are entitled to notice of and to vote at the NOI special meeting. On the NOI record date, there were 66,351,790 shares outstanding and entitled to vote at the NOI meeting. These consisted of 64,149,206 shares of NOI common stock and 2,202,584 exchangeable shares. These shares were held by approximately 550 stockholders of record.

     The exchangeable shares were issued in connection with the combination of NOI and Dreco. The exchangeable shares are designed to have economic rights equivalent to NOI common stock and they can be exchanged on a one-for-one basis into NOI common stock. Exchangeable shareholders may vote at their meeting by instructing Montreal Trust Company of Canada, the Trustee of exchangeable shares, how to vote their exchangeable shares. The Trustee will vote only pursuant to the instructions of the relevant shareholders and will not vote any shares as to which it has not received instructions. An exchangeable shareholder may also instruct the Trustee to give a proxy to a holder specifically designated by the exchangeable shareholder, or to grant a proxy to NOI's management.

     At the NOI special meeting:

     - each record holder of NOI common stock and exchangeable shares is entitled to one vote per share;

     - the presence in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum;

     - approval and adoption of the merger agreement requires the approval of a majority of the outstanding shares of NOI common stock; and

     - approval and adoption of the restated certificate of incorporation of NOI, requires the approval of a majority of the outstanding shares of NOI common stock.

     The NOI stockholder support agreements obligate the First Reserve stockholders and Joel V. Staff to vote their shares in favor of the NOI merger proposals so long as the NOI Board of Directors is recommending that NOI stockholders vote in favor of the NOI merger proposals. These stockholders own approximately 15.90% of the shares of NOI entitled to vote; and

     IRI. The IRI board has set the close of business on May 1, 2000 as the IRI record date. Only holders of record of shares of IRI common stock on May 1, 2000 are entitled to notice of and to vote at the IRI special meeting. On the IRI record date, there were 39,900,000 shares of IRI common stock outstanding and entitled to vote at the IRI meeting. These shares were held by 87 stockholders of record.

     At the IRI special meeting:

     - each record holder of common stock is entitled to one vote per share;

     - the presence in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum;

     - approval and adoption of the merger agreement requires the approval by the holders of a majority of the outstanding shares of IRI common stock; and

     The IRI stockholder support agreements obligate certain IRI stockholders to vote their shares in favor of the merger agreement so long as the IRI Board of Directors is recommending that IRI stockholders vote in favor of the merger agreement. These stockholders own approximately 50.16% of the shares of IRI entitled to vote. Accordingly, the votes of these IRI stockholders will be sufficient to approve the merger without the vote of any other IRI stockholder.

PROXIES

     - Completed Proxies. If you complete and return a proxy and your company receives the proxy prior to or at your meeting, your proxy will be voted in accordance with your instructions.

     - Proxies with No Instructions. If a holder of common stock executes and returns a proxy but does not provide instructions as to its vote, your proxy will be voted FOR approval and adoption of the merger agreement and the restated NOI certificate of incorporation, as the case may be. However, if a holder of exchangeable shares executes and returns a proxy but does not provide instructions as to its vote, the exchangeable shares will not be voted.

     - Proxies Marked Abstain. If you execute and return a proxy marked ABSTAIN, your proxy will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the meetings but the shares will not be voted. Proxies marked ABSTAIN will have the effect of a vote AGAINST the merger agreement and the amendment to the NOI certificate of incorporation.

     - Broker Non-Votes. Shares represented by "broker non-votes" will be counted for purposes of determining whether there is a quorum at the meetings. "Broker non-votes" generally mean brokers and nominees are precluded from exercising their voting discretion. Broker non-votes will have the same effect as a proxy marked ABSTAIN.

     - Other Business. We are not aware of any business for consideration at the meetings other than as described in this joint proxy statement/prospectus. However, if matters are properly brought before the meetings, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

     - Revocation. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to the secretary of NOI or IRI, as the case may be, a signed notice of revocation or you must deliver a later-dated proxy changing your vote. In addition, you may choose to attend your meeting and vote in person. Please realize that simply attending the meeting will not in itself constitute the revocation of your proxy.

     - Costs of Solicitation. Each company will pay the costs associated with soliciting proxies from its stockholders. Beacon Hill Partners, Inc. has been employed to solicit proxies in connection with NOI's common stock and the voting of the exchangeable shares, in the United States and Canada, by mail, telephone or personal solicitation for a fee of approximately $4,000 plus expenses. NOI and IRI will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses for forwarding proxy material to beneficial owners of stock, in accordance with applicable requirements of the SEC, New York Stock Exchange, Canadian Securities Commissions and Toronto Stock Exchange, as applicable. In order to ensure sufficient representation at our meetings, we may request by telephone or telegram the return of your proxy card. Please assist us by promptly returning your proxy card without delay.

     PLEASE DO NOT SEND YOUR IRI STOCK CERTIFICATES WITH YOUR PROXY CARD. WE WILL MAIL IRI STOCKHOLDERS A SEPARATE TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR CERTIFICATES AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER. NOI STOCKHOLDERS WILL KEEP THEIR STOCK CERTIFICATES.

                                   THE MERGER

     The information in this document summarizes the material terms of the merger agreement. We urge you to read the merger agreement which is the legal document that governs the merger and which is attached hereto as Appendix I and incorporated by reference into this document.

STRUCTURE OF THE MERGER

     At the time the merger becomes effective, a wholly-owned merger subsidiary of NOI will merge with and into IRI and will cease to exist as a separate corporation. NOI's merger subsidiary and IRI are both incorporated in Delaware. IRI will survive as a wholly-owned subsidiary of NOI following the merger.

MERGER CONSIDERATION

     NOI will convert each share of IRI common stock outstanding immediately before the effective time of the merger into 0.3385 shares of NOI common stock. In addition, each outstanding IRI option will be converted into an option to purchase 0.3385 shares of NOI common stock for each IRI share subject to the option. The share conversion number is a fixed number.

NO FRACTIONAL SHARES

     NOI will not issue fractional shares of NOI common stock to IRI stockholders. Instead, for each fractional share, NOI will pay an amount of cash based on the closing price of NOI common stock reported on the NYSE on the last trading day before the effective time of the merger. For more information regarding the conversion of IRI common stock, see "The Merger
Agreement -- Conversion of Shares" on page   .

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when we file the certificate of merger with the Delaware Secretary of State. We will file the certificate of merger as soon as practicable after all conditions in the merger agreement are waived or satisfied. For more information regarding these conditions, see "The Merger
Agreement -- Conditions to Obligations to Effect the Merger" on page   .

BACKGROUND OF THE MERGER

     On February 16, 2000, Joel Staff, Chief Executive Officer of NOI, and Hushang Ansary, Chief Executive Officer of IRI, agreed to meet the following week to discuss a possible transaction between the companies. Management of NOI met during that week and discussed the possibility of a transaction, including potential exchange ratios and initial valuations of the entities.

     On February 21, 2000, Messrs. Staff and Ansary met to discuss the strategic fit and other matters regarding a possible merger based upon a stock-for-stock exchange. At a regularly scheduled meeting of the NOI Board of Directors on February 23, 2000, management advised the board of the possibility of a transaction and the expected effect it could have on NOI.

     On March 2, 2000, Messrs. Staff and Ansary again met to further discuss possibilities regarding a transaction. On March 3, 2000, Mr. Staff forwarded a written indication of interest to Mr. Ansary outlining the basic terms on which NOI would be willing to acquire the outstanding shares of IRI.

     On March 6, 7 and 8, 2000, management of each company and its respective financial and accounting advisors met to exchange financial data and operating information. On March 10, 2000, a Special Meeting of the NOI Board of Directors was held with management and representatives of Merrill Lynch & Co. in attendance to consider the potential combination and review the proposed terms and the combination benefits. Prior to the meeting, the directors received materials prepared by management and Merrill Lynch, along with recent financial statements filed by IRI with the SEC and other public data. All but one of the directors of NOI were present at the meeting, and they unanimously authorized management to pursue further discussions regarding a potential merger on terms similar to those discussed.

     Negotiations regarding various terms of the combination continued over the weekend and on the following Monday, March 13, 2000, between management and counsel for both companies.

     On March 14, 2000, the IRI Board of Directors met with management and Lehman Brothers Incorporated to consider the possible transaction, including the proposed terms and the combination benefits. Prior to the meeting, the directors received materials prepared by management, its legal advisors and Lehman Brothers relating to the potential combination along with recent financial statements of NOI and other public data. All of the directors of IRI were present at the meeting, and they unanimously authorized management to pursue further discussions regarding the potential merger as presented.

     On March 15, 2000, the NOI Board of Directors met to review the final terms of the proposed merger as set forth in the merger agreement. At the meeting, Merrill Lynch rendered its oral opinion, confirmed by its subsequent written opinion dated March 15, 2000, that as of the date thereof and based upon and subject to the factors and assumptions therein, the Exchange Ratio was fair to NOI from a financial point of view. See "-- Opinions of Financial
Advisors -- Opinion of Financial Advisor to the NOI Board." All of the NOI directors, along with members of management and legal counsel, were present at the meeting and the directors unanimously approved the proposed merger and the merger agreement.

     On March 15, 2000, the IRI Board of Directors met to review the final terms of the proposed merger as set forth in the merger agreement. At the meeting, Lehman Brothers rendered its oral opinion, confirmed by its subsequent written opinion dated March 15, 2000, that as of the date thereof and based upon and subject to the factors and assumptions therein, the exchange ratio was fair to IRI stockholders from a financial point of view. See "-- Opinions of Financial Advisors -- Opinion of Financial Advisor to the IRI Board." Each of the IRI directors, along with members of management and legal counsel were present at the meeting, and the directors unanimously approved the proposed merger and the merger agreement.

     The merger agreement subsequently was executed and delivered on behalf of both companies and an announcement thereof was released to the public.

RECOMMENDATION OF THE NOI BOARD OF DIRECTORS; NOI'S REASONS FOR THE MERGER

     The NOI board has determined that the merger is in the best interests of NOI and its stockholders and believes that the merger will allow NOI and IRI to combine their resources to enhance their ability to provide oil field products and services. Accordingly, the NOI board has unanimously approved the merger agreement and the amendment of its certificate of incorporation to increase the number of authorized shares of common stock. In reaching its determination, the NOI board consulted with NOI's management, as well as its financial and legal advisors, and considered the following material factors:

     - The anticipated business advantages from the merger, including:

          (1) the addition of IRI's well-respected product lines in the medium and shallow depth mobile drilling and well servicing rig market to the deep land and mobile offshore drilling product lines of NOI;

          (2) the attractiveness to many customers of having NOI's larger sales, service and after-market support operations applied to IRI's drilling and well servicing product lines;

          (3) the combination of the highly-regarded Bowen product line with the downhole product group of NOI;

          (4) the attractiveness to many customers of having access to a broader line of downhole products through the larger combined distribution network of the two companies; and

          (5) the ability to eliminate redundant costs in each operation and more efficiently supply the marketplace as a combined entity;

     - The benefits to NOI stockholders of increasing the number of shares outstanding, thereby potentially increasing market capitalization, trading volume and institutional interest in NOI's business and securities;

     - The resulting stronger balance sheet and larger absolute size, increasing access to capital and financial markets, and potentially lowering future costs of equity and debt transactions; and

     - The potential of additional access to international markets that historically have been good markets for IRI.

     THE NOI BOARD BELIEVES THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE NOI STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED, ADOPTED AND DECLARED ADVISABLE, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE NOI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADOPTION OF A RESTATED CERTIFICATE OF INCORPORATION.

RECOMMENDATION OF THE IRI BOARD OF DIRECTORS; IRI'S REASONS FOR THE MERGER

     In approving the merger agreement and the related transactions, the IRI board took into account a number of factors, including the following:

     The IRI Board of Directors considered the following factors in approving the merger:

     - The combined entity will be significantly larger than IRI and will have better access to capital and financial markets. This, combined with its increased product diversity, should decrease the adverse effect of fluctuations in demand characteristic of the oil field services sector.

     - The combined entity will offer a much broader range of oil field products and services, which will potentially make the combined entity a more attractive option for customers in an industry clearly trending toward fewer, larger suppliers capable of offering full lines of oil field products and services.

     - The combination is a good strategic fit. Taken together, the combined entities will have a larger installed asset base and serve complementary markets.

     - The combined entity is positioned to be a leader in a consolidating industry with critical scale and scope, particularly in drilling equipment and downhole tool products.

     - The combined entity will have strong brand name recognition across a full complement of products and services.

     - The combined entity will have significantly greater public float and enterprise value, significantly greater daily trading volume, and greater visibility with, and increased following by, the analyst community. These factors should increase the IRI stockholders' liquidity and create for them increased opportunity for stock price appreciation.

     - The merger can be effected on a tax free basis for the IRI stockholders.

     - The opinion of Lehman Brothers, delivered to the IRI Board of Directors on March 15, 2000 that, as of such date and based upon and subject to the matters set forth therein, the exchange ratio was fair to the IRI stockholders from a financial point of view. See "-- Opinions of Financial Advisors -- Opinion of Lehman Brothers."

     THE IRI BOARD BELIEVES THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE IRI STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE IRI STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

     OPINION OF FINANCIAL ADVISOR TO THE NOI BOARD.

     NOI retained Merrill Lynch to act as its financial advisor in connection with the merger. At a meeting of the NOI board held on March 15, 2000, Merrill Lynch rendered its oral opinion to the NOI board that, as of such date and based upon and subject to the matters reviewed with the NOI board, the proposed consideration was fair from a financial point of view to NOI. Merrill Lynch subsequently confirmed its oral opinion by delivery of its written opinion dated March 15, 2000.

     THE FULL TEXT OF THE WRITTEN OPINION OF MERRILL LYNCH IS ATTACHED AS APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE DESCRIPTION OF MERRILL LYNCH'S OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF NOI ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH IN RENDERING ITS OPINION.

     THE MERRILL LYNCH OPINION WAS PROVIDED TO THE NOI BOARD FOR ITS INFORMATION AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE PROPOSED CONSIDERATION TO BE PAID BY NOI. IT DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY NOI TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO NOI'S STOCKHOLDERS AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR ANY OTHER MATTER.

     Merrill Lynch's opinion was among several factors taken into consideration by the NOI board in making its determination to approve the merger agreement. Consequently, you should not view the Merrill Lynch analyses described below as determinative of the decision of the NOI board or NOI's management with respect to the fairness of the proposed consideration.

     Merrill Lynch has consented to its opinion being set forth in Appendix II, and to references being made to Merrill Lynch under the headings "Prospectus Summary" and "The Merger" in this document.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certified audited financial statements for the year ended December 31, 1999 for IRI and NOI;

     - reviewed NOI's and IRI's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998;

     - reviewed NOI's and IRI's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1999, June 30, 1999 and September 30, 1999;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of NOI and IRI, furnished to Merrill Lynch by NOI and IRI;

     - reviewed the amount and timing of the cost savings and synergies expected to result from the merger furnished to Merrill Lynch by the management of NOI (the "Expected Synergies");

     - conducted discussions with members of senior management of NOI and IRI concerning their respective businesses and prospects;

     - reviewed the historical market prices and trading activity for NOI and IRI and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to NOI and IRI, respectively;

     - compared the results of operations of NOI and IRI with that of certain companies which Merrill Lynch deemed to be reasonably similar to NOI and IRI, respectively;

     - compared the proposed financial terms of the transaction contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant;

     - considered the pro forma effect of the merger on NOI's capitalization ratios and earnings, cash flow and book value per share;

     - reviewed a draft of the merger agreement; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed that:

     - all information supplied to, reviewed by or discussed with Merrill Lynch, as well as all publicly available information, was accurate and complete;

     - the financial forecast information furnished to or discussed with Merrill Lynch by NOI and IRI were reasonably prepared and reflected the best currently available estimates and judgments of the management of NOI and IRI;

     - the expected synergies will be achieved substantially in accordance with the information furnished to Merrill Lynch by the management of NOI;

     - the unaudited financial information for the year ended December 31, 1999 was reasonably prepared and reflects the best currently available estimates and judgments of NOI and IRI;

     - the merger will be accounted for as a pooling-of-interests for accounting purposes; and

     - the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Merrill Lynch did not:

     - assume any responsibility for independently verifying any information supplied to or otherwise made available to Merrill Lynch;

     - undertake an independent evaluation or appraisal of any of the assets or liabilities of NOI or IRI;

     - receive any such evaluation or appraisal prepared by another party; or

     - conduct any physical inspection of the properties, facilities or assets of NOI or IRI.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated and the information made available to Merrill Lynch as of March 15, 2000. Merrill Lynch was not asked to consider, and its opinion does not in any manner address, the price at which NOI's common stock will actually trade following consummation of the merger.

     The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the NOI Board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such opinion is not readily susceptible to partial analysis or summary description.

     In connection with rendering its opinion, Merrill Lynch performed a variety of financial analyses. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion.

     Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Merrill Lynch, NOI or IRI. The estimates contained in Merrill Lynch's analyses are inherently uncertain and are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, some of Merrill Lynch's methodologies include estimates of the value of businesses or securities. These estimates are not appraisals and are not intended to reflect the prices at which such businesses or securities might actually be sold.

     The following is a summary of the material analyses presented by Merrill Lynch to the NOI board when Merrill Lynch gave its opinion. In concluding that the proposed consideration was fair from a financial point of view to NOI and in its discussions with the NOI Board, Merrill Lynch compared the proposed consideration to each relevant range of enterprise values of IRI set forth below, which were derived from the analyses performed by Merrill Lynch, and noted that the proposed consideration was generally consistent with the relevant ranges of such enterprise values. The implied relevant range of enterprise values of IRI derived by Merrill Lynch were as follows:

                                                        ENTERPRISE VALUE
                                                         RELEVANT RANGE
VALUATION METHODOLOGY                                   ($ IN MILLIONS)
---------------------                                   ----------------
Discounted Cash Flow Analysis........................      $300-$375
Comparable Acquisition Analysis......................       225- 300
Comparable Company Trading Analysis..................       250- 350

     Financial Forecasts NOI and IRI provided Merrill Lynch with their respective forecasted financial performance. NOI then adjusted IRI's forecasted financial performance in order to develop a set of forecasted financials for use in the various analyses performed by Merrill Lynch.

     Discounted Cash Flow Analysis In order to determine a relevant range of enterprise values based upon a discounted cash flow analysis (the "DCF Analysis"), Merrill Lynch performed a DCF Analysis for IRI using projections provided to Merrill Lynch by the management of IRI as adjusted by NOI.

     The DCF Analysis was based upon the discount to present value, assuming discount rates ranging from 10.0% to 12.0%, of the following:

     - IRI's projected free cash flows for the years 2000 through 2004; and

     - IRI's value in 2004 based upon a range of multiples from 7.5x to 8.5x projected 2004 EBITDA.

     Utilizing the DCF Analysis, Merrill Lynch calculated a relevant range of enterprise values for IRI of $300 million to $375 million.

     Comparable Acquisition Analysis Merrill Lynch also reviewed publicly available information relating to selected merger and acquisition transactions in respect of companies primarily engaged in oil field service operations (the "Comparable Acquisition Analysis"). With respect to IRI, Merrill Lynch examined multiples of the value of the common equity in each of the transactions to trailing twelve months' net income and examined multiples of the consideration paid for the common equity and the value of the indebtedness assumed in each of the transactions, less any cash assumed, to such acquired companies' trailing twelve months' EBITDA. The transactions in the oil field service industry that Merrill Lynch reviewed were the following (collectively the "Comparable Acquisitions"), with relevant announcement dates in parentheses:

     - NOI's acquisition of Hitec ASA (1999);

     - Weatherford International, Inc.'s acquisition of Dailey International, Inc. (1999);

     - Smith International, Inc.'s acquisition of Wilson Industries (1998);

     - Castle Harlan Partners III, L.P.'s acquisition of Tidewater Inc.'s compression business (1997);

     - NOI's acquisition of Dreco Energy Services Ltd. (1997);

     - Baker Hughes Inc.'s acquisition of Drilex International Inc. (1997);

     - Camco's acquisition of Production Operators (1997);

     - BJ Services Company's acquisition of Nowsco Well Services Ltd. (1996);

     - Tuboscope Vetco International's acquisition of Drexel Oilfield Services Ltd. (1996);

     - Weatherford International's acquisition of H&H Oil Tools Ltd. (1994);

     - Enterra Corporation's acquisition of Total Energy Services, Inc. (1994);

     - Dresser Industries Inc.'s acquisition of Wheatly TXT (1994);

     - Dresser Industries Inc.'s acquisition of Baroid Corporation (1994);

     - Wheatly TXT Corp.'s acquisition of Axelson, Inc. (1993);

     - Halliburton Company's acquisition of the Directional Drilling Division of Smith International, Inc. (1992);

     - Emerson Electric Company's acquisition of Fisher Controls (1992); and

     - Cooper Industries, Inc.'s acquisition of Cameron Iron Works (1989).

     In order to determine a relevant range of enterprise values based on the Comparable Acquisition Analysis, Merrill Lynch:

     - compared the equity value (defined to be consideration paid for the common equity) in each of the Comparable Transactions as a multiple of the then publicly available trailing twelve months' net income to common shareholders (the "Net Income Multiple") to the corresponding estimated financial measure of IRI for the year ending December 31, 2000; and

     - compared the enterprise value (defined to be the equity value plus the liquidation value of preferred stock plus the principal amount of debt less cash) for each of the Comparable Transactions as a multiple of the then publicly available trailing twelve months' EBITDA (the "EBITDA Multiple") to the corresponding estimated financial measure of IRI for the year ending December 31, 2000.

     Merrill Lynch determined that the relevant range of transaction multiples for the Comparable Acquisitions were as follows:

     - Net Income Multiple: 25.0x to 30.0x; and

     - EBITDA Multiple: 10.0x to 13.0x.

     Such multiples were applied to IRI's forecast as adjusted by NOI for each of the respective financial measures as described above, providing the following relevant ranges of enterprise values for IRI:

     - the Net Income Multiple resulted in a relevant range of enterprise values for IRI between $216.6 million and $270.0 million; and

     - the EBITDA Multiple resulted in a relevant range of enterprise values for IRI between $226.6 million and $294.6 million.

     Utilizing the Comparable Acquisition Analysis, Merrill Lynch calculated a relevant range of enterprise values for IRI of $225 million to $300 million.

     Because the reasons for, and circumstances surrounding, each of the Comparable Acquisitions analyzed were so diverse and due to the inherent differences between the operations and financial conditions of IRI and the selected companies, Merrill Lynch believes that a purely quantitative Comparable Acquisition Analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a Comparable Acquisition Analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these Comparable Acquisitions and the merger that would affect the value of IRI. These judgments are reflected in Merrill Lynch's opinion.

     Comparable Company Trading Analysis Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating ratios for IRI with corresponding data and ratios of selected similar publicly traded companies (the "Comparable Company Trading Analysis"). These companies were selected by Merrill Lynch based upon Merrill Lynch's views as to the comparability of financial and operating characteristics of these companies to IRI. With respect to each such analysis, Merrill Lynch made such comparisons among the following companies:

     - Dril-Quip, Inc.;

     - NOI;

     - Smith International, Inc.;

     - Tesco Corporation;

     - Tuboscope Inc.;

     - Varco International, Inc.; and

     - Weatherford International, Inc. (collectively, the "Comparable
       Companies").

     In order to determine a relevant range of enterprise values based upon a Comparable Company Trading Analysis, Merrill Lynch compared the market value of IRI common stock as a multiple of estimated 2000 net income (the "2000 Net Income Ratio") and estimated 2001 net income (the "2001 Net Income Ratio") to the corresponding ratios for each of the Comparable Companies. Additionally, Merrill Lynch compared the enterprise value of IRI as a multiple of estimated 2000 EBITDA (the "2000

EBITDA Ratio") and estimated 2001 EBITDA (the "2001 EBITDA Ratio") to the corresponding ratios for each of the Comparable Companies. The earnings estimates and EBITDA estimates for the Comparable Companies were obtained from Merrill Lynch research and the Institutional Brokers Estimate System ("IBES"), a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Merrill Lynch determined that the relevant ranges of trading multiples for the Comparable Companies were as follows:

     - 2000 Net Income Ratio: 30.0x to 40.0x;

     - 2001 Net Income Ratio: 15.0x to 25.0x;

     - 2000 EBITDA Ratio: 10.0x to 15.0x; and

     - 2001 EBITDA Ratio: 9.0x to 11.0x.

     Such multiples were applied to the relevant financial measures from IRI's forecast as provided by IRI and as adjusted by NOI, providing the following relevant ranges of enterprise values for IRI:

     - 2000 Net Income Ratio: $270.0 million to $376.9 million;

     - 2001 Net Income Ratio: $190.9 million to $351.7 million;

     - 2000 EBITDA Ratio: $226.6 million to $339.9 million; and

     - 2001 EBITDA Ratio: $274.9 million to $335.9 million.

     Using the Comparable Company Trading Analysis, Merrill Lynch calculated a relevant range of enterprise values for IRI of $250 million to $350 million.

     Because of the inherent differences among the operations of IRI and the selected Comparable Companies, Merrill Lynch believes that a purely quantitative Comparable Company Trading Analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a Comparable Company Trading Analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these companies and IRI that would affect the value of the Comparable Companies and IRI. These judgments are reflected in Merrill Lynch's opinion.

     Merger Consequences Merrill Lynch analyzed certain pro forma effects which could result from the merger, based on the financial forecasts provided by NOI's management for NOI's 2000 and 2001 fiscal years and financial forecasts provided by IRI's management as adjusted by NOI for IRI's 2000 and 2001 fiscal years. Merrill Lynch was advised by the management of NOI that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. Management of NOI also provided Merrill Lynch with projections of the expected synergies which are estimated to result from the merger and are expected to be retained by the stockholders of the combined entity. This analysis indicated that the merger would be accretive to the forecasted earnings per share of NOI for its 2000 and 2001 fiscal years after giving effect to the merger.

     NOI retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and/or financing services to NOI, and may continue to do so and has received, and may receive, customary fees for the rendering of such services.

     In the ordinary course of its securities business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of NOI and IRI for their own accounts and for the accounts of customers and anticipate trading in the securities of NOI after the merger. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter dated March 10, 2000, NOI retained Merrill Lynch to act as its financial advisor with regard to a possible acquisition transaction. Pursuant to the engagement letter, NOI has agreed to pay Merrill Lynch a fee of $1,250,000 for services rendered in connection with the merger, which is contingent upon the consummation of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to NOI (the break-up fee), NOI has agreed to pay Merrill Lynch a fee of 15% of any such break-up fee for its services, subject to a maximum of $1,000,000. In addition, NOI has agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it entering into and performing services in connection with its engagement. NOI will also indemnify Merrill Lynch and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement.

     OPINION OF FINANCIAL ADVISOR TO THE IRI BOARD.

OPINION OF LEHMAN BROTHERS

     Lehman Brothers acted as IRI's financial advisor in connection with the merger. IRI instructed Lehman Brothers, in its role as financial advisor, to evaluate the fairness, from a financial perspective, of the exchange ratio offered to IRI stockholders in the merger. On March 14 and 15, 2000, respectively, Lehman Brothers delivered its oral and written opinion to the IRI board, to the effect that, as of such dates and based upon and subject to certain matters stated therein, from a financial point of view, the exchange ratio offered to IRI's stockholders in the merger was fair to such stockholders.

     THE FULL TEXT OF THE LEHMAN BROTHERS' FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS INCLUDED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF THE MATERIAL PROVISIONS OF LEHMAN BROTHERS' FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. IRI STOCKHOLDERS ARE URGED TO READ THE LEHMAN BROTHERS OPINION IN ITS ENTIRETY.

     No limitations were imposed by IRI on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. The form and amount of the consideration to be received by IRI stockholders in the merger was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to IRI or NOI but made its determination as to the fairness of the exchange ratio on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the IRI board and was rendered to the IRI board in connection with the IRI board's consideration of the merger. Lehman Brothers' opinion does not constitute a recommendation to any IRI stockholder as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, IRI's underlying business decision to proceed with the merger. In addition, the Lehman Brothers opinion does not address the prices at which shares of NOI common stock will actually trade after the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed the following:

     - the merger agreement and the specific terms of the merger, including provisions therein relating to corporate governance and management of NOI following the merger;

     - such publicly available information concerning IRI and NOI that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed by IRI and NOI since January 1, 1999, including the audited and unaudited financial statements included in such reports and statements;

     - financial and operating information with respect to the respective businesses, operations and prospects of IRI and NOI as furnished to Lehman Brothers by IRI and NOI, including

          (a) certified audited financial statements for the year ended December 31, 1999 for IRI and NOI;

          (b) financial budgets for the fiscal year 2000 for each of IRI and NOI; and

          (c) the amounts and timing of cost savings and operating synergies expected to result from a combination of the businesses or IRI and NOI;

     - published estimates of third party research analysts with respect to the future financial performance of IRI and NOI, respectively;

     - a history of the trading price and volume of IRI's common stock from November 1997 to March 13, 2000 and a comparison of that trading history with those of other companies Lehman Brothers deemed relevant, including NOI;

     - a history of the trading price and volume of NOI's common stock from November 1997 to March 13, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including IRI;

     - a comparison of the historical financial results and present financial condition of IRI with those of other companies that Lehman Brothers deemed relevant, including NOI;

     - a comparison of the historical financial results and present financial condition of NOI with those of other companies that Lehman Brothers deemed relevant, including IRI;

     - the potential pro forma impact of the merger on IRI, including cost savings and operating synergies expected by the managements of IRI and NOI to result from a combination of the businesses of IRI and NOI;

     - a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

     - the relevant contributions on a pro forma basis of IRI and NOI to the financial condition and results of operations of the combined company upon consummation of the merger.

     In addition, Lehman Brothers had discussions with the managements of IRI and NOI concerning their respective businesses, operations, financial conditions, assets and prospects and the cost savings, operating synergies and strategic benefits expected by the managements of IRI and NOI to result from a combination of the businesses of IRI and NOI. Lehman Brothers also undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and has further relied upon the assurances of managements of IRI and NOI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the budgets for the fiscal years 2000 and 2001 for IRI, upon advice of IRI, Lehman Brothers has assumed that such budgets have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IRI as to the financial performance of IRI for such fiscal year and that IRI will perform substantially in accordance with such budgets. With respect to the budget for the fiscal year 2000 for NOI, upon advice of NOI, Lehman Brothers has assumed that such budget has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NOI as to the financial performance of NOI for such fiscal year and that NOI will perform substantially in accordance with such budget. Lehman Brothers has not been provided with, and did not have access to, any financial projections of IRI for any period beyond fiscal year 2001 or NOI for any period beyond fiscal year 2000. Accordingly, upon the advice of IRI and NOI, respectively, Lehman Brothers has assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of IRI and NOI and that each of IRI and NOI will perform substantially in accordance with such estimates. With respect to the cost savings, operating synergies and strategic benefits, upon advice of IRI and NOI, Lehman Brothers has assumed that the cost savings, operating synergies and strategic benefits will be achieved substantially in accordance with the expectations of the managements of IRI and NOI. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of IRI or NOI and has not made or obtained any evaluations or appraisals of the assets or liabilities of IRI or NOI. In addition, the IRI Board has not authorized Lehman Brothers to solicit, and Lehman Brothers has not solicited, any proposals or offers from any third party with respect to the purchase of all or a part of IRI's business. Upon advice of IRI and its legal and accounting advisors, Lehman Brothers has assumed that the merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of IRI. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of the fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. As a result, fairness opinions are not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IRI or NOI. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     Valuation Analyses The various valuation methodologies noted above and the implied exchange ratios derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of IRI and NOI, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. Accordingly, methodologies and the implied exchange ratios derived therefrom set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied exchange ratios set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion.

VALUATION METHODOLOGY                           VALUATION METHODOLOGY             RATIO RANGE
---------------------                           ---------------------            -------------
Comparable Premiums Analysis            Market valuation benchmark based upon    0.2839-0.3020
                                        the premiums to current stock price
                                        paid in selected comparable
                                        transactions
Comparable Company Trading Analysis     Market valuation benchmark based on      0.3233-0.4452
                                        the common stock trading multiples of
                                        selected comparable companies
Comparable Acquisitions Analysis        Market valuation benchmark based on      0.2513-0.3210
                                        consideration paid in selected
                                        comparable transactions
Historical Common Stock Trading         Analysis of the relative daily           0.2286-0.2337
  Analysis                              historical closing prices of each
                                        company over selected time periods
Contribution Analysis                   Measures relative contribution of each   0.3622-0.4686
                                        company to the combined company total
                                        for various measures such as
                                        discretionary cash flow and net income
Exchange ratio in the merger                                                            0.3385

     Comparable Premiums Analysis. With respect to IRI, Lehman Brothers reviewed the premiums paid in selected domestic U.S. and international oil field equipment/services company transactions based upon publicly available information which were announced from June of 1994 to March of 2000 including, but not limited to:

     - Schlumberger N.V.'s acquisition of Camco International Inc;

     - Baker Hughes Incorporated's acquisition of Western Atlas Inc;

     - EVI, Inc.'s acquisition of Weatherford Enterra, Inc;

     - Halliburton Company's acquisition of Dresser Industries, Inc.;

     - NOI's acquisition of Dreco Energy Services Ltd.; and

     - Camco International Inc.'s acquisition of Production Operators Corp.

     For each transaction, Lehman Brothers calculated the premium paid to the stockholders of the acquired company based upon the acquired company's common stock price one day, one week, four weeks and eight weeks prior to the announcement date of such transaction.

     The transaction premiums were applied to IRI's data point for each of the dates specified to obtain a range of values for IRI's common stock. Theses values were then compared to NOI's closing common stock price on March 14, 2000, the day preceding delivery of Lehman Brothers' opinion to the IRI Board.

     The comparable premiums analysis resulted in an implied exchange ratio of
0.2839 to 0.3020. However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of IRI and NOI and the companies involved in the transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the equity values of IRI and NOI and such other companies.

     Comparable Company Trading Analysis. With respect to IRI and NOI, Lehman Brothers reviewed the public stock market trading multiples for selected domestic U.S. and Canadian oil field equipment manufacturers, including, but not limited to:

     - Cooper Cameron Corporation;

     - Dril-Quip Inc.;

     - Smith International, Inc.;

     - Tesco Corporation;

     - Tuboscope Inc.;

     - Varco International, Inc.; and

     - Weatherford International, Inc.

     Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria based upon published analyst estimates, such as net income and discretionary cash flow. Lehman Brothers also calculated and analyzed the adjusted capitalization multiples of certain projected financial criteria based upon published analyst estimates, such as EBITDA. The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock based upon its market value if publicly traded and its liquidation value if privately held, and the book value of any minority interest minus the cash balance.

     This methodology yielded an implied exchange ratio range of 0.3233 to
0.4452. However, because of the inherent differences between the businesses, operations and prospects of IRI and NOI and the companies included in the comparable companies group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the financial and operating characteristics of IRI and NOI and the companies in the comparable companies group that would affect the public trading values of IRI and NOI and such comparable companies.

     Comparable Acquisitions Analysis. With respect to IRI and NOI, Lehman Brothers reviewed certain publicly available information on selected domestic U.S. and international transactions which were announced from June of 1994 to March of 2000 including, but not limited to:

     - Schlumberger N.V.'s acquisition of Camco International Inc;

     - Baker Hughes Incorporated's acquisition of Western Atlas Inc;

     - EVI, Inc.'s acquisition of Weatherford Enterra, Inc;

     - Halliburton Company's acquisition of Dresser Industries, Inc.;

     - NOI's acquisition of Dreco Energy Services Ltd.; and

     - Camco International Inc.'s acquisition of Production Operators Corp.

     For each transaction, Lehman Brothers calculated an enterprise value multiple based on the EBITDA during the last twelve month period prior to announcement of the transaction and equity value multiples based on the one and two year forward estimated net income.

     The enterprise and equity value multiples were applied to IRI's data points for each of the above-mentioned statistics adjusting the enterprise value for the market value of total debt less cash and cash equivalents to calculate an implied equity value range.

     The comparable acquisitions analysis resulted in an implied exchange ratio range of 0.2513 to 0.3210. However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of IRI and NOI and the companies involved in the transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the equity values of IRI and NOI and such other companies.

     Historical Common Stock Trading Analysis. Lehman Brothers reviewed the daily historical closing share prices of the IRI and NOI common stock for the period from November 14, 1997 to March 13, 2000. Lehman Brothers analyzed the ratio of the March 13, 2000 closing share price for IRI to the corresponding closing share price of NOI. In addition, Lehman Brothers reviewed the ratio of the closing share prices for IRI and NOI based on the 10, 20, 30, 60 and 180 trading day and one year and two year averages as of March 13, 2000. Based on the 30 and 60 day average closing prices of the IRI and NOI common stock, this analysis implies an exchange ratio range of 0.2286 to 0.2337.

     Contribution Analysis. Lehman Brothers analyzed the relative net income and discretionary cash flow contributions of IRI and NOI to the combined company based on projected financial data provided by IRI and NOI and published estimates of third party research and assuming no cost savings or synergies for the years 2000 and 2001. This analysis indicated that IRI will contribute approximately 20.0% to 22.0% of the combined company's annual net income and 17.9% to 18.3% of the combined company's annual discretionary cash flow. IRI stockholders will receive shares representing approximately 16.9% ownership of the combined company.

     Pro Forma Merger Consequences Analysis. Lehman Brothers prepared a pro forma merger model which incorporates IRI and NOI's financial projections based on certain assumptions and merger related adjustments for the years 2000 and 2001. The model also incorporates the companies' estimates of future cost savings and synergies resulting from the merger. Lehman Brothers then compared the earnings and discretionary cash flow of IRI on a stand alone basis to the earnings and discretionary cash flow attributable to IRI's respective interests in pro forma NOI. The analysis indicated the merger will be accretive to IRI's discretionary cash flow per share in 2000 and roughly neutral to IRI's discretionary cash flow per share in 2001.

     Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The IRI board selected Lehman Brothers because of its expertise, reputation and familiarity with IRI in particular and the oil field service industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     Pursuant to the terms of an engagement letter dated March 10, 2000, between Lehman Brothers and IRI, IRI has agreed to pay a fee of $3,000,000 to Lehman Brothers upon successful completion of the merger. IRI has also agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement. Lehman Brothers has previously rendered financial advisory and investment banking services to IRI for which it has received customary compensation. These services include lead managing the initial public offering of IRI common stock in November of 1997, advising in IRI's acquisitions of Bowen Tools, Inc. and Cardwell International Corporation in March of 1997; including providing financing for those acquisitions; and underwriting a revolving credit facility for IRI in 1998. Lehman Brothers has also performed various investment banking services for NOI in the past and has received customary fees for such services.

     In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of IRI and NOI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

STOCKHOLDER AGREEMENTS

     Hushang Ansary, Nina Ansary, Nader Ansary (to the extent of 1,000,000 of the IRI shares owned by him), the Ansary Foundation and the Ansary Family Trust (collectively, the "Ansary Stockholders") entered into stockholder agreements with NOI as an inducement for NOI to enter into the merger agreement. Likewise, First Reserve Fund VI, First Reserve Fund VII, First Reserve Fund VIII (collectively, the "First Reserve Stockholders") and Joel V. Staff, entered into stockholder agreements with IRI as an inducement for IRI to enter into the merger agreement. Pursuant to the IRI stockholder agreements, the Ansary Stockholders each agreed, so long as the IRI board is recommending that IRI stockholders vote in favor of the merger proposal, (i) to vote all shares under their voting control in favor of the IRI merger proposal (other than Nader Ansary, whose agreement extends only to 1,000,000 of the IRI shares owned by him), (ii) to refrain from soliciting, initiating or encouraging inquiries which could lead to an IRI acquisition proposal and (iii) to refrain from engaging in any discussion or negotiations relating to an IRI acquisition proposal or accepting an IRI acquisition proposal. Pursuant to the NOI stockholder agreements, the First Reserve Fund stockholders and Mr. Staff each agreed to vote all shares under their voting control in favor of the NOI merger proposals.

     The IRI stockholder agreements and the NOI stockholder agreements also impose certain stock transfer restrictions. In particular, subject to certain limited exceptions, the Ansary Stockholders (other than Nader Ansary, whose agreement extends only to 1,000,000 of the IRI shares owned by him) may not sell, contract to sell or otherwise dispose of any voting securities of IRI while the merger agreement is in effect, and the First Reserve stockholders and Mr. Staff may not sell, contract to sell or otherwise dispose of any voting securities of NOI while the merger agreement is in effect; provided, however, that the Ansary Stockholders, the First Reserve Stockholders and Mr. Staff may sell shares of common stock owned by them pursuant to Rule 144 of the Securities Act if such sales do not jeopardize the treatment of the merger as a pooling-of-interests and if such sales are permitted by the insider trading restrictions of the respective companies.

     Each of the IRI stockholder agreements and the NOI stockholder agreements will terminate when the merger is completed or, if the merger is not completed, when the merger agreement is terminated.

     As of May 1, 2000, the Ansary Stockholders held approximately 50.16% of the voting power of the outstanding shares of IRI common stock. As of May 1, 2000, the First Reserve Stockholders and Mr. Staff held approximately 15.90% of the voting power of the outstanding shares of NOI common stock.

REGISTRATION RIGHTS AGREEMENT

     In connection with the merger agreement, NOI granted the Ansary Stockholders the right to require NOI to file registration statements with the SEC to register the resale of all shares of NOI common stock they receive in the merger. A summary of material terms of the registration rights agreement follows, but we urge you to fully read the registration rights agreement the form of which is set forth in Exhibit E to Appendix I. The First Reserve Stockholders, who have certain registration rights pursuant to that certain stockholders agreement dated as of January 16, 1996 with NOW Holdings, Inc. and certain other stockholders, were made a party to the registration rights agreement, which serves to supersede and replace those registration rights granted to the First Reserve Stockholders under the initial stockholders agreement.

     The holders of at least 5,000,000 shares of NOI common stock to which the registration rights apply can request that NOI register their shares of NOI common stock under the Securities Act of 1933, as amended. The registration rights agreement generally requires NOI to file a registration statement within 60 calendar days after the end of the period within which requests for registration may be given to NOI. Each of the First Reserve Stockholders and each of the Ansary Stockholders has the right to request one demand registration; provided that such request may not be made within the six month period immediately following the effective date of a preceding demand registration.

     If NOI proposes to register any of its common stock or debt securities for sale to the public, NOI must generally offer each of the holders of registration rights the opportunity to offer their shares of NOI common stock in such public offering. Each holder will have 30 days to respond to NOI advising NOI of the number of shares such holder desires to be registered and sold. No such piggyback registration will relieve NOI of its obligation to register shares of NOI common stock upon the exercise of the First Reserve Stockholders or the Ansary Stockholders of their respective demand registration rights. NOI is not obligated under the registration rights agreement to register any shares of the NOI common stock to which registration rights apply incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

     NOI will pay all expenses related to the filing of registration statements pursuant to the registration rights agreement except:

     - underwriting discounts and commissions;

     - fees and expenses of more than one firm of counsel for the holders; and

     - applicable transfer and documentary stamp taxes, if any.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material United States federal income tax consequences of the merger. This discussion does not address all tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code of 1986, as amended, including insurance companies, financial institutions, mutual funds, dealers in insurance companies, financial institutions, mutual funds, dealers in securities, tax-exempt organizations, foreign persons, persons who do not hold securities, tax-exempt organizations, persons who do not hold shares of IRI common stock as capital assets, persons who hold shares of IRI common stock as part of a straddle or a conversion transaction for United States federal income tax purposes, and individuals who received shares of IRI common stock pursuant to the exercise of employee stock options or otherwise as compensation.

     This discussion provides no information on tax consequences of the merger, if any, under applicable foreign, state, local and other tax laws. This discussion is based on the provisions of the Code, applicable Treasury Regulations thereunder, IRS rulings and judicial decisions in effect as of the date of this document. We can give no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of this discussion. Any such change or interpretation could apply retroactively and could affect the accuracy of this discussion. The discussion also is based upon (i) certain factual representations made by NOI and IRI, and
(ii) the assumption that the merger will be consummated in accordance with the terms of the merger agreement. Neither NOI nor IRI will seek rulings from the IRS concerning the tax consequences of the merger.

     We urge each IRI stockholder to consult such stockholder's own tax advisor as to the specific tax consequences of the merger and to such stockholder, including the application of foreign, state, local and other tax laws.

     Based on the assumptions discussed above and upon the representations of NOI and IRI, it is the opinion of Jones, Day, Reavis & Pogue, tax counsel to IRI, and Morgan, Lewis & Bockius LLP, tax counsel to NOI, that, for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, that IRI, NOI and NOI's merger subsidiary will each be a party to the reorganization within the meaning of
Section 368(b) of the Code, and that, accordingly, none of IRI, NOI or NOI's merger subsidiary will recognize gain or loss for United States federal income tax purposes as a result of the merger and IRI stockholders will not recognize gain or loss for United States federal income tax purposes on the receipt pursuant to the merger of the NOI common stock in exchange for IRI common stock except to the extent they receive cash in lieu of fractional shares of NOI common stock. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in such opinions or that the courts will uphold such opinions if challenged by the IRS.

     The aggregate tax basis of the NOI common stock received by an IRI stockholder, including any fractional share deemed received, will be equal to the tax basis of the IRI common stock exchanged therefore. The holding period of such NOI common stock will include the holding period of the IRI common stock exchanged therefor, provided that the shares of IRI common stock are held as capital assets at the effective time of the merger.

  Cash in Lieu of a Fractional Share.

     An IRI stockholder who receives cash in lieu of a fractional share of NOI common stock will be treated as having received this fractional share as a part of the exchange and having it redeemed by NOI for cash. Therefore, such IRI stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the IRI common stock allocable to this fractional share. This gain or loss will constitute capital gain or loss if the stockholder held the IRI common stock as a capital asset at the time of the merger and will be long-term capital gain or loss if the holding period was greater than one year at the effective time of the merger. In the case of an individual, any such long-term capital gain will be subject to a maximum federal income tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

  Backup Withholding.

     A holder of IRI common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of a fractional share interest unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

     The obligation of each of IRI and NOI to consummate the merger is conditioned upon, among other things, the receipt by each of IRI and NOI of a tax opinion from each of their respective tax counsels that is identical in all material respects to the opinions set forth above. The opinions to be delivered at closing will be based on the facts described therein and upon certain assumptions and certain representations made by IRI, NOI and others. In the event that IRI or NOI is unable to obtain its respective opinion of counsel, as set forth above, each of IRI and NOI is permitted, under the merger agreement, to waive the receipt of such opinions as a condition to such party's obligation to consummate the merger. As of the date of this document, neither IRI nor NOI intends to waive the condition as to the receipt of opinions of counsel as set forth herein and neither party anticipates that the material federal income tax consequences of the merger will be materially different than those described above. In the event of such a failure to obtain tax opinions as set forth above, and a party's determination to waive such condition to the consummation of the merger, IRI and NOI will resolicit the votes of its respective stockholders to approve the merger.

STOCK OPTIONS

     Under the merger agreement, at the effective time of the merger, each IRI stock option exercisable for shares of IRI common stock under the IRI's Equity Incentive Plan will be converted into an option exercisable for that number of shares of NOI common stock equal to the product of:

     - the aggregate number of shares of IRI common stock for which such IRI stock option was exercisable; and

     - the exchange ratio of 0.3385,

and rounded to eliminate fractional shares, if necessary. The exercise price per share of such converted stock option will be equal to the aggregate exercise price per share of such IRI common stock immediately prior to the effective time divided by .3385, rounded to the nearest cent, if necessary. IRI's Equity Incentive Plan allows up to 8,000,000 shares to be reserved for the granting of options, and, as of

May 1, 2000, IRI had issued outstanding options to purchase a total of 2,586,000 shares of IRI common stock.

ACCOUNTING TREATMENT

     NOI and IRI intend for the merger to be accounted for as a pooling-of-interests, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, NOI will restate its consolidated financial statements for prior periods at the effective time of the merger to include the assets, liabilities, stockholders' equity and results of operations of IRI as if IRI had always been a wholly-owned subsidiary of NOI.

     A condition of the obligation of NOI to complete the merger is that NOI shall have received a letter dated the closing date from its independent auditors regarding that firm's concurrence with NOI management's conclusions as to the appropriateness of pooling-of-interests accounting for the merger. A condition of the obligation of IRI to complete the merger is that IRI shall have received a letter dated the closing date from its independent auditors regarding that firm's concurrence with IRI management's conclusions as to whether IRI meets the conditions necessary for it to enter into the business combination accounted for as a pooling-of-interests.

RESALES OF NOI COMMON STOCK

     All shares of NOI common stock to be issued in the merger will be freely transferable, except for shares received by any person who may be deemed to be an affiliate of IRI for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act. An affiliate of IRI is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, IRI or NOI. Under Rule 145, an affiliate of IRI may not resell his or her shares of NOI common stock received in the merger except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act, including selling such shares pursuant to an effective registration statement. IRI has delivered to NOI a list setting forth the names and addresses of all persons who were, at the time of the signing of the merger agreement, affiliates of IRI. NOI granted certain affiliates of IRI the right to require NOI to register the resale of their NOI common stock so that they may sell such shares without being subject to the resale restrictions of Rule 145. For more information, see "-- Registration Rights Agreement."

     Additionally, in order for the merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes:

     - no NOI affiliate may sell, transfer or reduce such NOI affiliate's risk relative to, any NOI common stock held by such NOI affiliate during the period beginning 30 days prior to the effective time of the merger and ending on the date NOI publicly releases the combined financial results of NOI and IRI for a period of 30 days of combined operations of NOI and IRI following the effective time of the merger;

     - no IRI affiliate may sell, transfer or reduce such IRI affiliate's risk relative to, any shares of IRI common stock held by such IRI affiliate (except for the conversion of IRI common stock into NOI common stock as contemplated by the merger agreement) beginning 30 days prior to the effective time of the merger; and

     - no IRI affiliate may sell, transfer or reduce such IRI affiliate's risk relative to, any NOI common stock held by such IRI affiliate or received by such IRI affiliate as a result of the merger, until after the date NOI publicly releases the combined financial results of NOI and IRI for a period of 30 days of combined operations of NOI and IRI following the effective time of the merger.

     Accordingly, persons who may be deemed affiliates of either NOI or IRI are being required to execute agreements containing certain restrictions on transfers of the relevant stock. The merger agreement requires IRI to use its reasonable efforts to cause its affiliates to enter into these agreements and conditions NOI's obligation to effect the merger on the receipt of these agreements.

        INTERESTS OF IRI DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the IRI Board of Directors in favor of the merger, you should be aware that certain directors and executive officers of IRI have interests in the merger that are in addition to the interests of IRI stockholders. These interests are described below, and except as described below, those persons have, to the knowledge of NOI and IRI, no material interest in the merger apart from those of stockholders generally. The IRI Board of Directors was aware of, and considered the interests of, its directors and officers in approving the merger agreement and the merger.

INTERESTS OF IRI MANAGEMENT IN THE MANAGEMENT OF NOI AFTER THE MERGER

     Pursuant to the terms of the merger agreement, NOI will expand its 8 member Board of Directors by one member and, prior to the effective time, take all action necessary to appoint Hushang Ansary or, if Mr. Ansary is unable or unwilling to serve, another individual designated by the IRI Board of Directors and reasonably acceptable to NOI.

REGISTRATION RIGHTS GRANTED TO CERTAIN IRI STOCKHOLDERS

     NOI granted demand registration rights and piggyback registration rights to certain IRI stockholders, including a director and executive officer of IRI. For a description of these rights, See "The Merger -- Registration Rights Agreement."

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that all rights of indemnification from liabilities existing in favor of the directors or officers of IRI as provided in IRI's certificate of incorporation and by-laws will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms after the merger. NOI will maintain for six years after the merger the current policies of directors' and officers' liability insurance or substitute policies no less advantageous than those provided to directors and officers of NOI. NOI's obligation to provide this insurance coverage is subject to a cap of 200% of the cost of such coverage immediately prior to the Effective Time.

EMPLOYMENT AGREEMENTS

     IRI entered into employment agreements with eight officers of IRI (each, an "Employee"), including Robert L. Hargrave, Vice Chairman and Chief Financial Officer and Gary W. Stratulate, President and Chief Operating Officer. Messrs. Hargrave and Statulate are also directors of IRI. The employment agreements will become effective as of the closing of the merger. Each of the agreements provides for a base salary, participation in an employee incentive plan and employee benefits as generally provided to all employees. The agreements provide for base salaries of $300,000 for Mr. Hargrave and $225,895 for Mr. Stratulate. The agreements have a continuing term of one year. If Employee's employment is involuntarily terminated at any time without cause, such Employee will have the right to receive a lump sum payment of 150% of his base salary. Finally, the agreements provide that during the period of employment and for a period of one year after termination of employment, an Employee is generally prohibited from competing or assisting others to compete in its existing or recent business, or inducing any other employee to terminate employment with IRI or its successor. After termination of employment, the non-competition obligations generally apply only to businesses with annual revenues in excess of $20 million competitive with any line of business conducted by IRI or any of its subsidiaries with annual revenues in excess of $20 million for the last fiscal year prior to termination.

NONCOMPETE AGREEMENT

     Effective upon closing of the merger, Mr. Ansary shall be subject to a non-competition agreement with IRI providing that Mr. Ansary is generally prohibited from competing or assisting others to compete with NOI's existing businesses, as of the date of the closing of the merger, for a period of three years. IRI has agreed to pay Mr. Ansary an aggregate of $3 million as consideration for entering into the non-competition agreement, with $1 million payable upon the closing of the merger and an additional $1 million payable upon each of the first and second anniversaries of the closing of the merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE DATA

  NOI

     NOI common stock is listed on the NYSE (ticker symbol: NOI). The following table sets forth the high and low sales prices of NOI common stock as reported on the NYSE for the periods indicated. For current price information, stockholders are urged to consult publicly available sources.

                                                               HIGH     LOW
                                                              ------   ------
2000
First Quarter...............................................  $31.38   $14.25
Second Quarter (through May   , 2000).......................  $30.19   $24.94
1999
First Quarter...............................................  $13.63   $ 8.75
Second Quarter..............................................   14.25    10.25
Third Quarter...............................................   18.19    13.38
Fourth Quarter..............................................   16.06    12.50
1998
First Quarter...............................................  $34.00   $23.88
Second Quarter..............................................   39.75    25.94
Third Quarter...............................................   29.13     7.75
Fourth Quarter..............................................   17.69     8.81

     On March 15, 2000, the last trading day prior to announcement of the merger, the closing price of NOI common stock on the New York Stock Exchange was
$23.75. On May   , 2000 the closing price of NOI common stock on the New York
Stock Exchange was $     .

  IRI International

     IRI common stock is listed on the NYSE (ticker symbol: IIR). The following table sets forth the high and low sales prices of IRI common stock as reported on the NYSE for the periods indicated.

                                                               HIGH     LOW
                                                              ------   ------
2000
First Quarter...............................................  $ 9.63   $ 3.44
Second Quarter (through May   , 2000).......................    9.44     7.94
1999
First Quarter...............................................  $ 4.25   $ 2.94
Second Quarter..............................................    6.00     3.75
Third Quarter...............................................    5.38     4.44
Fourth Quarter..............................................    4.88     3.13
1998
First Quarter...............................................  $14.19   $10.38
Second Quarter..............................................   14.88    10.75
Third Quarter...............................................   12.00     4.56
Fourth Quarter..............................................    6.38     3.00

     On March 15, 2000, the last trading day prior to announcement of the merger, the closing price of IRI common stock on the New York Stock Exchange was
$5.75. On May   , 2000, the closing price of IRI common stock on the New York
Stock Exchange was $     .

DIVIDEND POLICIES

     NOI has never paid cash dividends and anticipates that it will not pay cash dividends on NOI common stock in the foreseeable future.

     IRI has never paid any cash dividends.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement between NOI, Arrow Acquisition Corp. and IRI and is not an exhaustive description. You should read the merger agreement carefully. A copy of the merger agreement is attached as Appendix I to this joint proxy statement/ prospectus.

CONVERSION OF SHARES

     As a result of the merger, each share of IRI's common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.3385 shares of common stock, par value $.01 per share, of NOI. If you own IRI common stock, you may exchange your shares of IRI common stock for shares of NOI common stock after the merger becomes effective. In addition, we will make a cash payment to you for any fractional shares of NOI common stock you would otherwise be entitled to receive.

     When the merger becomes effective, we will cancel and retire all shares of IRI's common stock issued and outstanding immediately prior to the merger and they will cease to exist as anything other than the right to receive NOI common stock, plus any applicable cash payment in respect of fractional shares, as described above.

     At the effective time of the merger, each IRI stock option exercisable for shares of IRI common stock will be converted to an option exercisable for the number of shares of NOI common stock equal to the aggregate number of shares of IRI common stock for which the IRI stock option was exercisable multiplied by the exchange ratio of 0.3385. The exercise price per share for each converted stock option will be the aggregate exercise price of the IRI stock option immediately prior to the merger divided by .3385.

EXCHANGE OF STOCK CERTIFICATES

     When the merger becomes effective, we will mail you instructions explaining how to exchange your canceled shares of IRI common stock for your new shares of NOI common stock. We have appointed American Stock Transfer and Trust Company as the exchange agent who will handle all transactions concerning your submission of canceled shares and receipt of NOI common stock plus any applicable cash payment in lieu of fractional shares of NOI common stock.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES FOR CANCELED IRI SHARES TO EITHER NOI OR IRI. THE EXCHANGE AGENT WILL MAIL YOU A SEPARATE TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR CERTIFICATES AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER. YOU WILL NOT RECEIVE ANY CONSIDERATION FOR CERTIFICATES SENT TO IRI OR NOI.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of IRI customary for a transaction of this nature relating to, among other things:

     - IRI's organization, capitalization and authority to enter into the agreement;

     - the enforceability of the merger agreement as a binding obligation of IRI;

     - the absence of any conflicts between the merger agreement and any of IRI's other material contracts, any law, or any of IRI's charter or bylaw provisions;

     - required filings and consents;

     - the accuracy of IRI's financial statements and filings with the SEC and IRI's submission of all required filings;

     - material liabilities or obligations incurred by IRI or any IRI subsidiary since December 31, 1999 other than in the ordinary course of business;

     - IRI's conduct of its business since December 31, 1999 and the absence of any material adverse effect on the business of IRI;

     - the accuracy of the information which IRI supplied for inclusion in this joint proxy statement/ prospectus;

     - environmental matters;

     - certain matters with respect to pooling-of-interests accounting;

     - IRI's financial advisor's opinion; and

     - the stockholder vote required for IRI's approval and adoption of the merger agreement and the merger.

     The merger agreement also includes representations and warranties by NOI as to:

     - NOI's organization, capitalization and authority to enter into the agreement;

     - the enforceability of the merger agreement as a binding obligation of NOI;

     - the absence of any conflicts between the merger agreement and any of NOI's other material contracts, any law, or any of NOI's charter or bylaw provisions;

     - required filings and consents;

     - the accuracy of NOI's financial statements and filings with the SEC and NOI's submission of all required filings;

     - material liabilities or obligations incurred by NOI or any NOI subsidiary since December 31, 1999 other than in the ordinary course of business;

     - NOI's conduct of its business since December 31, 1999 and the absence of any material adverse effect on NOI;

     - the accuracy of the information which NOI supplied for inclusion in this joint proxy statement/ prospectus;

     - environmental matters;

     - certain matters with respect to pooling-of-interests accounting;

     - NOI's financial advisor's opinion; and

     - the stockholder vote required for NOI's approval and adoption of the merger agreement and the merger.

MATERIAL COVENANTS

     The merger agreement contains various covenants made by NOI and IRI. Certain of those covenants are set forth below.

     Conduct of IRI's Business. IRI made certain covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger, including, but not limited to, except for matters as set forth in the IRI disclosure letter, obtaining NOI's consent prior to:

     - amending or proposing to amend its charter or bylaws;

     - changing its capitalization;

     - declaring or paying any dividend;

     - merging or consolidating with or into any other corporation or changing in any manner the rights of its capital stock or the character of its business;

     - entering into or modifying any material contract, lease or agreement other than in the ordinary course of business;

     - conducting the business of IRI other than in the ordinary course of business and in compliance with all applicable laws and regulations; and

     - taking any action that would cause the merger not to be treated as a pooling-of-interests for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code.

     Conduct of NOI's Business. NOI made certain covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger, including, but not limited to, except for matters as set forth in the NOI disclosure letter, obtaining IRI's consent prior to:

     - amending or proposing to amend its charter or bylaws;

     - changing its capitalization;

     - declaring or paying any dividend;

     - merging or consolidating with or into any other corporation or changing in any manner the rights of its capital stock or the character of its business;

     - entering into or modifying any material contract, lease or agreement other than in the ordinary course of business;

     - conducting the business of NOI other than in the ordinary course of business and in compliance with all applicable laws and regulations; and

     - taking any action that would cause the merger not to be treated as a pooling-of-interests for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code.

     Proxy Statement. NOI and IRI jointly prepared this joint proxy statement/prospectus. NOI and IRI agreed to cause the joint proxy statement/prospectus to comply in all material respects with all applicable requirements of law. In addition, NOI and IRI agreed that the information provided by NOI and IRI for use in any filings with the SEC would at all times prior to the effective time of the merger be true and correct in all material respects and would not omit to state any material fact required to be stated or necessary in order to make such information not false or misleading, and NOI and IRI agreed to promptly correct any such information that has become false or misleading.

     Stockholders' Meeting. IRI covenanted to use its reasonable best efforts to solicit and secure from its stockholders the approval and adoption of the merger agreement and the merger, provided that it did not covenant to engage in any action which IRI's Board of Directors determines in good faith, after consultation with independent legal counsel, would cause it to breach its fiduciary duties to the IRI stockholders.

     NOI covenanted to use its reasonable best efforts to solicit and secure from its stockholders the adoption of the merger agreement and the amendment to the NOI certificate of incorporation to increase the number of authorized shares of common stock, provided that it did not covenant to engage in any action which NOI's Board of Directors determines in good faith, after consultation with independent legal counsel, would cause it to breach its fiduciary duties to the NOI stockholders.

     Affiliates. IRI agreed to use its reasonable efforts to cause those parties identified as IRI affiliates for pooling-of-interests accounting purposes to execute and deliver an affiliate agreement at least 30 days prior to the effective time of the merger. NOI agrees to use its reasonable efforts to cause those parties identified as NOI affiliates for pooling-of-interests purposes to execute and deliver an affiliate agreement at least 30 days prior to the effective time of the merger.

     Consummation of Transaction. Each party covenanted to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement.

     Public Announcements. The parties agreed to consult with each other before making any public announcements or otherwise communicating with any news media concerning the merger agreement or the transactions contemplated thereby, unless required by applicable law.

     Notification. The parties agreed to promptly notify each other with respect to the occurrence or any threatened occurrence of any fact or circumstance that would cause or constitute a breach of any of the representations and warranties set forth in the merger agreement, and use its respective best efforts to remedy any such breach.

     Consents; Filings; Further Actions. Each party covenanted to use its commercially reasonable efforts to comply with all legal requirements which may be imposed with respect to the merger and to obtain all authorizations, consents and approvals of governmental entities and other third parties which may be necessary to complete the transactions contemplated by the merger agreement.

     Directors' and Officers' Indemnification and Insurance. NOI covenanted to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter documents and bylaws of IRI for a period of six years following the effective time of the merger. NOI further covenanted that it shall cause the surviving corporation to maintain, for six years following the effective time of the merger, the existing policies of directors' and officers' liability insurance maintained by IRI, or comparable policies that are no less advantageous than those provided to directors and officers of NOI; provided, that NOI is not obligated to provide such coverage to the extent that the cost of such coverage exceeds 200% of the cost immediately prior to the effective time of the merger.

     No Solicitation. IRI covenanted not to, without the prior written consent of NOI,

     - solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that would constitute or may reasonably be expected to lead to an IRI Acquisition Proposal;

     - engage in any discussion or negotiation relating to any IRI Acquisition Proposal; or

     - enter into any agreement with respect to, agree to, approve or recommend any IRI Acquisition Proposal.

     An IRI Acquisition Proposal is a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving IRI or any IRI subsidiary or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, IRI or any IRI subsidiary.

     This covenant does, however, expressly permit IRI to, prior to the approval of the merger agreement by IRI's stockholders:

     - engage in discussions or negotiations with a third party who (without solicitation or initiation by IRI) makes an unsolicited bona fide written IRI Acquisition Proposal, if the IRI Board of Directors determines, in good faith (1) after consultation with its financial advisors, that such competing proposal is financially superior to the transactions contemplated by the merger agreement (an "IRI Superior Proposal") and (2) after considering applicable provisions of state law and after consultation with independent legal counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law;

     - comply with Rule 14e-2 of the Exchange Act with regard to a tender or exchange offer;

     - accept an IRI Superior Proposal.

In the event that IRI accepts an IRI Superior Proposal it will be obligated to pay a termination fee of $15,000,000. See "The Merger Agreement -- Termination; Termination Fees and Expenses."

     In addition, IRI covenanted to notify NOI within 24 hours of the receipt of any competing proposal or inquiries indicating that any person is considering making a competing proposal. Additionally, prior to accepting a superior proposal, IRI covenanted to negotiate in good faith with NOI, for a period of not less than five business days, to make such changes to the terms and conditions of the merger agreement that would enable IRI to proceed with the transactions contemplated by the merger agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The merger agreement contains various conditions to the parties' obligations to effect the merger, including:

     - the requisite approval of the IRI stockholders and the NOI stockholders (including the approval by the NOI stockholders of the amendment to the certificate of incorporation of NOI);

     - the absence of any judicial or quasi-judicial action or litigation that restrains or prohibits consummation of the merger and the related transactions or that prohibits or limits the ownership, operation or control by IRI, NOI or any of their respective subsidiaries of any part of their respective businesses or assets, or any action taken by any governmental entity seeking to prohibit the merger.

     - the expiration or termination of any waiting period applicable to the merger under the HSR Act, which occurred on May 3, 2000;

     - effectiveness of the registration of which this joint proxy statement/prospectus is a part;

     - approval of the NYSE, upon official notice of issuance, of the listing of the NOI common stock to be issued in the merger; and

     - the granting or obtaining of all consents and approvals which are necessary to the consummation of the merger, and the failure to obtain which would have a material adverse effect on NOI or IRI.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF NOI

     - the accuracy in all respects of the representations and warranties of IRI that are qualified by materiality, and the accuracy in all material respects of the representations and warranties of IRI that are not qualified by materiality, each on the date of closing, and delivery to NOI of an officer's certificate to that effect;

     - IRI's performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to NOI of an officer's certificate to that effect;

     - the absence of any IRI material adverse effect, as defined in the merger agreement, since March 15, 2000 and delivery to NOI of an officer's certificate to that effect;

     - the delivery of the pooling letter by NOI's independent auditors to the NOI Board of Directors;

     - the NOI fairness opinion given by Merrill Lynch & Co. shall not have been withdrawn;

     - NOI's receipt of an opinion from tax counsel stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code; and

     - NOI's receipt of an affiliate agreement from all parties deemed to be IRI's affiliates, as defined under Rule 145 of the Securities Act.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF IRI

     - the accuracy in all respects of the representations and warranties of NOI and Arrow Acquisition Corp. that are qualified by materiality, and the accuracy in all material respects of the representations and warranties of NOI and Arrow Acquisition Corp. that are not qualified by materiality, each on the date of closing, and delivery to IRI of an officer's certificate to that effect;

     - NOI's and Arrow Acquisition Corp.'s performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to IRI of an officer's certificate to that effect;

     - the absence of any NOI material adverse effect, as defined in the merger agreement, since March 15, 2000 and delivery to IRI of an officer's certificate to that effect;

     - the delivery of the pooling letter by IRI's independent auditors to the IRI Board of Directors;

     - the IRI fairness opinion given by Lehman Brothers shall not have been withdrawn;

     - IRI's receipt of an opinion from tax counsel stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

     - IRI's receipt of an affiliate agreement from all parties deemed to be NOI's affiliates, as defined under Rule 145 of the Securities Act;

     - the execution and delivery by NOI of the registration rights agreement to certain stockholders of IRI; and

     - the taking of all action necessary by NOI to elect to the NOI Board of Directors Mr. Ansary or another individual designated by the IRI Board of Directors and reasonably acceptable to NOI if Mr. Ansary is unable or unwilling to serve.

TERMINATION; TERMINATION FEES AND EXPENSES

     The merger agreement provides that the merger may be abandoned and the merger agreement may be terminated prior to the merger's effectiveness, in various ways including:

     - by mutual written consent of NOI and IRI;

     - by either NOI or IRI if the merger is not consummated on or before September 1, 2000, as long as the party requesting such termination did not, by its failure to fulfill an obligation under the merger agreement, cause the merger not to be consummated;

     - by either NOI or IRI if any governmental entity or arbitrator with jurisdiction issues a final order, injunction or decree permanently preventing consummation of the merger;

     - by either NOI or IRI upon the other entity's breach or failure to comply with, its obligations under the merger agreement in any material respect, or any representation or warranty of the other entity being incorrect in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice, and such breaches, failures or misrepresentations, individually or in the aggregate, would result in a material adverse effect;

     - by NOI if IRI fails to comply with its obligations regarding non-solicitation under the agreement and such breach is not cured within 10 days of notice to IRI;

     - by NOI or IRI after the occurrence of changes or events that, individually or in the aggregate, have (or are reasonably expected to have) a material adverse effect on the other entity;

     - by NOI if the IRI Board of Directors withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner, fails to reaffirm such approval or recommendation within 10 days of a request by NOI, approves or recommends any acquisition of a material portion of its assets or any tender offer for shares of its capital stock, other than by NOI or an affiliate of NOI, recommends that the IRI stockholders tender their shares in a tender offer or exchange offer that has been commenced or with respect to which an offer to purchase or a registration statement has been filed or resolves to take any of the preceding actions;

     - by IRI if the NOI Board of Directors withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner, fails to reaffirm such approval or recommendation within 10 days of a request by IRI, or resolves to take any of the preceding actions;

     - by NOI or IRI if the required stockholder approval of the other entity is not obtained; or

     - by IRI, prior to the approval of the merger agreement by the IRI stockholders, if IRI accepts an IRI Superior Proposal in accordance with the requirements of the merger agreement.

     If the merger agreement is terminated, it becomes void and none of the parties to the merger agreement has any liability or further rights or obligations under the agreement other than the remedies described below. However, if the agreement is terminated (1) by one party due to the other party's failure to comply with its obligations or a breach of its representations or warranties that are not being cured or (2) by NOI if IRI fails to comply with its non-solicitation obligations under the merger agreement, the breaching party remains fully liable to the non-breaching party for such breach.

     If the merger agreement is terminated, each party is responsible for the expenses it incurs.

     However, if

     - NOI terminates the agreement because the IRI Board of Directors withdraws its approval, fails to reaffirm such approval, approves or recommends any acquisition of a material portion of its assets or any tender offer for shares of its capital stock, recommends that the IRI stockholders tender their shares in a tender offer or exchange offer or resolves to take any of the preceding actions; or

     - NOI terminates the agreement because IRI breaches its non-solicitation obligations under the agreement (which breach is not cured within 10 days of notice by NOI),

then, if after the date of the merger agreement and prior to such termination, an IRI Acquisition Proposal was made, and within one year following such termination, IRI has entered into an agreement with respect to, or consummated, an IRI Acquisition Proposal, IRI will pay a termination fee of $15,000,000 to NOI within one business day after entering into such agreement or consummating such IRI Acquisition Proposal.

     Additionally, if IRI terminates the agreement prior to obtaining IRI stockholder approval at the IRI stockholders' meeting because the IRI Board of Directors accepts an IRI Superior Proposal, IRI will pay a termination fee of $15,000,000 to NOI concurrently with termination.

     If IRI fails to promptly pay any termination fees due to NOI under the merger agreement, IRI will pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment, plus interest on the amount of the unpaid fee.

AMENDMENT AND WAIVER

     The merger agreement may be amended by NOI and IRI at any time prior to the effective time. Any amendment must be in writing signed by all the parties. Once IRI's stockholders have voted approval of the merger agreement, however, no party may make an amendment to the merger agreement which would reduce the amount or change the type of consideration for which each share of IRI's common stock will be exchanged or which would materially and adversely affect the IRI stockholders.

     Prior to the consummation of the merger, any party may:

     - extend the time given for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to the merger agreement; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     Any agreement as to extension or waiver by any party will be valid only as against such party and only if set forth in writing executed by such party.

          COMPARISON OF THE RIGHTS OF THE HOLDERS OF IRI COMMON STOCK
                              AND NOI COMMON STOCK

     The rights of both NOI and IRI stockholders are governed by the Delaware General Corporation Law, and the respective certificates of incorporation and bylaws of NOI and IRI. Upon completion of the merger, IRI stockholders will become NOI stockholders. The material differences between the rights of IRI stockholders and NOI stockholders, resulting from differences in their respective certificates of incorporation and bylaws, are summarized below.

STOCKHOLDER ACTION

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. NOI's certificate of incorporation expressly provides that no action required or permitted to be taken at a common stockholders' meeting may be taken without a meeting. NOI's certificate of incorporation also provides that the power of common stockholders to consent in writing is specifically denied. IRI's bylaws provide that stockholders may consent in writing to any action required or permitted to be taken at a meeting without such a meeting.

SPECIAL STOCKHOLDERS' MEETINGS

     The Delaware General Corporation Law provides that a special stockholders' meeting may be called by the corporation's board of directors or by such person or persons as the certificate of incorporation or the bylaws may authorize. NOI's certificate of incorporation provides that the following persons may call a special meeting:

     - the chairman of the board of directors;

     - the president; or

     - the board of directors pursuant to a resolution approved by a majority of the members of the board then in office.

     NOI's certificate of incorporation does not permit the stockholders to call a special meeting.

     IRI's bylaws provide that a special meeting may be called by:

     - the chairman of the board;

     - the chief executive officer if there is no acting chairman of the board;

     - the secretary upon written request of the majority of the board of directors; or

     - the holders of the majority of the outstanding common stock.

NUMBER AND ELECTION OF DIRECTORS

     The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may be changed only by an amendment to the certificate of incorporation. Directors may be elected at the annual stockholders' meeting, or at a different stockholders' meeting if the corporation's bylaws so provide. Stockholders also may elect directors by written consent in lieu of a stockholders' meeting. If the stockholders' written consent electing the directors is not unanimous, the consent may substitute for the meeting only if every position on the board available to be filled at that time is vacant, and the consent fills all the vacant positions. NOI's certificate of incorporation provides that the number of directors shall be fixed by a resolution adopted by a majority of the board of directors, but in no event may the board consist of less than three directors. NOI's certificate of incorporation also provides that the board will be divided into three classes whose terms have staggered expiration dates. IRI's bylaws provide that the number of directors may not be less than three nor more than 17. The number of directors is set by a vote of the holders of a majority of the outstanding stock, subject to the rights, if any, of holders of preferred stock. IRI's bylaws also provide that directors will hold office until the next annual meeting of stockholders.

REMOVAL OF DIRECTORS

     The Delaware General Corporation Law provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that:

     - members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     - in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient, if cumulatively voted, to elect such director at an election of the entire board of directors or of the class of directors to which such director belongs.

     NOI's certificate of incorporation provides that a director of any class of directors may be removed only for cause, by an affirmative vote of stockholders holding 80% of the outstanding shares of the class or series of stock entitled to vote at an election of directors of that class or series. IRI's bylaws provide that any director may be removed with or without cause by the holders of a majority of IRI's outstanding common stock, subject to the rights, if any, of holders of preferred stock.

VACANCIES

     Under the Delaware General Corporation Law, unless the corporation's certificate of incorporation or bylaws provides otherwise, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by:

     - a majority of the directors then in office, although less than a quorum;
       or

     - by the sole remaining director.

However, in the case of a classified board, vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. If the board is classified, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class to which they belong, and until their successors have been duly elected and qualified. In addition, if, immediately prior to the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. IRI's bylaws provide that vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the holders of a majority of IRI's outstanding common stock, subject to the rights, if any, of the holders of preferred stock.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma combined financial statements have been prepared assuming the merger is accounted for as a pooling-of-interests under U.S. GAAP and are based on the historical consolidated financial statements of NOI and IRI. The following unaudited pro forma combined balance sheet at December 31, 1999 and unaudited pro forma combined statements of operations for the three years in the period ended December 31, 1999 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of NOI and IRI and the related notes, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma financial statements of operations were prepared as if NOI and IRI had been combined since the beginning of each period presented. There are no significant adjustments required to the historical financial data of NOI and IRI to conform the accounting policies of the two companies.

     The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

            NATIONAL-OILWELL, INC. AND IRI INTERNATIONAL CORPORATION

                   UNAUDITED PROFORMA COMBINED BALANCE SHEET
                            AS AT DECEMBER 31, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                               NATIONAL        IRI                         PRO FORMA
                                               OILWELL    INTERNATIONAL   ADJUSTMENTS      COMBINED
                                               --------   -------------   -----------      ---------
                                               ASSETS

Current assets:
  Cash and cash equivalents..................  $ 12,403     $ 50,374       $(13,000)(1)    $ 49,777(3)
  Accounts receivables.......................   185,920       14,476                        200,396
  Unbilled revenues..........................                  1,400                          1,400
  Inventories................................   254,052       92,572                        346,624
  Deferred taxes.............................     9,296        1,388          3,230(1)       13,914
  Income tax receivable......................    10,171        2,717                         12,888
  Prepaid and other current assets...........     6,534        1,242                          7,776
                                               --------     --------       --------        --------
          Total current assets...............   478,376      164,169         (9,770)        632,965
Property, plant and equipment, net...........   109,147       45,697                        154,844
Deferred taxes...............................     7,781        3,945                         11,726
Goodwill.....................................   174,498           --                        174,498
Property held for sale.......................     7,424           --                          7,424
Other assets.................................     5,085        3,282                          8,367
                                               --------     --------       --------        --------
                                               $782,311     $217,093       $ (9,770)       $989,634
                                               ========     ========       ========        ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..........  $     --     $      1       $               $      1
  Accounts payable...........................   100,963        5,256                        106,219
  Customer prepayments.......................    16,838        1,938                         18,776
  Other accrued liabilities..................    58,409        7,125                         65,534
                                               --------     --------       --------        --------
          Total current liabilities..........   176,210       14,320             --         190,530
Long-term debt...............................   196,007           --             --         196,007(3)
Deferred taxes...............................     6,138           --                          6,138
Other liabilities............................     8,881        1,473                         10,354
                                               --------     --------       --------        --------
          Total liabilities..................   387,236       15,793                        403,029
Commitments and contingencies
Stockholders' equity:
  Common stock issued and outstanding........       582          399           (267)(2)         714
  Additional paid-in capital.................   246,553      168,884            267(2)      415,704
  Accumulated other comprehensive (loss).....   (11,537)        (386)                       (11,923)
  Retained earnings..........................   159,477       32,403         (9,770)(1)     182,110
                                               --------     --------       --------        --------
                                                395,075      201,300         (9,770)        586,605
                                               --------     --------       --------        --------
                                               $782,311     $217,093       $ (9,770)       $989,634
                                               ========     ========       ========        ========

        The accompanying notes are an integral part of these statements.

            NATIONAL-OILWELL, INC. AND IRI INTERNATIONAL CORPORATION

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1999        1998         1997
                                                            --------   ----------   ----------
Revenues..................................................  $837,405   $1,446,959   $1,282,772
Cost of revenues..........................................   686,735    1,116,967    1,019,912
                                                            --------   ----------   ----------
Gross profit..............................................   150,670      329,992      262,860
Selling, general, and administrative......................   147,566      173,154      137,795
Special charge............................................     1,779       17,023       10,660
                                                            --------   ----------   ----------
Operating income..........................................     1,325      139,815      114,405
Interest and financial costs..............................   (15,872)     (14,261)     (15,850)
Interest income...........................................     2,276        3,238        2,270
Other income (expense), net...............................    (2,588)      (3,771)         641
                                                            --------   ----------   ----------
Income before income taxes from continuing operations.....   (14,859)     125,021      101,466
Provision (benefit) for income taxes......................    (5,474)      43,685       34,104
                                                            --------   ----------   ----------
Net income (loss) from continuing operations..............  $ (9,385)  $   81,336   $   67,362
                                                            ========   ==========   ==========
Net income per share from continuing operations:
  Basic...................................................  $  (0.13)  $     1.19   $     1.06
                                                            ========   ==========   ==========
  Diluted.................................................  $  (0.13)  $     1.19   $     1.05
                                                            ========   ==========   ==========
Weighted average shares outstanding:
  Basic...................................................    71,720       68,171       63,596
                                                            ========   ==========   ==========
  Diluted.................................................    72,034       68,353       64,429
                                                            ========   ==========   ==========

        The accompanying notes are an integral part of these statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     (1) To record the estimated one-time combination costs of $13,000,000 primarily related to professional and advisory fees, severance and non-compete agreements, consolidation and integration costs reduced by a tax benefit of $3,230. These costs are non-recurring and are not reflected in the Unaudited Pro Forma Combined Statement of Operations. Under the three-year non-compete agreement with IRI's chief executive officer, $3,000,000 in payments would be deferred and charged to income in subsequent years.

     (2) To record the issuance of 13,506,150 shares of NOI Common Stock in exchange for 39,900,000 shares of IRI Common Stock outstanding at December 31, 1999 based upon a conversion rate of 0.3385 of a share of NOI Common Stock for each share of IRI Common Stock.

     (3) The Unaudited Pro Forma Combined Balance Sheet reflects consolidated cash holdings of $49,777,000. Management intends to pay off outstanding debt with excess cash that would have approximated $32,000,000 at debt at December 31, 1999. If the $32,000,000 of excess cash had been reclassified against outstanding debt at December 31, 1999 the combined debt to equity ratio would have been 28.0% and outstanding debt would have been reduced to approximately $164,000,000. The remaining debt includes $150,000,000 of 6 7/8% senior notes due in 2005.

            NATIONAL-OILWELL, INC. AND IRI INTERNATIONAL CORPORATION

         UNAUDITED ADJUSTED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The following unaudited adjusted pro forma combined statement of operations is a supplemental statement that is not intended to comply with pooling-of-interests accounting as it contains adjustments to reflect management's estimates of combination benefits that would have been achieved if the combination had been completed as of the beginning of the period. This
statement is not intended to replace the results shown on page   .

                                                             YEAR ENDED DECEMBER 31, 1999
                                                 ----------------------------------------------------
                                                        HISTORICAL
                                                 ------------------------                   ADJUSTED
                                                 NATIONAL        IRI                        PRO FORMA
                                                 OILWELL    INTERNATIONAL   ADJUSTMENTS     COMBINED
                                                 --------   -------------   -----------     ---------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues.......................................  $745,215     $ 92,190                      $837,405
Cost of revenues...............................   603,579       83,156         (2,337)(1)    684,398
                                                 --------     --------       --------       --------
Gross profit...................................   141,636        9,034          2,337        153,007
Selling, general, and administrative...........   119,735       27,831        (17,552)(1)    130,014
Special charge.................................        --        1,779                         1,779
                                                 --------     --------       --------       --------
Operating income...............................    21,901      (20,576)        19,889         21,214
Interest and financial costs...................   (15,509)        (363)         3,111(2)     (12,761)
Interest income................................       737        1,539         (1,281)(2)        995
Other income (expense), net....................    (2,611)          23                        (2,588)
Income before income taxes from continuing
  operations...................................     4,518      (19,377)        21,719          6,860
Provision (benefit) for income taxes...........     2,998       (8,472)         8,470(3)       2,996
                                                 --------     --------       --------       --------
Net income from continuing operations..........  $  1,520     $(10,905)      $ 13,249       $  3,864
                                                 ========     ========       ========       ========
Net income per share from continuing
  operations:
  Basic........................................  $   0.03     $  (0.27)                     $   0.05
                                                 ========     ========                      ========
  Diluted......................................  $   0.03     $  (0.27)                     $   0.05
                                                 ========     ========                      ========
Weighted average shares outstanding:
  Basic........................................    58,214       39,900         13,506(4)      71,720
                                                 ========     ========       ========       ========
  Diluted......................................    58,528       39,900         14,000(5)      72,528
                                                 ========     ========       ========       ========

        The accompanying notes are an integral part of these statements.

       NOTES TO THE UNAUDITED ADJUSTED PRO FORMA STATEMENT OF OPERATIONS

     (1) To record estimated cost savings as a result of consolidating corporate offices and certain operations of the combining companies.

     (2) To record the effect on interest expense and income of applying excess cash of IRI to outstanding debt of NOI, reflecting a net rate differential of 4%.

     (3) To reflect the tax effect of the above using a 38% tax rate.

     (4) To record the issuance of 13,506,150 shares of NOI Common Stock in exchange for 39,900,000 shares of IRI Common Stock outstanding at December 31, 1999 based upon a conversion rate of 0.3385 of a share of NOI Common Stock for each share of IRI Common Stock.

     (5) Under the merger agreement the outstanding IRI stock options will convert to NOI stock options. The 2,586,000 of IRI stock options converted under the "treasury-stock method" at a share price of $25.00 per share and a weighted average exercise price of $3.6858, yields 494,087 NOI stock options. In the computation of fully diluted earnings per share, the NOI shares issued for outstanding IRI shares plus IRI options assumed exercised, increases the combined weighted average shares to 14,000,000.

                          BUSINESS OF NATIONAL OILWELL

     NOI is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

     NOI manufactures and assembles drilling machinery, including drawworks, mud pumps and top drives, which are the major mechanical components of drilling rigs, as well as masts, derricks and substructures. Many of these components are designed specifically for more demanding applications, which include offshore, extended reach and deep land drilling. NOI estimates that a majority of the mobile offshore rig fleet and the world's larger land rigs (2,000 horsepower and greater) manufactured in the last twenty years utilize drawworks, mud pumps and other drilling machinery components manufactured by NOI's Products and Technology segment. NOI also provides electrical power systems, computerized control systems and automation systems for drilling rigs. NOI's systems, including the Cyberbase(TM) and automated pipe handling systems, are used in many of the industry's most technologically demanding applications. In addition, NOI provides engineering and fabrication services to integrate its drilling products and deliver complete land drilling rigs and drilling modules for mobile offshore drilling rigs or offshore drilling platforms.

     Through its Products and Technology segment, NOI designs and manufactures drilling motors and specialized drilling tools for rent and sale. Drilling motors are essential components of systems for horizontal, directional, extended reach and performance drilling. Drilling tools include drilling jars, shock tools and other specialized products.

     NOI's Distribution Services segment offers comprehensive supply chain integration services to the drilling and production industry segments. NOI's network of service centers located in the United States and Canada and near major drilling and production activity worldwide use state of the art information technology platforms to provide procurement, inventory management and logistics services. These service centers stock and sell a variety of expendable items for oil field applications and spare parts for equipment manufactured by NOI.

                         BUSINESS OF IRI INTERNATIONAL

     IRI International Corporation is one of the world's largest manufacturers of land-based drilling well-servicing rigs and rig component parts for use in the global oil and gas industry. IRI is principally engaged in the design, manufacture, service, sale and rental of onshore and offshore oil field equipment for the domestic and international markets. IRI's Oilfield Equipment Division designs and produces rigs to meet the special requirements of IRI's global clientele for service in remote areas and harsh climatic conditions. IRI's Downhole Products Division is a major manufacturer of down hole fishing and drilling tools. IRI offers a complete line of oil field power equipment, including top drives, power swivels, wireline pressure control equipment and coiled tubing systems, which complement IRI's drilling and well-servicing rigs. IRI also manufactures and maintains a significant inventory of replacement parts for rigs produced by IRI and others, enabling IRI to meet the needs of its customers on a timely basis. IRI's Specialty Steel Division produces premium alloy steel for commercial and military use and for use in manufacturing oil field equipment products.

     IRI markets its oil field equipment primarily through its own sales force and through designated agents and distributors in every major oil and gas producing region in the world. IRI maintains 25 domestic and 7 international sales, parts and service centers in areas of significant drilling and production operations. IRI's network of service centers in the United States provides its customers with refurbishment or repair services as well as ready access to replacement parts for equipment in the field. IRI's worldwide sales and marketing activities are closely coordinated with and supported by a staff of engineers and design technicians. This network allows IRI to provide its customers with products meeting their customized design specifications.

     The predecessor of IRI was founded in 1985 through the combination of Ingersoll-Rand Oilfield Products Company and the Ideco Division of Dresser Industries, Inc., and was later acquired by Energy Services International Ltd. in 1994 ("ESI"). IRI acquired the business and operations of the Bowen Tools Division (the "Bowen Acquisition") on March 31, 1997 and Cardwell International, Ltd. (the "Cardwell Acquisition") on April 17, 1997 (together, the "Acquisitions"). In October 1997, IRI merged with ESI, and ESI, as the surviving entity, changed its name to IRI International Corporation. In November 1997, IRI consummated its initial public offering of 13,800,000 shares (which included 3,900,000 shares sold by certain stockholders) of its common stock.

          APPROVAL OF THE RESTATED CERTIFICATE OF INCORPORATION OF NOI

     The NOI Board of Directors believes that it is desirable for the NOI stockholders to consider and act upon a proposal to adopt a restated certificate of incorporation of NOI which includes an increase in the authorized shares of common stock, $.01 par value, from 75,000,000 to 150,000,000 shares. The restated certificate of incorporation also deletes references to NOI's Class A Common Stock, which was retired at the time of NOI's initial public offering.

     Of the 75,000,000 currently authorized shares of common stock, as of May 1, 2000, 66,351,790 shares of NOI common stock were issued and outstanding (assuming the conversion of certain exchangeable shares issued in connection with the combination of NOI and Dreco Energy Services Ltd.) and 2,504,124 shares of NOI common stock were subject to issuance under NOI's long term incentive plans. Pursuant to the terms of the merger agreement, NOI has agreed to issue approximately 14,381,511 shares of common stock to the IRI stockholders in the merger and upon exercise of outstanding stock options of IRI.

     The certificate of incorporation currently provides that NOI is authorized to issue 75,000,000 shares of common stock. NOI cannot complete the merger unless the NOI stockholders adopt the restated certificate of incorporation, since NOI does not have sufficient authorized but unissued shares to issue to the IRI stockholders in connection with the merger.

     Except for shares currently reserved as explained above, NOI does not now have any present plan, understanding or agreement to issue additional shares of common stock. However, the NOI Board of Directors of NOI believes that the proposed increase in authorized shares of common stock is desirable to enhance NOI's flexibility in connection with possible future actions, such as stock splits, stock dividends, corporate mergers and acquisitions, financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. The NOI Board of Directors will determine whether, when, and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

     Approval of the proposed restated certificate of incorporation could have an anti-takeover effect, in that NOI could issue additional shares in an effort to create voting impediments or to dilute the common stock ownership of a person seeking to acquire control of NOI. NOI's ability to issue the shares could discourage a third party from attempting to acquire control of NOI. However, the proposal to increase the amount of authorized common stock is not in response to any effort of which NOI is aware to accumulate common stock or obtain control of NOI.

     If the proposed restated certificate of incorporation is adopted, all or any of the authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the NOI stockholders for subscription. The issuance of common stock otherwise than on a pro-rata basis to all holders of such stock would reduce the proportionate interests of such stockholders.

     Additionally, pursuant to the proposal, all references to "Class A Common Stock" in the certificate of incorporation will be deleted.

     Other than increasing the authorized shares of common stock from 75,000,000 to 150,000,000, and deleting references to Class A Common Stock, the proposed amendment does not change the certificate of incorporation. The full text of the restated certificate of incorporation is set forth in Appendix IV to this joint proxy statement/prospectus.

     The NOI Board of Directors has unanimously adopted resolutions approving the restated certificate of incorporation, declaring its advisability and directing that it be submitted to the stockholders for their approval. If adopted by the stockholders, the restated certificate of incorporation will become effective upon filing as required by the General Corporation Law of Delaware.

     The NOI Board of Directors recommends a vote "FOR" the above proposal.

                                 LEGAL MATTERS

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will issue an opinion as to the validity of the common stock of NOI to be issued in the merger. In addition, Jones, Day, Reavis & Pogue and Morgan, Lewis & Bockius LLP will issue tax opinions to IRI and NOI, respectively, in connection with the merger agreement.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements included in NOI's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this Prospectus and Registration Statement. NOI's statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of IRI International Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, are incorporated by reference in this joint proxy statement/prospectus and registration statement on Form S-4 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     NOI and IRI file reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Midwest Regional office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. by calling the SEC at 1-800-732-0330. In addition, NOI and IRI file this material electronically with the SEC, and the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies (including us) that file electronically with the SEC. The common stock of NOI and IRI is listed on the NYSE, and reports, proxy statements and other information can also be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

     NOI has filed with the SEC a registration statement on Form S-4, with respect to our common stock to be issued to IRI stockholders in connection with the completion of the merger, and this prospectus is part of our registration statement. For further information with respect to us and the shares, we refer you to the registration statement and its exhibits. This document is part of that registration statement and constitutes a prospectus of NOI in addition to being a proxy statement for NOI's special meeting of stockholders. IRI is also using this document as a proxy statement for its special meeting of stockholders. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows NOI and IRI to incorporate by reference information into this document, which means that NOI and IRI can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

     This document incorporates by reference the following SEC filings by NOI and IRI:

     NOI SEC Filings:

          1. Annual Report on Form 10-K for the year ended December 31, 1999, including the information contained in NOI's definitive proxy statement dated April 7, 2000 that is incorporated by reference in the Annual Report on Form 10-K.

          2. Registration Statement on Form 8-A registering under the Exchange Act the common stock of NOI filed October 15, 1996, as amended by NOI's Current Report on Form 8-K filed on November 11, 1997.

     IRI SEC Filings:

     Annual Report on Form 10-K for the year ended December 31, 1999.

     NOI and IRI are also incorporating by reference all documents that they file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/ prospectus and the date of their respective stockholder meetings.

                                   APPENDIX I

                              AGREEMENT OF MERGER

                                     AMONG

                             NATIONAL-OILWELL, INC.

                            ARROW ACQUISITION, INC.

                                      AND

                         IRI INTERNATIONAL CORPORATION

                           DATED AS OF MARCH 15, 2000

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER.......................................................    1
  Section 1.1   The Merger..................................................    1
  Section 1.2   Closing.....................................................    1
  Section 1.3   Effect......................................................    1
  Section 1.4   Certificate of Incorporation................................    1
  Section 1.5   The Bylaws..................................................    2
  Section 1.6   Directors of Surviving Corporation..........................    2
  Section 1.7   Officers of Surviving Corporation...........................    2
  Section 1.8   Effect of the Merger on Capital Stock.......................    2
  Section 1.9   Exchange of Certificates for Shares.........................    2
  Section 1.10  Treatment of Stock Options..................................    4
  Section 1.11  IRI Stockholder Support.....................................    5
  Section 1.12  NOI Stockholder Support.....................................    5
ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF IRI............................    5
  Section 2.1   Corporate Existence.........................................    5
  Section 2.2   Capitalization..............................................    5
  Section 2.3   Subsidiaries; No Interest in Other Entities.................    6
  Section 2.4   Authority...................................................    6
  Section 2.5   Validity of Contemplated Transactions; Etc. ................    7
  Section 2.6   Governmental Consents and Approvals.........................    7
  Section 2.7   Securities Reports and Financial Statements.................    7
  Section 2.8   Absence of Undisclosed Liabilities..........................    8
  Section 2.9   Information Supplied........................................    8
  Section 2.10  Existing Condition..........................................    8
  Section 2.11  Taxes.......................................................    9
  Section 2.12  Legal Proceedings; Etc. ....................................    9
  Section 2.13  Compliance with Law.........................................    9
  Section 2.14  Certain Agreements..........................................    9
  Section 2.15  Employee Benefit Plans......................................   10
  Section 2.16  Environmental Matters.......................................   11
  Section 2.17  No Brokers or Finders.......................................   12
  Section 2.18  Pooling Matters.............................................   12
  Section 2.19  Fairness Opinion............................................   12
  Section 2.20  Restrictions on Business Activities.........................   13
  Section 2.21  Vote Required...............................................   13
  Section 2.22  Board Action; Etc. .........................................   13
  Section 2.23  Completeness of Disclosure..................................   13
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF NOI............................   13
  Section 3.1   Corporate Existence.........................................   13
  Section 3.2   Capitalization..............................................   13
  Section 3.3   Subsidiaries; No Interest in Other Entities.................   14
  Section 3.4   Authority...................................................   15
  Section 3.5   Validity of Contemplated Transactions; Etc. ................   15
  Section 3.6   Governmental Consents and Approvals.........................   15
  Section 3.7   Securities Reports and Financial Statements.................   15
  Section 3.8   Absence of Undisclosed Liabilities..........................   16
  Section 3.9   Information Supplied........................................   16
  Section 3.10  Existing Condition..........................................   16
  Section 3.11  Taxes.......................................................   17
  Section 3.12  Legal Proceedings; Etc. ....................................   17

  Section 3.13    Compliance with Law........................................................................         17
  Section 3.14    Certain Agreements.........................................................................         17
  Section 3.15    Employee Benefit Plans.....................................................................         18
  Section 3.16    Environmental Matters......................................................................         19
  Section 3.17    No Brokers or Finders......................................................................         20
  Section 3.18    Pooling Matters............................................................................         20
  Section 3.19    Fairness Opinion...........................................................................         20
  Section 3.20    Restrictions on Business Activities........................................................         20
  Section 3.21    Vote Required..............................................................................         20
  Section 3.22    Board Action; Etc. ........................................................................         21
  Section 3.23    Completeness of Disclosure.................................................................         21
  Section 3.24    No Prior Activities by Acquisition.........................................................         21
ARTICLE 4  OTHER AGREEMENTS..................................................................................         21
  Section 4.1     Conduct of IRI's Business..................................................................         21
  Section 4.2     Conduct of NOI's Business..................................................................         23
  Section 4.3     NYSE Listing...............................................................................         24
  Section 4.4     Access.....................................................................................         24
  Section 4.5     Affiliate Agreements.......................................................................         25
  Section 4.6     Stockholder Votes; Proxy Statement.........................................................         25
  Section 4.7     Reasonable Best Efforts....................................................................         26
  Section 4.8     Public Announcements.......................................................................         26
  Section 4.9     Notification...............................................................................         26
  Section 4.10    Subsequent Financial Statements............................................................         26
  Section 4.11    Regulatory and Other Authorizations........................................................         27
  Section 4.12    Takeover Statute...........................................................................         27
  Section 4.13    Indemnification of Directors and Officers..................................................         27
  Section 4.14    No Solicitation by IRI.....................................................................         27
ARTICLE 5  CONDITIONS TO THE MERGER..........................................................................         29
  Section 5.1     Conditions to the Obligations of NOI and IRI...............................................         29
  Section 5.2     Additional Conditions to the Obligations of NOI............................................         29
  Section 5.3     Additional Conditions to the Obligations of IRI............................................         30
ARTICLE 6  TERMINATION, AMENDMENT AND WAIVER.................................................................         31
  Section 6.1     Termination................................................................................         32
  Section 6.2     Effect of Termination......................................................................         32
  Section 6.3     Amendment..................................................................................         32
  Section 6.4     Waiver.....................................................................................         33
ARTICLE 7  MISCELLANEOUS.....................................................................................         33
  Section 7.1     Notices....................................................................................         33
  Section 7.2     Certain Limitations........................................................................         34
  Section 7.3     Cooperation................................................................................         34
  Section 7.4     Expenses...................................................................................         34
  Section 7.5     Governing Law..............................................................................         35
  Section 7.6     Counterparts; Effectiveness................................................................         35
  Section 7.7     Severability...............................................................................         35
  Section 7.8     Entire Agreement...........................................................................         35
  Section 7.9     Miscellaneous..............................................................................         35

EXHIBITS

A    Form of IRI Stockholder Support Agreement
B    Form of NOI Stockholder Support Agreement
C    Form of IRI Affiliate Agreement
D    Form of NOI Affiliate Agreement
E    Form of Registration Rights Agreement

                              AGREEMENT OF MERGER

     AGREEMENT OF MERGER, dated as of March 15, 2000 (the "Agreement"), among National-Oilwell, Inc., a Delaware corporation ("NOI"), Arrow Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of NOI organized for the sole purpose of consummating the transactions contemplated by this Agreement ("Acquisition"), and IRI International Corporation, a Delaware corporation ("IRI").

                                   WITNESSETH

     WHEREAS, the respective boards of directors of NOI, Acquisition and IRI have each approved the acquisition of IRI by NOI through a merger (the "Merger") of Acquisition with and into IRI in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL");

     WHEREAS, the Boards of Directors of NOI and IRI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, it is intended that the Merger will be a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is intended that the Merger will be a "pooling-of-interests" for financial accounting purposes.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. On the Closing Date (as defined in Section 1.2), Acquisition shall be merged with and into IRI pursuant to the terms of this Agreement and the separate corporate existence of Acquisition shall cease. IRI shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the DGCL.

     SECTION 1.2 Closing. The parties shall hold a closing (the "Closing") on a date mutually agreed upon that is as soon as practicable (and, in any event, within two business days) after fulfillment of the conditions set forth in
Article VI (the "Closing Date"), at 10:00 A.M. (local time) at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, PA, or at such other date, time or place as the parties hereto may agree.

     SECTION 1.3 Effect. On the Closing Date the parties shall file with the Delaware Secretary of State a certificate of merger as required by the DGCL, and shall make all other filings necessary under the DGCL. The Merger shall become effective upon the filing of such certificate of merger (the "Effective Time"). The Merger shall have the effects provided therefor by the DGCL.

     SECTION 1.4 Certificate of Incorporation. The certificate of incorporation of IRI in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable law, except
that at the Effective Time Article   of the Certificate of Incorporation of the
Surviving Corporation shall be amended to read as follows:

                        "The authorized capital stock of the corporation shall consist of 1,000 shares of Common Stock, par value $.01 per share."

     SECTION 1.5 The Bylaws. The bylaws of IRI in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation, until duly amended as provided therein and by applicable law.

     SECTION 1.6 Directors of Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall be Joel V. Staff and Steven W. Krablin until their successors have been duly elected or qualified or until their death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

     SECTION 1.7 Officers of Surviving Corporation. From and after the Effective Time, the officers of IRI shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

     SECTION 1.8 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of IRI or Acquisition:

          (a) Merger Consideration. Each share (each an "IRI Share" and together the "IRI Shares") of the common stock, par value $.01 per share, of IRI (the "IRI Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive and become exchangeable for 0.3385 share (the "Exchange Ratio") of common stock, par value $.01 per share, of NOI ("NOI Common Stock"), and cash in lieu of fractional shares of NOI Common Stock, if any, pursuant to Section 1.9(d) (collectively, the "Merger Consideration"). At the Effective Time, all IRI Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any IRI Shares shall thereafter represent only the right to receive the Merger Consideration and any distribution or dividend under
     Section 1.9(b). Any IRI Shares that are treasury shares shall be cancelled.

          (b) Acquisition. At the Effective Time, each share of common stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of NOI.

     SECTION 1.9  Exchange of Certificates for Shares.

          (a) Exchange Procedures.

             (i) Letter of Transmittal. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by NOI (the "Exchange Agent") to mail to each holder of record of a Certificate (A) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other provisions reasonably acceptable to both NOI and IRI, and (B) instructions for exchanging the Certificates for (1) certificates representing shares of NOI Common Stock, (2) cash in lieu of fractional shares and (3) any unpaid dividends and other distributions.

             (ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange (A) a certificate representing that number of whole shares of NOI Common Stock that the holder is entitled to receive under this Article 1, (B) a check in the amount (after giving effect to any required tax withholding) of (1) any cash in lieu of fractional shares plus (2) any unpaid dividends (other than stock dividends) and any other dividends or other distributions that such holder has the right to receive under the provisions of this Article 1, and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon surrender of the Certificates.

             (iii) Unregistered Transferees. In the event of a transfer of ownership of IRI Shares that are not registered in the transfer records of IRI, a certificate representing the proper number of shares of NOI Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate and any other dividends or distributions in respect of those shares, may be issued or paid to such a transferee if the Certificate formerly representing such IRI Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of NOI Common Stock is to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of NOI Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of NOI or the Exchange Agent that such tax has been paid or is not applicable.

             (iv) No Other Rights. Until surrendered as contemplated by this
        Section 1.9(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the certificate representing shares of NOI Common Stock and any other dividend or distribution in respect of those shares and cash in lieu of any fractional shares of NOI Common Stock, as contemplated by this Section 1.9(a). All shares of NOI Common Stock, together with any cash paid under Section 1.9(b) or Section 1.9(d) issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the IRI Shares formerly represented by such Certificates.

          (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by NOI in respect of NOI Common Stock and the record date for that dividend or other distribution is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable under this Agreement. No dividends or other distributions in respect of the NOI Common Stock shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article 1. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the certificates representing whole shares of NOI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of NOI Common Stock and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of NOI Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of NOI Common Stock, 6ll shares of NOI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

          (c) No Further Transfers. At the Effective Time, the stock transfer books of IRI shall be closed and there shall be no further registration of transfers on the records of IRI of the IRI Shares that were outstanding immediately prior to the Effective Time.

          (d) Fractional Shares. No certificates or scrip representing fractional shares of NOI Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle its owner to vote, to receive dividends or to any other rights of a stockholder of NOI. Notwithstanding any other provision of this Agreement, each holder of IRI Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of NOI Common Stock (after taking into account all Certificates delivered by such holder) shall receive from the Exchange Agent, in accordance with the provisions of this Article 1, an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all IRI Shares held at the Effective

     Time by such holder) by (ii) the closing price for a share of NOI Common Stock on the New York Stock Exchange on the business day preceding the date on which the Effective Time occurs.

          (e) Termination of Exchange Period; Unclaimed Stock. Any shares of NOI Common Stock and any cash to be paid in lieu of fractional shares and any dividends or other distributions with respect to NOI Common Stock deposited by NOI with the Exchange Agent that remain unclaimed by the stockholders of IRI 180 days after the Effective Time shall be paid to NOI. Any former stockholders of IRI who have not theretofore complied with this Article 1 shall thereafter look only to NOI for payment of their Merger Consideration and any dividends and other distributions issuable or payable pursuant to
     Section 1.8 and Section 1.9(b) upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of NOI, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of IRI Shares for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form reasonably required by NOI as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of NOI Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect of that Certificate issuable or payable under this Article 1 upon due surrender of and deliverable in respect of the IRI Shares by such Certificate under this Agreement, in each case, without interest.

     SECTION 1.10  Treatment of Stock Options.

          (a) As of the Effective Time of the Merger, each IRI stock option exercisable for shares of IRI Common Stock under the IRI Option Plan, (as defined in Section 2.2) will be converted (as converted, a "Converted Stock Option") by virtue of the Merger and without any action on the part of the holder thereof, to an option exercisable for that number of shares of NOI Common Stock equal to the product of (x) the aggregate number of shares of IRI Common Stock for which such IRI stock option was exercisable and (y) the Exchange Ratio, rounded, in the case of any IRI stock options other than an "incentive stock option" (within the meaning of Section 422 of the Code) up, and in the case of any incentive stock option, down, to the nearest whole share, if necessary, and the exercise price per share of such Converted Stock Option shall be equal to the aggregate exercise price of such IRI Stock Option immediately prior to the Effective Time divided by the number of shares of NOI Common Stock for which such Converted Stock Option shall be exercisable, as determined above rounded to the nearest cent, if necessary. Prior to the Effective Time, IRI shall make such amendments and take such other actions, if necessary, with respect to the IRI Option Plan as shall be necessary to permit the adjustment referred to in this Section 1.10.

          (b) It is the intention of the parties that, to the extent that any IRI Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the adjustment of the IRI stock options provided by this Section 1.10 satisfy the conditions of Section 424(a) of the Code.

     SECTION 1.11 IRI Stockholder Support. To induce NOI to enter into this Agreement, contemporaneously herewith owners of approximately 50.49% of the issued and outstanding IRI Common Stock shall enter into agreements substantially in the form attached as Exhibit A attached hereto.

     SECTION 1.12 NOI Stockholder Support. To induce IRI to enter into this Agreement, contemporaneously herewith owners of approximately 16.78% of the issued and outstanding NOI Common Stock shall enter into agreements substantially in the form attached as Exhibit B hereto.

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF IRI

Except as expressly set forth in a letter dated the date of this Agreement and delivered by IRI to NOI concurrently herewith (the "IRI Disclosure Letter"), the IRI Securities Reports (as defined in Section 2.7) filed after December 31, 1998 and the IRI 1999 audited consolidated financial statements (including the notes thereto), IRI hereby represents and warrants to NOI as follows:

     SECTION 2.1 Corporate Existence. IRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties used in connection therewith. IRI is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, financial condition or results of operations of IRI and its subsidiaries, taken as a whole, excluding any such effect resulting from (a) changes or conditions affecting the industries in which IRI and its subsidiaries operate or (b) changes in the United States economy or financial markets generally (a "IRI Material Adverse Effect"). All of such jurisdictions are listed in the IRI Disclosure Letter. The IRI Disclosure Letter sets forth true and correct copies of the Certificate of Incorporation and bylaws of IRI as currently in effect.

     SECTION 2.2 Capitalization. The total authorized capital stock of IRI consists of 100,000,000 shares of common stock, $.01 par value per share (all such authorized common stock having been previously defined as IRI Common Stock), and 25,000,000 shares of preferred stock, $1.00 par value per share ("IRI Preferred Stock"). As of March 10, 2000 (a) 39,900,000 of such shares of IRI Common Stock were issued and outstanding, (b) no shares of IRI Preferred Stock were issued and outstanding, (c) no shares of IRI Common Stock were held as treasury shares and (d) 8,000,000 shares of IRI Common Stock were reserved for issuance under IRI's Equity Incentive Plan (the "IRI Stock Plan") (2,586,000 of which were subject to outstanding options and 5,414,000 of which were reserved for future option grants). Since March 10, 2000 no additional shares of capital stock have been reserved for issuance by IRI and the only issuances of shares of capital stock of IRI have been issuances of IRI Common Stock upon the exercise of outstanding IRI stock options as listed in the IRI Disclosure Letter. All of the issued and outstanding shares of IRI Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon IRI and were issued in compliance with all applicable charter documents of IRI and all applicable laws, including without limitation all federal, state and foreign securities laws, rules and regulations. All of the IRI treasury shares were acquired by IRI in compliance with all applicable laws, including without limitation all federal, state and foreign securities laws, rules and regulations. Except for the IRI Stock Plan and as set forth in the IRI Disclosure Letter, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from IRI any shares of, or any securities convertible into, the capital stock of IRI. There are, and have been, no preemptive rights with respect to any capital stock of IRI.

     SECTION 2.3  Subsidiaries; No Interest in Other Entities.

          (a) The IRI Disclosure Letter lists each Subsidiary (as hereinafter defined) and Joint Venture (as hereinafter defined) of IRI (each a "IRI Subsidiary", and collectively, the "IRI Subsidiaries"). "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity in which (i) such party or any one or more of its Subsidiaries, directly or indirectly, owns or controls more than five percent and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner. Each IRI Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate the properties used in connection therewith, except for matters that would not have an IRI Material Adverse Effect. Each IRI Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have an IRI Material Adverse Effect. All of such jurisdictions are listed in the IRI Disclosure Letter.

          (b) The authorized, issued and outstanding securities of each IRI Subsidiary, and the ownership thereof, are listed in the IRI Disclosure Letter. All of such issued and outstanding securities have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the IRI Subsidiary and were issued in compliance with all applicable charter documents of the IRI Subsidiary and all applicable laws, including without limitation all federal, state and foreign securities laws, rules and regulations. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from any IRI Subsidiary any shares of, or any securities convertible into, the securities of any IRI Subsidiary. There are, and have been, no preemptive rights with respect to the issuance of the securities of any IRI Subsidiary.

          (c) Except as set forth in the IRI Disclosure Letter, IRI is the lawful owner of record and beneficially of all of the issued and outstanding securities of each Subsidiary, free and clear of all pledges, liens, encumbrances, claims, security interests and other charges and restrictions thereon of every kind, including without limitation any subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from IRI or any IRI Subsidiary at any time, or upon the happening of any stated event, any securities of such IRI Subsidiary.

          (d) Except as set forth in the IRI Disclosure Letter, IRI owns no shares of any corporation other than the Subsidiaries and has no other ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or legal entity, except for marketable securities and bank, checking and money market accounts and other cash equivalent investments.

     SECTION 2.4 Authority. IRI has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance hereof by IRI have been duly authorized by all necessary corporate action, subject to the approval of the holders of a majority of the outstanding shares of IRI Common Stock ("IRI Stockholder Approval"). This Agreement is a legal, valid and binding obligation of IRI and is enforceable against IRI in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.5 Validity of Contemplated Transactions; Etc. The execution, delivery and performance hereof by IRI will not contravene or violate (a) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 2.6 or in the IRI Disclosure Letter in response thereto, any law, rule or regulation to which IRI or any IRI Subsidiary is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to IRI or any IRI Subsidiary or (c) the charter documents of IRI or any IRI Subsidiary; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which IRI or any IRI Subsidiary is a party or otherwise bound or affected or by which any of the assets or properties of IRI or any IRI Subsidiary may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of IRI or any IRI Subsidiary thereunder, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets or properties of IRI other than any such violations, conflicts or breaches, or any such terminations, modifications, accelerations, renegotiations or other change, as would not, individually or in the aggregate, have an IRI Material Adverse Effect.

     SECTION 2.6 Governmental Consents and Approvals. Except as set forth in the IRI Disclosure Letter, neither the execution and delivery of this Agreement by IRI, nor the consummation by IRI of the transactions contemplated hereby will require any consent, approval, order, authorization or permit of, or filing with or notification to, any federal, state, local or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality, except (a) the filing of the Registration Statement (as hereinafter defined) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) the filing of the Proxy Statement (as hereinafter defined) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (c) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (d) the filing of the Merger Documents in accordance with the DGCL, and (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having an IRI Material Adverse Effect.

     SECTION 2.7 Securities Reports and Financial Statements. IRI has filed all forms, reports and documents required to be filed by it by the SEC or pursuant to relevant securities statutes, regulations, policies and rules (collectively, the "IRI Securities Reports"), and has provided NOI with a copy of its 1999 audited consolidated financial statements (together with the IRI Securities Reports, the "IRI Disclosure Documents") and has provided NOI with a draft copy of its Annual Report on Form 10-K for the year ended December 31, 1999 (the "IRI Draft Form 10-K"), all of which have complied (or, in the case of the IRI Draft Form 10-K, will comply) in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the IRI Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of IRI contained in the IRI Disclosure Documents complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant securities statutes with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of

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

unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) in all material respects the consolidated financial position of IRI and its consolidated IRI Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in IRI's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

     SECTION 2.8 Absence of Undisclosed Liabilities. Neither IRI nor any IRI Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those disclosed in the IRI Disclosure Documents or incurred in the ordinary course of business since December 31, 1999.

     SECTION 2.9 Information Supplied. The information supplied by IRI for inclusion in the registration statement of NOI on Form S-4 pursuant to which shares of NOI Common Stock will be registered with the SEC (the "Registration Statement") will not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by IRI for inclusion in the joint proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of IRI in connection with the special meeting of IRI's stockholders to consider this Agreement and the Merger (the "IRI Stockholders Meeting"), and to the stockholders of NOI in connection with the meeting of NOI's stockholders at which this Agreement will be considered (the "NOI Stockholders Meeting") will not, at the time the Proxy Statement is first mailed to stockholders, at the time of the IRI Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the IRI Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to IRI or any IRI Subsidiary or any affiliates of the foregoing should be discovered by IRI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, IRI shall promptly inform NOI.

     SECTION 2.10 Existing Condition. Since December 31, 1999, IRI and the IRI Subsidiaries have conducted their business solely in the ordinary course consistent with past practice, and have not:

          (a) suffered any IRI Material Adverse Effect;

          (b) been subject to any other events or conditions of any character that would have a IRI Material Adverse Effect or impair the ability of IRI to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

          (c) made any material change to their respective accounting methods, principles or practices;

          (d) been subject to any revaluation of any of their assets that, individually or in the aggregate has had, or would reasonably be expected to have, an IRI Material Adverse Effect, including without limitation writing down inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (e) made any change in their authorized or issued capital stock, granted any stock option or right to purchase shares of capital stock of IRI or any IRI subsidiary, or declared or paid any dividends;

          (f) amended their respective certificates of incorporation (or similar charter document) or bylaws;

          (g) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer or other employee, except in the ordinary course of business;

          (h) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any material liens, encumbrances, claims and other charges and restrictions of any kind, or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its material assets or properties;

          (i) taken or been subject to any other action or event that would have required the consent of NOI pursuant to Section 4.1; or

          (j) entered into an agreement, whether oral or written, to do any of the foregoing.

     SECTION 2.11 Taxes. Except with respect to failures which, in the aggregate, would not result in an IRI Material Adverse Effect, proper and accurate federal, state, local and foreign income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports and estimates have been filed with appropriate governmental agencies, domestic and foreign, by IRI and each IRI Subsidiary for each period for which any returns, reports or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by IRI or an IRI Subsidiary; and the tax provision reflected in IRI's financial statements is adequate, in accordance with generally accepted accounting principles, to cover liabilities of IRI and the IRI Subsidiaries for all taxes, including without limitation any interest, penalties and additions to taxes of any character whatsoever applicable to IRI and the IRI Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by IRI or an IRI Subsidiary with respect to any tax is in effect for any period. IRI has not received any notice of reassessment from the Internal Revenue Service. There are no tax liens on any assets of IRI or the IRI Subsidiaries except for taxes not yet currently due and those which would not reasonably be expected to result in an IRI Material Adverse Effect.

     SECTION 2.12 Legal Proceedings; Etc. Except as disclosed in the IRI Securities Reports, there are no claims, actions, suits, investigations, proceedings or arbitrations, either administrative or judicial, pending, or to the knowledge of IRI threatened or contemplated, by or against or affecting IRI or any IRI Subsidiary or their assets or business, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind that, individually or in the aggregate, if adversely determined would have an IRI Material Adverse Effect, that involve the risk of criminal liability, or would have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

     SECTION 2.13 Compliance with Law. IRI and its Subsidiaries are not in violation of any, law, rule or regulation to which they or their businesses are, or their operations, assets or properties are, subject and have not failed to obtain or adhere to the requirements of any license, permit or other authorization necessary to the ownership of their assets and properties or to the conduct of their businesses, except for violations and failures as, either singly or in the aggregate, would not have an IRI Material Adverse Effect.

     SECTION 2.14 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of IRI or any IRI Subsidiary under any IRI Plan (as hereinafter defined) or otherwise, (b) materially increase any benefits otherwise payable under any IRI Plan or otherwise or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 2.15  Employee Benefit Plans.

          (a) Except for the plans set forth in the IRI Disclosure Letter, IRI does not sponsor or maintain any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, whether written or oral, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee pension benefit plan (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA), (iii) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries, or (iv) an arrangement that could be characterized as providing bonus compensation, compensation associated with a change of control, severance benefits, or fringe benefits. For purposes of this
     Section 2.15 the term IRI shall include any enterprise which, with IRI, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of section 414(b) of the Code, a group of trades or businesses under common control within the meaning of section 414(c) of the Code, or any affiliated service group within the meaning of section 414(m) of the Code.

          (b) IRI does not sponsor or maintain, and is not a contributing employer or otherwise a party to, or has any obligation or liability under or with respect to, any defined benefit plan within the meaning of section 3(35) of ERISA, whether or not such plan has been terminated, or any annuity contract related thereto.

          (c) The term "IRI Plan" shall include all of the employee benefit plans and arrangements set forth in the IRI Disclosure Letter, and any other employee benefit plan of IRI (as defined in section 3(3) of ERISA), whether terminated (within the past ten years) or currently in effect. With respect to any IRI Plans, IRI has made available and, if requested, delivered to NOI true and complete copies of (i) all documents governing such IRI Plan, and all amendments thereto, (ii) the last three annual reports relating to such IRI Plans other than any terminated IRI Plan filed by IRI or any of its subsidiaries or officials of any IRI Plan with the United States Department of Labor, the Internal Revenue Service, or any other federal or state regulatory agency, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any such IRI Plans, (iv) all accounting and financial reports prepared with respect to any of such IRI Plans, and (v) all Internal Revenue Service ruling or determination letters on any of such IRI Plans. Each financial or other report made available or delivered to NOI pursuant hereto is complete and accurate in all material respects, and there have been no material adverse changes in the financial status of any IRI Plan since the date of the most recent report provided with respect thereto.

          (d) IRI has operated, and has caused its appointees and nominees to operate, each IRI Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. Each employee, former employee and every dependent of the foregoing entitled to continuation of benefit coverage under any employee welfare benefit plan sponsored by IRI has been accorded all the rights to which such person is entitled as a matter of law or regulation.

          (e) Full payment has been made of all amounts which IRI is required, under applicable law or under any IRI Plan or any agreement related to any IRI Plan to which IRI is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each IRI Plan ended prior to the date hereof. IRI has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any IRI Plan or related agreements. Benefits under all IRI Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

          (f) Each IRI Plan intended to be qualified under sections 401(a), 401(k) and 501(a) of the Code is either a standardized prototype plan covered by an opinion letter issued by the Internal Revenue Service or a non-standardized prototype plan or an individually designed plan covered by a determination letter issued by the Internal Revenue Service and nothing has occurred since the date of such opinion letter or determination letter which resulted or is likely to result in IRI's inability to rely on such letter.

          (g) IRI has not engaged in any conduct that could result in the imposition upon IRI of any excise tax under section 4971 through 4980B of the Code or civil liability under section 502(i) of ERISA.

          (h) There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any IRI Plan, or the assets thereof, against any fiduciary of such IRI Plan, or against IRI with respect to any IRI Plan, and IRI has no knowledge of any investigation or administrative review that could result in the imposition on IRI of any penalty or assessment in connection with any IRI Plan.

          (i) IRI is not presently or potentially liable with respect to any employee benefit plan (as defined in section 3(3) of ERISA), whether terminated or currently in effect, sponsored, maintained or contributed to (or with respect to which IRI has or had an obligation to contribute) by IRI within the five years preceding the date of this Agreement, whether such plan is a single employer plan, a multiple employer plan, or a multiemployer plan. Liability to which reference is made herein includes, but is not limited to, penalties, late payment fees or taxes with respect to any plan or the administration of any plan and liability with respect to fiduciary conduct in connection with any such plan, but does not include claims for benefits in the ordinary course.

          (j) IRI does not maintain or participate in, and is not obligated to contribute to, or has ever maintained or participated in, or been obligated to contribute to, any "multiemployer plan" within the meaning of section 3(37) of ERISA.

          (k) No IRI Plan provides any health, life or other welfare coverage to employees of IRI beyond termination of their employment with IRI by reason of retirement or otherwise, other than coverage as may be required under section 4980B of the Code or part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (l) IRI has filed or caused to be filed on a timely basis all returns, reports, statements, notices, declarations, and other documents required by any federal, state, local or foreign governmental agency, (including without limitation, the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and the SEC) with respect to each IRI Plan sponsored by or maintained by IRI or with which IRI has or had any filing obligation. IRI has delivered or caused to be delivered to every participant, beneficiary and every other party entitled to such material all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including without limitation, summary plan descriptions and reports as are required under title I of ERISA and/or the Code.

          (m) IRI has not made any commitment regarding the continuation of any IRI Plan after the Closing Date and, other than limitations imposed under the terms of a collective bargaining agreement or under Section 4980B of the Code, NOI may, or may cause IRI to, without penalty, amend, cancel, terminate or otherwise modify in any and all respects any such Plan on or after the Closing Date in accordance with its terms.

          (n) Except as would not have an IRI Material Adverse Effect, IRI has no liability for taxes or benefits with respect to any persons whom IRI has treated as independent contractors and who currently render or have rendered services to IRI.

     SECTION 2.16  Environmental Matters.

          (a) There are no environmental conditions or circumstances, such as the presence or release of any Hazardous Substance, on any property presently or previously owned or leased by IRI or any IRI Subsidiary that would reasonably be expected to result in an IRI Material Adverse Effect;

          (b) IRI and the IRI Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations as presently operated and are operating in material compliance thereunder;

          (c) IRI's and the IRI Subsidiaries' operations and use of their assets do not violate any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including without limitation natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 1609 et seq.) the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous state, local and foreign provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, would not have an IRI Material Adverse Effect;

          (d) None of the operations or assets of IRI or any IRI Subsidiary has ever been conducted or used by IRI or any IRI Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not have an IRI Material Adverse Effect;

          (e) No notice has been served on IRI or any IRI Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not have an IRI Material Adverse Effect; and

          (f) IRI does not know of any reason it would not be able to renew any of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of IRI's or the IRI Subsidiaries' assets for their current purposes and uses.

          (g) For purposes of this Agreement, "Hazardous Substance" means any element, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of any regulatory action by any Governmental Authority pursuant to any Environmental Law, including without limitation, any petroleum product, by-product or additive, asbestos-containing material, polychlorinated biphenyl, radioactive materials, volatile organic compounds, or hazardous air pollutant.

     SECTION 2.17 No Brokers or Finders. All negotiations by IRI relative to this Agreement have been carried on by IRI directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission or compensation in respect hereof or the consummation of the transactions contemplated hereby.

     SECTION 2.18 Pooling Matters. The IRI Disclosure Letter lists all officers and directors and any other persons who are "affiliates" of IRI for pooling-of-interests accounting purposes (each, an "IRI Pooling Affiliate"). To the knowledge of IRI, in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC, IRI is a poolable entity. A true and correct copy of a draft opinion of KPMG LLP to such effect is included in the IRI Disclosure Letter.

     SECTION 2.19 Fairness Opinion. The Board of Directors of IRI has been advised in writing (a copy of which is included in the IRI Disclosure Letter) by Lehman Brothers Incorporated that, as of the date of this Agreement, the Exchange Ratio is fair to stockholders of IRI from a financial point of view (the "IRI Fairness Opinion").

     SECTION 2.20 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon IRI or any IRI Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of IRI or any IRI Subsidiary, any acquisition of property by IRI or any IRI Subsidiary or the conduct of any business by IRI or any IRI Subsidiary.

     SECTION 2.21 Vote Required. The IRI Stockholder Approval is the only vote of the holders of any class or series of IRI's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 2.22 Board Action; Etc. The Board of Directors of IRI has [unanimously] determined that the transactions contemplated by this Agreement are in the best interests of IRI and its stockholders and advisable and has resolved to recommend to such stockholders that they vote in favor of adoption of this Agreement. The Board of Directors of IRI has, [by unanimous vote], duly and validly approved, and taken all corporate actions required to be taken by the Board of Directors of IRI for the consummation of the transactions, including the Merger, contemplated hereby and resolved to recommend that the stockholders of IRI adopt this Agreement. IRI has been advised by each of its directors and executive officers that each such person intends to vote his shares of IRI Common Stock in favor of the adoption of this Agreement.

     SECTION 2.23 Completeness of Disclosure. No representation or warranty by IRI contained in this Agreement, and no representation, warranty or statement contained in the IRI Disclosure Letter or any list, certificate, exhibit or other instrument, document, agreement or writing furnished or to be furnished to, or made with, IRI pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF NOI

Except as expressly set forth in a letter dated the date of this Agreement and delivered by NOI to IRI concurrently herewith (the "NOI Disclosure Letter"), the NOI Securities Reports (as defined in Section 3.7) filed after December 31, 1998 and the NOI 1999 audited consolidated financial statements (including the notes thereto), NOI hereby represents and warrants to IRI as follows:

     SECTION 3.1 Corporate Existence. NOI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties used in connection therewith. NOI is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, financial condition or results of operations of NOI and its subsidiaries, taken as a whole excluding any such effect resulting from (a) changes or conditions generally affecting the industries in which NOI and its subsidiaries operate or (b) changes in the United States economy or financial markets generally (a "NOI Material Adverse Effect"). All of such jurisdictions are listed in the NOI Disclosure Letter. The NOI Disclosure Letter sets forth true and correct copies of the Certificate of Incorporation and Bylaws of NOI and Acquisition as currently in effect.

     SECTION 3.2 Capitalization. The total authorized capital stock of NOI consists of 75,000,000 shares of common stock, par value $.01 per share (all such authorized common stock having been previously defined as NOI Common Stock), and 10,000,000 shares of preferred stock, par value $.01 per share

("NOI Preferred Stock"). As of March 10, 2000, (a) 66,283,519 shares of NOI Common Stock were issued and outstanding (assuming the conversion of the exchangeable shares issued in connection with the combination of NOI and Dreco Energy Services Ltd.), (b) no shares of NOI Preferred Stock were issued and outstanding, (c) no shares of NOI Common Stock were held as treasury shares and
(d) 2,762,692 shares of NOI Common Stock were subject to issuance under NOI's long term incentive plans (the "NOI Stock Plans"). Since March 10, 2000 no additional shares of capital stock have been reserved for issuance by NOI and the only issuances of shares of capital stock of NOI have been issuances of NOI Common Stock upon the exercise of outstanding NOI stock options as listed in the NOI Disclosure Letter. All of the issued and outstanding shares of NOI Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon NOI and were issued in compliance with all applicable charter documents of NOI and all applicable laws, including without limitation all federal, state and foreign securities laws, rules and regulations. Except for the NOI Stock Plans and as set forth in the NOI Disclosure Letter, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from NOI any shares of, or any securities convertible into, the capital stock of NOI. There are, and have been, no preemptive rights with respect to any capital stock of NOI.

     SECTION 3.3  Subsidiaries; No Interest in Other Entities.

          (a) The NOI Disclosure Letter lists each Subsidiary and Joint Venture of NOI (each a "NOI Subsidiary", and collectively the "NOI Subsidiaries"). Each NOI Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate the properties used in connection therewith, except for matters that would not have a NOI Material Adverse Effect. Each NOI Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a NOI Material Adverse Effect. All of such jurisdictions are listed in the NOI Disclosure Letter.

          (b) The authorized, issued and outstanding securities of each NOI Subsidiary, and the ownership thereof, are listed in the NOI Disclosure Letter. All of such issued and outstanding securities have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the NOI Subsidiary and were issued in compliance with all applicable charter documents of the NOI Subsidiary and all applicable laws, including without limitation all federal, state and foreign securities laws, rules and regulations. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from any NOI Subsidiary any shares of, or any securities convertible into, the securities of any NOI Subsidiary. There are, and have been, no preemptive rights with respect to the issuance of the securities of any NOI Subsidiary.

          (c) Except as set forth in the NOI Disclosure Letter, NOI is the lawful owner of record and beneficially of all of the issued and outstanding securities of each Subsidiary, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from NOI or any NOI Subsidiary at any time, or upon the happening of any stated event, any securities of such NOI Subsidiary.

          (d) Except as set forth in the NOI Disclosure Letter, NOI owns no shares of any corporation other than the Subsidiaries and has no other ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or legal entity, except for marketable securities and bank, checking and money market accounts and other cash equivalent investments.

     SECTION 3.4 Authority. Each of NOI and Acquisition has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance hereof by each of NOI and Acquisition have been duly authorized by all necessary corporate action, subject to the approval of the holders of a majority of the outstanding shares of NOI Common Stock ("NOI Stockholder Approval"). This Agreement is a legal, valid and binding obligation of each of NOI and Acquisition and is enforceable against NOI and Acquisition in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of the Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.5 Validity of Contemplated Transactions; Etc. The execution, delivery and performance by NOI will not contravene or violate (a) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.6 or in the NOI Disclosure Letter in response thereto, any law, rule or regulation to which NOI or any NOI Subsidiary is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to NOI or any NOI Subsidiary or (c) the charter documents of NOI or any NOI Subsidiary; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which NOI or any NOI Subsidiary is a party or otherwise bound or affected or by which any of the assets or properties of NOI or any NOI Subsidiary may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of NOI or any NOI Subsidiary thereunder, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets or properties of NOI, other than any such violations, conflicts or breaches, or any such terminations, modifications, accelerations, renegotiations or other change, as would not, individually or in the aggregate, have a NOI Material Adverse Effect.

     SECTION 3.6 Governmental Consents and Approvals. Except as set forth in the NOI Disclosure Letter, neither the execution and delivery of this Agreement by NOI or Acquisition, nor the consummation by NOI and Acquisition of the transactions contemplated hereby will require any consent, approval, order, authorization or permit of, or filing with or notification to, any federal, state, local or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality, except (a) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, (c) notification pursuant to, and expiration or termination of the waiting period under, the HSR Act, (d) the filing of the Merger Documents in accordance with the DGCL, and (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a NOI Material Adverse Effect.

     SECTION 3.7 Securities Reports and Financial Statements. NOI has filed all forms, reports and documents required to be filed by it by the SEC or pursuant to relevant securities statutes, regulations, policies and rules (collectively, the "NOI Securities Reports"), and has provided IRI with a copy of its 1999 audited consolidated financial statements (together with the NOI Securities Reports (the "NOI Disclosure Documents") and has provided NOI with a draft of copy of its Annual Report on Form 10-K for the year ended December 31, 1999 (the "[NOI Draft Form 10-K"), all of which have complied (or in the case of the NOI Draft Form 10-K will comply) in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the NOI Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of NOI contained in the NOI Disclosure Documents complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant securities statutes with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) in all material respects the consolidated financial position of NOI and its consolidated NOI Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. There has been no change in NOI's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

     SECTION 3.8 Absence of Undisclosed Liabilities. Neither NOI nor any NOI Subsidiary has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential material liabilities or obligations, other than those disclosed in the NOI Disclosure Documents or incurred in the ordinary course of business since December 31, 1999.

     SECTION 3.9 Information Supplied. The information supplied by NOI for inclusion in the Registration Statement will not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by NOI for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to stockholders, at the time of the IRI Stockholders Meeting or NOI Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the NOI Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to NOI or any NOI Subsidiary or any affiliates of the foregoing should be discovered by NOI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, NOI shall promptly inform IRI.

     SECTION 3.10 Existing Condition. Since December 31, 1999, NOI and the NOI Subsidiaries have conducted their business solely in the ordinary course consistent with past practice, and have not:

          (a) suffered any NOI Material Adverse Effect;

          (b) been subject to any other events or conditions of any character that would have a NOI Material Adverse Effect or impair the ability of NOI to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

          (c) made any material change to their respective accounting methods, principles or practices;

          (d) been subject to any revaluation of any of their assets that, individually or in the aggregate has had, or would reasonably be expected to have, a NOI Material Adverse Effect, including without limitation writing down inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (e) made any change in their authorized or issued capital stock, granted any stock option or right to purchase shares of capital stock of NOI or any NOI subsidiary or declared or paid any dividends;

          (f) amended their respective certificates of incorporation (or similar charter documents) or bylaws;

          (g) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer or employees, excepts in the ordinary course of business;

          (h) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any material liens, encumbrances, claims and other charges and restrictions of any kind, or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its material assets or properties;

          (i) taken or been subject to any other action or event that would have required the consent of IRI pursuant to Section 4.2; or

          (j) entered into an agreement, whether oral or written, to do any of the foregoing.

     SECTION 3.11 Taxes. Except with respect to failures which, in the aggregate, would not result in a NOI Material Adverse Effect, proper and accurate federal, state, local and foreign income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports and estimates have been filed with appropriate governmental agencies, domestic and foreign, by NOI and each NOI Subsidiary for each period for which any returns, reports or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by NOI or a NOI Subsidiary; and the tax provision reflected in NOI's financial statements is adequate, in accordance with generally accepted accounting principles, to cover liabilities of NOI and the NOI Subsidiaries for all taxes, including without limitation any interest, penalties and additions to taxes of any character whatsoever applicable to NOI and the NOI Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by NOI or a NOI Subsidiary with respect to any tax is in effect for any period. NOI has not received any notice of reassessment from the Internal Revenue Service. There are no tax liens on any assets of NOI or the NOI Subsidiaries except for taxes not yet currently due and those which would not reasonably be expected to result in a NOI Material Adverse Effect.

     SECTION 3.12 Legal Proceedings; Etc. Except as disclosed in the NOI Securities Reports, there are no claims, actions, suits, investigations, proceedings or arbitrations, either administrative or judicial, pending, or to the knowledge of NOI threatened or contemplated, by or against or affecting NOI or any NOI Subsidiary or their assets or business, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind that, individually or in the aggregate, if adversely determined would have a NOI Material Adverse Effect, or that involve the risk of criminal liability, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

     SECTION 3.13 Compliance with Law. NOI and its Subsidiaries are not in violation of any, law, rule or regulation to which they or their businesses are, or their operations, assets or properties are, subject and have not failed to obtain or adhere to the requirements of any license, permit or other authorization necessary to the ownership of their assets and properties or to the conduct of their businesses, except for violations and failures as, either singly or in the aggregate, would not have a NOI Material Adverse Effect.

     SECTION 3.14 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of NOI or any NOI Subsidiary under any NOI Plan (as hereinafter defined) or otherwise, (b) materially increase any benefits otherwise payable under any NOI Plan or otherwise or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.15  Employee Benefit Plans.

          (a) Except for the plans set forth in the NOI Disclosure Letter, NOI does not sponsor or maintain any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, whether written or oral, and whether for the benefit of a single individual or more than one individual, which is in the nature of (i) an employee pension benefit plan (as defined in section 3(2) of ERISA), (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA), (iii) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries, or (iv) an arrangement that could be characterized as providing bonus compensation, compensation associated with a change of control, severance benefits, or fringe benefits. For purposes of this Section 3.15 the term NOI shall include any enterprise which, with NOI, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of section 414(b) of the Code, a group of trades or businesses under common control within the meaning of section 414(c) of the Code, or any affiliated service group within the meaning of section 414(m) of the Code.

          (b) NOI does not sponsor or maintain, and is not a contributing employer or otherwise a party to, or has any obligation or liability under or with respect to, any defined benefit plan within the meaning of section 3(35) of ERISA, whether or not such plan has been terminated, or any annuity contract related thereto.

          (c) The term "NOI Plan" shall include all of the employee benefit plans and arrangements set forth in the NOI Disclosure Letter, and any other employee benefit plan of NOI (as defined in section 3(3) of ERISA), whether terminated (within the past ten years) or currently in effect. With respect to any NOI Plans, NOI has made available and, if requested, delivered to IRI true and complete copies of (i) all documents governing such NOI Plan, and all amendments thereto, (ii) the last three annual reports relating to such NOI Plans other than any terminated NOI Plan filed by NOI or any of its subsidiaries or officials of any NOI Plan with the United States Department of Labor, the Internal Revenue Service, or any other federal or state regulatory agency, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any such NOI Plans, (iv) all accounting and financial reports prepared with respect to any of such NOI Plans, and (v) all Internal Revenue Service ruling or determination letters on any of such NOI Plans. Each financial or other report made available or delivered to IRI pursuant hereto is complete and accurate in all material respects, and there have been no material adverse changes in the financial status of any NOI Plan since the date of the most recent report provided with respect thereto.

          (d) NOI has operated, and has caused its appointees and nominees to operate, each NOI Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. Each employee, former employee and every dependent of the foregoing entitled to continuation of benefit coverage under any employee welfare benefit plan sponsored by NOI has been accorded all the rights to which such person is entitled as a matter of law or regulation.

          (e) Full payment has been made of all amounts which NOI is required, under applicable law or under any NOI Plan or any agreement related to any NOI Plan to which NOI is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each NOI Plan ended prior to the date hereof. NOI has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any NOI Plan or related agreements. Benefits under all NOI Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

          (f) Each NOI Plan intended to be qualified under sections 401(a), 401(k) and 501(a) of the Code is either a standardized prototype plan covered by an opinion letter issued by the Internal Revenue Service or a non-standardized prototype plan or an individually designed plan covered by a determination letter issued by the Internal Revenue Service and nothing has occurred since the date of such opinion letter or determination letter which resulted or is likely to result in NOI's inability to rely on such letter.

          (g) NOI has not engaged in any conduct that could result in the imposition upon NOI of any excise tax under section 4971 through 4980B of the Code or civil liability under section 502(i) of ERISA.

          (h) There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any NOI Plan, or the assets thereof, against any fiduciary of such NOI Plan, or against NOI with respect to any NOI Plan, and NOI has no knowledge of any investigation or administrative review that could result in the imposition on NOI of any penalty or assessment in connection with any NOI Plan.

          (i) NOI is not presently or potentially liable with respect to any employee benefit plan (as defined in section 3(3) of ERISA), whether terminated or currently in effect, sponsored, maintained or contributed to (or with respect to which NOI has or had an obligation to contribute) by NOI within the five years preceding the date of this Agreement, whether such plan is a single employer plan, a multiple employer plan, or a multiemployer plan. Liability to which reference is made herein includes, but is not limited to, penalties, late payment fees or taxes with respect to any plan or the administration of any plan and liability with respect to fiduciary conduct in connection with any such plan, but does not include claims for benefits in the ordinary course.

          (j) NOI does not maintain or participate in, and is not obligated to contribute to, or has ever maintained or participated in, or been obligated to contribute to, any "multiemployer plan" within the meaning of section 3(37) of ERISA.

          (k) No NOI Plan provides any health, life or other welfare coverage to employees of NOI beyond termination of their employment with NOI by reason of retirement or otherwise, other than coverage as may be required under section 4980B of the Code or part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (l) NOI has filed or caused to be filed on a timely basis all returns, reports, statements, notices, declarations, and other documents required by any federal, state, local or foreign governmental agency, (including without limitation, the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and the SEC) with respect to each NOI Plan sponsored by or maintained by NOI or with which NOI has or had any filing obligation. NOI has delivered or caused to be delivered to every participant, beneficiary and every other party entitled to such material all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including without limitation, summary plan descriptions and reports as are required under title I of ERISA and/or the Code.

          (m) NOI has not made any commitment regarding the continuation of any NOI Plan after the Closing Date and, other than limitations imposed under the terms of a collective bargaining agreement under Section 4980B of the Code, NOI may, without penalty, amend, cancel, terminate or otherwise modify in any and all respects any such Plan on or after the Closing Date in accordance with its terms.

          (n) Except as would not have a NOI Material Adverse Effect, NOI has no liability for taxes or benefits with respect to any such persons whom NOI has treated as independent contractors who currently render or have rendered services to NOI.

     SECTION 3.16  Environmental Matters.

          (a) There are no environmental conditions or circumstances, such as the presence or release of any Hazardous Substance, on any property presently or previously owned or leased by NOI or any NOI Subsidiary that would reasonably be expected to result in a NOI Material Adverse Effect;

          (b) NOI and the NOI Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations as presently operated and are operating in material compliance thereunder;

          (c) NOI's and the NOI Subsidiaries' operations and use of their assets do not violate any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including without limitation natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including without limitation the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not have a NOI Material Adverse Effect;

          (d) None of the operations or assets of NOI or any NOI Subsidiary has ever been conducted or used by NOI or any NOI Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not have a NOI Material Adverse Effect;

          (e) No notice has been served on NOI or any NOI Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, would not have a NOI Material Adverse Effect; and

          (f) NOI does not know of any reason it would not be able to renew any of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of NOI's or the NOI Subsidiaries' assets for their current purposes and uses.

     SECTION 3.17 No Brokers or Finders. All negotiations by NOI relative to this Agreement have been carried on by NOI directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission or compensation in respect hereof or the consummation of the transactions contemplated hereby.

     SECTION 3.18 Pooling Matters. The NOI Disclosure Letter lists all officers and directors and any other persons who are "affiliates" of NOI for pooling-of-interests accounting purposes (each, a "NOI Pooling Affiliate"). To the knowledge of NOI, in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC, NOI is a poolable entity and the Merger will be treated as a "pooling-of-interests" for accounting purposes. A true and correct copy of a draft opinion of Ernst & Young LLP to such effect is included in the NOI Disclosure Letter.

     SECTION 3.19 Fairness Opinion. The Board of Directors of NOI has been advised in writing (a copy of which is included in the NOI Disclosure Letter) by Merrill Lynch & Co. that the Exchange Ratio is fair to NOI from a financial point of view (the "NOI Fairness Opinion").

     SECTION 3.20 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon NOI or any NOI Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of NOI or any NOI Subsidiary, any acquisition of property by NOI or any NOI Subsidiary or the conduct of any business by NOI or any NOI Subsidiary.

     SECTION 3.21 Vote Required. The NOI Stockholder Approval and approval of an amendment to NOI's Certificate of Incorporation to increase the authorized amount of NOI common stock from 75 million shares to 150 million shares (the "Additional Shares Amendment") are the only votes of the holders of any class or series of NOI's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.]

     SECTION 3.22 Board Action; Etc. The Board of Directors of NOI has unanimously determined that the transactions contemplated by this Agreement are in the best interests of NOI and its stockholders and has resolved to recommend to such stockholders that they vote in favor of adoption of this Agreement and in favor of the Additional Shares Amendment. The Board of Directors of NOI has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Board of Directors of NOI for the consummation of the transactions, including the Merger, contemplated hereby and resolved to recommend that the stockholders of NOI adopt this Agreement. NOI has been advised by each of its directors and executive officers that each such person intends to vote his shares of NOI Common Stock in favor of adoption of this Agreement and in favor of the Additional Shares Amendment.

     SECTION 3.23 Completeness of Disclosure. No representation or warranty by NOI contained in this Agreement, and no representation, warranty or statement contained in the NOI Disclosure Letter or any list, certificate, Exhibit or other instrument, document, agreement or writing furnished or to be furnished to, or made with, NOI pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading.

     SECTION 3.24 No Prior Activities by Acquisition. Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has not incurred any obligations or liabilities and has not engaged in any business or activities of any type whatsoever or entered into any agreements or arrangements with any person or entity.

                                   ARTICLE 4

                                OTHER AGREEMENTS

     SECTION 4.1 Conduct of IRI's Business. IRI covenants and agrees that, between the date of this Agreement and the Effective Time, unless NOI shall otherwise consent in writing, except as otherwise expressly contemplated hereby or as set forth in the IRI Disclosure Letter:

          (a) The business of IRI and the IRI Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

          (b) IRI and the IRI Subsidiaries shall use their reasonable efforts to preserve substantially intact the business organization of IRI and the IRI Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of IRI and the IRI Subsidiaries with customers, suppliers and other persons with which IRI and the IRI Subsidiaries have significant business relations.

     By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, IRI agrees on behalf of itself and the IRI Subsidiaries that, without the prior written consent of NOI, each of IRI and the IRI Subsidiaries will, between the date of this Agreement and the Effective Time:

          (c) not, directly or indirectly, do any of the following: (i) amend or propose to amend its charter documents or by-laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; (iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the IRI Disclosure Letter or otherwise, provided that IRI may issue shares of IRI Common Stock pursuant to currently outstanding options referred to in the IRI Disclosure Letter;
     (v) accelerate, amend or change the period of exercisability of options or restricted stock granted under any of IRI Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (c);

          (d) not, directly or indirectly, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof, or make any equity investments therein (or fail to dispose of, in an orderly manner, any marketable equity securities owned by IRI on the date hereof);
     (ii) except in the ordinary course of business and consistent with past practices, sell, pledge, dispose of or encumber any assets (including without limitation licenses, permits, authorizations or rights) of IRI or the IRI Subsidiaries or enter into any securitization transactions; (iii) incur any indebtedness for borrowed money except borrowings under existing revolving credit arrangements in an amount not exceeding $10,000,000 in the aggregate, (iv) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $4,000,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (v) enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice; (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or except as expressly provided herein; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph
     (d);

          (e) not, directly or indirectly, (i) initiate any litigation or arbitration proceeding other than in the ordinary course of business; (ii) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms; (iii) make any material change to its accounting methods, principles or practices; or (iv) settle or compromise any tax liability, or prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

          (f) not, directly or indirectly, (i) grant any increase in the salary or other compensation of its employees except in the ordinary course of business and consistent with past practice or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of IRI; (ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of IRI or to increase the benefits payable under its severance or termination pay practices; or (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

          (g) not, directly or indirectly, take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect;

          (h) not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of IRI from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.l;
     (ii) any action which would make any of IRI's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect; (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement; or (iv) any action that would cause the Merger not to be treated as a "pooling-of-interests" for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code; and

          (i) promptly disclose to NOI any information contained in its representations and warranties or the IRI Disclosure Letter which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of IRI or the IRI Disclosure Letter for the purposes of Article 5, unless NOI shall have consented thereto in writing.

     SECTION 4.2 Conduct of NOI's Business. NOI covenants and agrees that, between the date of this Agreement and the Effective Time, unless IRI shall otherwise consent in writing, except as otherwise expressly contemplated hereby or as set forth in the NOI Disclosure Letter:

          (a) The business of NOI and the NOI Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

          (b) NOI and the NOI Subsidiaries shall use their reasonable efforts to preserve substantially intact the business organization of NOI and the NOI Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of NOI and the NOI Subsidiaries with customers, suppliers and other persons with which NOI and the NOI Subsidiaries have significant business relations.

     By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, NOI agrees on behalf of itself and the NOI Subsidiaries that, without the prior written consent of IRI, each of NOI and the NOI Subsidiaries will, between the date of this Agreement and the Effective Time:

          (c) not, directly or indirectly, do any of the following: (i) amend or propose to amend its charter documents or by-laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; (iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the NOI Disclosure Letter or otherwise, provided that NOI may issue shares of NOI Common Stock (A) pursuant to currently outstanding options referred to in the NOI Disclosure Letter; (B) pursuant to acquisitions (provided that any such acquisition would not constitute a significant business combination within the meaning of Rule 11-01(b) of Regulation S-X of the SEC or delay consummation of the Merger); or (C) in other transactions in an amount not exceeding 3,000,000 shares in the aggregate for such other transactions, provided that no such transaction shall delay consummation of the Merger; (v) accelerate, amend or change the period of exercisability of options or restricted stock granted under any of NOI Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph
     (c);

          (d) not, directly or indirectly, (i) sell, pledge, dispose of or encumber any assets (including without limitation licenses, permits, authorizations or rights) of NOI or the NOI Subsidiaries or enter into any securitization transactions; (ii) incur any indebtedness for borrowed money or issue any debt securities exceeding $100,000,000 in the aggregate, (iii) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $25,000,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets or pursuant to acquisitions; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (d);

          (e) other than in the ordinary course of business, not, directly or indirectly, (i) initiate any litigation or arbitration proceeding; (ii) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;
     (iii) make any material change to its accounting methods, principles or practices; or (iv) settle or compromise any tax liability, or prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

          (f) except in the ordinary course of business consistent with past practice, not, directly or indirectly, (i) grant any increase in the salary or other compensation of its employees or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of NOI; (ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of NOI or to increase the benefits payable under its severance or termination pay practices; or (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

          (g) not, directly or indirectly, take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect;

          (h) not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of NOI from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.2;
     (ii) any action which would make any of NOI's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect; (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement; or (iv) any action that would cause the Merger not to be treated as a "pooling-of-interests" for accounting purposes and a reorganization within the meaning of section 368(a) of the Code; and

          (i) promptly disclose to IRI any information contained in its representations and warranties or the NOI Disclosure Letter which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of NOI or the NOI Disclosure Letter for the purposes of Article 5, unless IRI shall have consented thereto in writing.

     SECTION 4.3 NYSE Listing. NOI shall as promptly as practicable following the date hereof apply for approval for listing of the NOI Common Stock to be issued pursuant to the Merger on the New York Stock Exchange (the "NYSE").

     SECTION 4.4 Access. Between the date of this Agreement and the Effective Time, IRI and NOI will each (a) give the other party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to its officers, directors, representatives, facilities and books and records, (b) permit the other party and its authorized representatives to make such reasonable inspections as it may require, and (c) cause its officers and those of its subsidiaries to furnish the other party and its representatives with such financial and operating data and other information with respect to its business and properties, as the other party and its representatives may from time to time reasonably request. In the event either party requests access to information that the other party considers highly confidential, the party receiving the request may indicate that the information requested is confidential. If the parties cannot agree on an acceptable method to review the information, the party requesting access shall designate an independent third party institution reasonably acceptable to the other party to review such information and report, in reasonable detail, its findings to the requesting party without disclosing the confidential aspects of such information. All such access and information obtained by NOI, IRI and their authorized representatives shall be subject to the terms and conditions of the confidentiality agreement between NOI and IRI dated March 6, 2000 (the "Confidentiality Agreement").

     SECTION 4.5 Affiliate Agreements; Pooling. As soon as practicable following the date of this Agreement and in any event at least 30 days prior to the Effective Time, (a) IRI shall use its reasonable efforts to cause each IRI Pooling Affiliate to execute and deliver an affiliate agreement in the form of Exhibit C hereto, and (b) NOI shall use its reasonable efforts to cause each NOI Pooling Affiliate to execute and deliver an affiliate agreement in the form of Exhibit D hereto. Each of IRI and NOI shall use its reasonable efforts to obtain the opinion of its independent public accountants referred to in Article 5 hereof.

     SECTION 4.6  Stockholder Votes; Proxy Statement.

          (a) As promptly as practicable after the date hereof, IRI shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the DGCL, the rules of the NYSE and IRI's certificate of incorporation and by-laws to call, give notice of, convene and hold the IRI Stockholders Meeting as promptly as practicable to consider and vote upon the adoption of this Agreement, and for such other purposes as may be necessary or desirable, which, if practicable, will be held on the same date as the date of the NOI Stockholders Meeting. Subject to the fiduciary duties of IRI's Board of Directors under applicable law, as determined by such directors in good faith after consultation with independent legal counsel, the Board of Directors of IRI shall use its reasonable best efforts to solicit and secure from its stockholders such approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, which efforts may include without limitation soliciting stockholder proxies therefor, and to advise NOI upon its request, from time to time, as to the status of the stockholder vote then tabulated.

          (b) As promptly as practicable after the date hereof, NOI shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the DGCL, the rules of the New York Stock Exchange and NOI's certificate of incorporation and by-laws to call, give notice of, convene and hold the NOI Stockholders Meeting as promptly as practicable to consider and vote upon the adoption of this Agreement and the Additional Shares Amendment, and for such other purposes as may be necessary or desirable, which, if practicable, will be held on the same date as the date of the IRI Stockholders Meeting. Subject to the fiduciary duties of NOI's Board of Directors under applicable law, as determined by such directors in good faith after consultation with independent legal counsel, the Board of Directors of NOI shall use its reasonable best efforts to solicit and secure from its stockholders adoption of this Agreement and the Additional Shares Amendment, which efforts may include without limitation soliciting stockholder proxies therefor and to advise IRI upon its request, from time to time, as to the status of the stockholder vote then tabulated.

          (c) As promptly as practicable after the date hereof, NOI and IRI shall jointly prepare and file with the SEC preliminary proxy materials of the Company under the Exchange Act with respect to the Merger, and a preliminary prospectus of NOI with respect to NOI Common Stock to be issued in the Merger and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause the Registration Statement to become effective, and the Proxy Statement and proxy to be mailed to the stockholders of IRI [and NOI], as promptly as practicable. The Proxy Statement shall include the unqualified recommendation of IRI's and NOI's Boards of Directors that their respective stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, unless in either case otherwise necessary due to the applicable fiduciary duties of the directors of IRI or NOI as the case may be, as determined by such directors in good faith after consultation with independent legal counsel.

          (d) As soon as practicable after the date hereof, IRI and NOI shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state securities laws relating to the Merger and the transactions contemplated hereby (collectively, "Other Filings") and shall use their best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

          (e) IRI and NOI shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement, the Proxy Statement and the Other Filings

     (collectively, the "SEC Transaction Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

          (f) IRI and NOI shall notify the other party promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and shall supply the other party with copies of all correspondence between IRI or any of its representatives or NOI and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, IRI and NOI agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including without limitation, in the case of an amendment or supplement to the Proxy Statement, mailing such supplement or amendment to the stockholders of IRI and NOI. NOI shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of IRI who may be affiliates of IRI or NOI pursuant to Rule 145 under the Securities Act.

          (g) The information provided and to be provided by IRI and NOI for use in SEC Transaction Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and IRI and NOI each agree to promptly correct any such information provided by it for use in the SEC Transaction Filings that shall have become false or misleading. The SEC Transaction Filings, when filed with the SEC or any appropriate government official, shall comply as to form in all material respects with all applicable requirements of law.

     SECTION 4.7 Reasonable Best Efforts. Subject to the fiduciary duties of its Board of Directors, as determined by such directors in good faith after consultation with independent legal counsel, and except as otherwise provided herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including, without limitation, the satisfaction of all conditions to the Merger, and to consummate the Merger as promptly as practicable.

     SECTION 4.8 Public Announcements. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with governmental entities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

     SECTION 4.9 Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach; provided, however, that none of such notices shall be deemed to modify, amend or supplement the representations and warranties of the such party or the disclosure schedules of such party for the purposes of Article 5 hereof, unless the other party shall have consented thereto in writing.

     SECTION 4.10 Subsequent Financial Statements. Prior to the Effective Time, each party will consult with the other prior to (a) making publicly available its financial results for any period, and (b) the filing of (which shall be timely filing with the SEC) each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by it under the Exchange Act and will promptly deliver to the other copies of each such report filed with the SEC.

     SECTION 4.11  Regulatory and Other Authorizations.

          (a) Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the Merger and to obtain all authorizations, consents, orders and approvals of governmental entities and non-governmental third parties that may be or become necessary for (i) its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement, and (ii) the ownership of IRI by NOI, and each party will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, NOI and IRI shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 20 days after the date hereof and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

          (b) Notwithstanding anything else to the contrary contained in this Agreement, NOI shall have no obligation to oppose, challenge or appeal any suit action or proceeding by any governmental entity before any court or governmental authority, agency or tribunal, domestic or foreign or any order or ruling by any such body, (i) seeking to restrain or prohibit or restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit or prohibiting or limiting the ownership, operation or control by NOI, IRI or any of their respective subsidiaries of any portion of the business or assets of NOI, IRI or any of their respective subsidiaries, or
     (iii) seeking to compel or compelling NOI, IRI or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of NOI, IRI or any of their respective subsidiaries. Neither IRI nor any IRI Subsidiaries shall take or agree to take any of the actions described in the immediately preceding sentence without the prior written consent of NOI.

     SECTION 4.12 Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of IRI and NOI and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute.

     SECTION 4.13 Indemnification of Directors and Officers. For a period of [SIX] years after the Effective Time, NOI shall (a) maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter documents and by-laws of IRI, and (b) indemnify the directors and officers of IRI to the full extent to which they are entitled to indemnification under such provisions. For such period, South shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by IRI or substitute policies no less advantageous than those provided to directors and officers of NOI; provided, however, that NOI shall not be obligated to provide such coverage to the extent that the cost of such coverage exceeds 200% of the cost of such coverage immediately prior to the Effective Time.

     SECTION 4.14  No Solicitation by IRI.

          (a) Without the prior written consent of NOI, from and after the date hereof, IRI shall not, and shall not authorize or permit any IRI Subsidiaries or any officers, directors, employees, financial advisors, agents and other representatives of any of the foregoing ("IRI Representatives") to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an IRI Acquisition Proposal (as hereinafter defined) from any person; (ii) engage in any discussion or negotiations relating to any IRI Acquisition Proposal; or

     (iii) enter into any agreement with respect to, agree to, approve or recommend any IRI Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, IRI may, (A) at any time prior to the time IRI's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party (and may furnish such third party information concerning IRI and its business, properties and assets to such party) who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with IRI or the IRI Representatives after the date hereof) makes an unsolicited bona fide written IRI Acquisition Proposal if, and only to the extent that, (1) the third party has first made an IRI Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement (as determined in good faith in each case by IRI's Board of Directors after consultation with its financial advisors) (such an Acquisition Proposal, an "IRI Superior Proposal"), and IRI's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, after consultation with independent legal counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, IRI receives from such person or entity an executed confidentiality agreement in substantially the same form as the Confidentiality Agreement, and (3) IRI shall have fully complied with this
     Section 4.14; (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and/or (C) accept an IRI Superior Proposal from a third party, provided IRI terminates this Agreement pursuant to Section 6.1(i). As used herein, "IRI Acquisition Proposal" means a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving IRI or any IRI Subsidiary or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, IRI or any IRI Subsidiary.

          (b) IRI shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by IRI or the IRI Representatives with respect to the foregoing and shall promptly request the return of all confidential or proprietary information of IRI furnished to any of such parties. IRI shall notify NOI orally and in writing of any such inquiries, offers or proposals (including without limitation the terms and conditions of any such proposal and the identity of the person making
     it), within 24 hours of the receipt thereof, and shall keep NOI informed of the status and details of any such inquiry, offer or proposal.

          (c) Prior to accepting an IRI Superior Proposal, IRI shall, and shall cause its financial and legal advisors to, negotiate in good faith with NOI, for a period of not less than five business days, to make such changes to the terms and conditions of this Agreement as would enable IRI to proceed with the transactions contemplated hereby.

          (d) During the period from the date of this Agreement through the Effective Time, IRI shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any IRI Subsidiary is a party. During such period, IRI shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including without limitation by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                                   ARTICLE 5

                            CONDITIONS TO THE MERGER

     SECTION 5.1 Conditions to the Obligations of NOI and IRI. The obligations of each party under this Agreement to consummate the Merger are subject to the fulfillment prior to or at the Closing of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of IRI and the stockholders of NOI in accordance with applicable law and by applicable provisions of their respective charter documents and by-laws and the Additional Shares Amendment shall have been approved by the stockholders of NOI.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby, or (ii) prohibiting or limiting the ownership, operation or control by IRI, NOI or any of their respective subsidiaries of any portion of the business or assets of IRI, NOI or any of their respective subsidiaries, or compelling IRI, NOI or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of IRI, NOI or any of their respective subsidiaries; nor shall any action have been taken by any governmental entity or any federal, state, local or foreign statute, rule, regulation, executive order, decree or injunction have been enacted, entered, promulgated or enforced by any governmental entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

          (c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued, and NOI shall have received all requisite authorizations under all applicable state securities or blue sky laws necessary to consummate the transaction.

          (e) NYSE Listing. Approval for listing by the NYSE upon official notice of issuance of the NOI Common Stock to be issued in the Merger shall have been received by NOI.

          (f) Other Consents and Approvals. All consents and approvals, the granting or obtaining of which is necessary for the consummation of the Merger and the failure to obtain of which would have an IRI Material Adverse Effect or a NOI Material Adverse Effect, shall have been obtained.

     SECTION 5.2 Additional Conditions to the Obligations of NOI. The obligations of NOI under this Agreement to consummate the Merger are also subject to the fulfillment prior to or at the Closing of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of IRI contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and at the Closing IRI shall have delivered to NOI a certificate to such effect.

          (b) Performance of Obligations. Each of the obligations of IRI to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing IRI shall have delivered to NOI a certificate to such effect.

          (c) No IRI Material Adverse Change. Since the date of this Agreement, no changes or events shall have occurred that, individually or in the aggregate, have (or are reasonably expected to have) an IRI Material Adverse Effect, and at the Closing IRI shall have delivered to NOI a certificate to such effect.

          (d) Pooling and Fairness Opinions. The Board of Directors of NOI shall have received (i) from Ernst & Young LLP an opinion dated as of the Closing Date in the form of the draft referred to in Section 3.18 and (ii) the NOI Fairness Opinion shall not have been subsequently withdrawn by Merrill Lynch & Co.

          (e) Tax Opinion. Morgan, Lewis & Bockius LLP shall have delivered to NOI its written opinion, dated as of the date of mailing of the Proxy Statement, in form and substance reasonably satisfactory to NOI, substantially to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) IRI, NOI and Acquisition will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) IRI, NOI and Acquisition will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been subsequently withdrawn or modified in any material respect.

          (f) Affiliate Agreements. Each IRI Pooling Affiliate shall have executed and delivered an affiliate agreement substantially in the form attached as Exhibit C hereto.

     SECTION 5.3 Additional Conditions to the Obligations of IRI. The obligations of IRI under this Agreement to consummate the Merger are also subject to the fulfillment prior to or at the Closing of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of NOI and Acquisition contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and at the Closing NOI shall have delivered to IRI a certificate to such effect.

          (b) Performance of Obligations. Each of the obligations of NOI and Acquisition to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing NOI shall have delivered to IRI a certificate to such effect.

          (c) No NOI Material Adverse Change. Since the date of this Agreement, no changes or events shall have occurred that, individually or in the aggregate, have (or are reasonably expected to have) a NOI Material Adverse Effect, and at the Closing NOI shall have delivered to IRI a certificate to such effect.

          (d) Pooling and Fairness Opinions. The Board of Directors of IRI shall have received (i) from KPMG LLP an opinion dated as of the Closing Date in the form of the draft referred to in Section 2.18 unless NOI shall have waived the condition set forth in Section 5.2(d)(i), and (ii) the IRI Fairness Opinion shall not have been subsequently withdrawn by Lehman Brothers Incorporated.

          (e) Tax Opinion. Jones, Day, Reavis & Pogue shall have delivered to IRI its written opinion, dated as of the date of mailing of the Proxy Statement, in form and substance reasonably satisfactory to IRI, substantially to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) IRI, NOI and Acquisition will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) IRI, NOI and Acquisition will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and (iv) the stockholders of IRI will not recognize any gain or loss for U.S. federal income tax purposes upon their exchange of IRI Common Stock solely for NOI Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NOI Common Stock), and such opinion shall not have been subsequently withdrawn or modified in any material respect.

          (f) Affiliate Agreements. Unless NOI shall have waived the condition set forth in Section 5.2(d)(i), each NOI Pooling Affiliate shall have executed and delivered an affiliate agreement substantially in the form attached as Exhibit D hereto.

          (g) Registration Rights. NOI shall have executed and delivered a Registration Rights Agreement in substantially the form set forth in Exhibit E hereto to the stockholders of IRI named in Exhibit E.

          (h) Board Seat. NOI shall have taken the action necessary to elect to the Board of Directors of NOI, as of the Effective Time, Hushang Ansary or another individual designated by the Board of Directors of IRI and acceptable to NOI.

                                   ARTICLE 6

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1 Termination. This Agreement may be terminated (by written notice by the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) By mutual written consent of each of NOI and IRI;

          (b) By either NOI or IRI if the Merger shall not have been consummated on or before September 1, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either NOI or IRI if any governmental entity or arbitrator shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By (i) NOI if IRI shall have failed to comply with its obligations in Section 4.14 and such breach is not cured within 10 days of a notice thereof to IRI or if IRI shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by IRI shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in an IRI Material Adverse Effect, and (ii) IRI if NOI shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by NOI shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in a NOI Material Adverse Effect;

          (e) By NOI after the occurrence of changes or events that, individually or in the aggregate, have (or are reasonably expected to have) an IRI Material Adverse Effect, or by IRI after the occurrence of changes or events that, individually or in the aggregate, have (or are reasonably expected to have) a NOI Material Adverse Effect.

          (f) By NOI if the Board of Directors of IRI (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, (ii) within ten days after NOI's request, shall fail to reaffirm such approval or recommendation, (iii) shall approve or recommend any acquisition of a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by NOI or an affiliate thereof, (iv) shall have recommended that the stockholders of IRI tender their shares in a tender offer or exchange offer for any of the outstanding shares of IRI Common Stock that shall have been commenced or with respect to which an offer to purchase or a registration statement shall have been filed (other than by NOI or an affiliate thereof) or publicly announced its intention to take no position with respect to such tender or exchange offer, or (v) shall resolve to take any of the actions specified in this clause (f);

          (g) By IRI if the Board of Directors of NOI (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, (ii) within ten days after IRI's request, shall fail to reaffirm such approval or recommendation, or (iii) shall resolve to take any of the actions specified in this clause (g);

          (h) By NOI or IRI if (i) the IRI Stockholder Approval shall fail to have been obtained at the IRI Stockholders Meeting, including any adjournments thereof, or (ii) the NOI Stockholder Approval and approval of the Additional Shares Amendment shall fail to have been obtained at the NOI Stockholders Meeting, including any adjournments thereof; or

          (i) By IRI, prior to the approval of this Agreement by the stockholders of IRI, if, as a result of an IRI Superior Proposal by a party other than NOI or any of its affiliates, the Board of Directors of IRI determines in compliance with the provisions of Section 4.14 that such IRI Superior Proposal be accepted; provided, however, that IRI has fully complied with all the applicable requirements of Section 6.2(b), including without limitation the payment of the termination fee payable thereunder at such time.

     SECTION 6.2  Effect of Termination.

          (a) In the event of termination of this Agreement as provided in
     Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in the last sentence of Section 4.4 and in Sections 4.8, 6.2(b), 7.3 and 7.4, and (ii) nothing herein shall relieve any party from liability for any breach, failure or misrepresentation by such party resulting in termination of this Agreement by the other party pursuant to Section 6.1(d).

          (b) If this Agreement (i) is terminated by NOI pursuant to Section 6.1(f) or by IRI pursuant to Section 6.1(i) or (ii) is terminated by South as a result of IRI's breach of Section 4.14 which is not cured within 10 days after notice thereof to IRI, then IRI shall be obligated to pay to NOI a termination fee of $15,000,000 as hereinafter provided. Such termination fee shall be paid concurrently with termination under Section 6.1(i). In the case of termination under Section 6.1(f) or as a result of a breach of
     Section 4.14, if after the date of this Agreement and prior to such termination there shall have been an IRI Acquisition Proposal (whether or not it shall have been rejected or withdrawn prior to such termination) and within one year after such termination, IRI shall have entered into an agreement with respect to, or consummated, an IRI Acquisition Proposal, such termination fee shall be paid to NOI within one business day after entering into an agreement with respect to, or consummating, an IRI Acquisition Proposal.

          (c) If IRI fails to promptly pay any termination fee due under Section 6.2(b), IRI shall pay the costs and expenses (including without limitation reasonable legal fees and expenses) in connection with any action, including without limitation the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Chase Manhattan Bank from the date such fee was required to be paid.

     SECTION 6.3 Amendment. This Agreement may be amended by NOI and IRI pursuant to a writing adopted by action taken by NOI and IRI at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of IRI, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of IRI Common Stock upon consummation of the Merger or which would materially and adversely affect the holders of IRI Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.4 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                   ARTICLE 7

                                 MISCELLANEOUS

     SECTION 7.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a telefax, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified mail, postage prepaid, addressed as follows:

If to NOI or Acquisition, to:
            --------------------------------------------------------------------
            --------------------------------------------------------------------
            --------------------------------------------------------------------
            --------------------------------------------------------------------
              Attention:                ,
              Facsimile No. (   )    -

              with a required copy to:

              Morgan, Lewis & Bockius LLP
              1701 Market Street
              Philadelphia, PA 19103
              Attention: David R. King, Esq.
              Facsimile No. 215-963-5299

If to IRI, to:
            --------------------------------------------------------------------
            --------------------------------------------------------------------
            --------------------------------------------------------------------
            --------------------------------------------------------------------
              Attention:                ,
              Facsimile No. (   )    -

with a required copy to:

              Jones, Day, Reavis & Pogue
              599 Lexington Avenue
              New York, NY 10022
              Attention: William F. Henze, Esq.
              Facsimile No. (212) 755-7306

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or other communication.

     SECTION 7.2  Certain Limitations

          (a) The representations and warranties made in this Agreement by each of IRI and NOI shall be deemed for all purposes to be qualified by the disclosures made in the respective Disclosure Letter, regardless of whether in the case of any particular representations or warranty such representation or warranty refers to the specific section of such Disclosure Letter in which disclosure is made or to any other portion thereof, so long as the relevance of a disclosure to the matter in question in another portion of such Disclosure Letter is reasonably apparent.

          (b) The parties hereto expressly acknowledge that regardless of the facts or circumstances, (i) no financial advisor, attorney, director, officer, employee, member, manager, stockholder or other representative of any party (a "Representative") had, has or will have any duty to any other party in connection with this Agreement or the transactions contemplated hereby and (ii) no party will have any right of recovery against a Representative of any other party by reason of this Agreement or the transactions contemplated hereby on any theory, whether alleged breach of contract, negligent misrepresentation, federal or state securities or other laws or otherwise; provided, however, nothing in this Section (i) shall relieve any party of liability for the acts or omissions of its Representatives to the extent such liability attaches under this Agreement or applicable principles of law or (ii) is intended to release or waive any right a party may have against any person for fraud or fraudulent conduct by such person.

          (c) The parties hereto hereby waive any and all claims or causes of action that might be asserted in connection with the transactions contemplated by this Agreement, including under common law (including negligent misrepresentation or similar theories), trade regulation, environmental or other laws, except for claims or causes of action brought under and subject to the terms of this Agreement; provided, however, that nothing in this Section is intended to release or waive any right a party may have against any person for fraud or fraudulent conduct by such person.

          (d) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement, the events giving rise hereto and the transactions contemplated hereby, including the Merger (collectively, the "Transaction"). Accordingly, each of the parties hereby acknowledges and agrees (on behalf of itself and its affiliates) that:

             (i) Such party has not relied and will not rely upon any written or oral information previously furnished to or discovered by it or its Representatives (including without limitation data room information or oral or written information previously furnished by or on behalf of any other party in connection with the Transaction, including without limitation information furnished by any other party, any affiliates of any other party or any of its Representatives), other than this Agreement (including the other party's Disclosure Letter);

             (ii) There are no representations or warranties by or on behalf of any other party hereto, or any of its affiliates or Representatives in respect of the Transaction other than those expressly set forth in this Agreement (including the other party's Disclosure Letter).

     SECTION 7.3 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 7.4 Expenses. NOI has and will pay the fees, expenses and disbursements of NOI and Acquisition and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, and IRI has and will pay the fees, expenses and disbursements of IRI and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

     SECTION 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including without limitation validity, construction, effect, performance and remedies.

     SECTION 7.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 7.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby and shall remain in full force and effect, and to this end the provisions of this Agreement shall be severable.

     SECTION 7.8 Entire Agreement. This Agreement, which includes the IRI Disclosure Letter, the NOI Disclosure Letter and the Exhibits hereto, together with the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

     SECTION 7.9 Miscellaneous. Nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement, except for Section 4.13 (which is intended to be for the benefit of the persons provided for therein, and may be enforced by such persons). Neither this Agreement, nor any of the rights, interests or obligations hereunder may be assigned, directly or indirectly, including without limitation by merger, change in equity ownership, operation of law or otherwise, by any party without the prior written consent of other parties hereto. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            NATIONAL-OILWELL, INC.

                                            By Joel V. Staff
                                               As its President

                                            ARROW ACQUISITION CORP.

                                            By Steven W. Krablin
                                               As its Vice President

                                            IRI INTERNATIONAL CORPORATION

                                            By Hushang Ansary
                                               As its Chairman & CEO

                             INDEX OF DEFINED TERMS

Acquisition............................     1
Additional Shares Amendment............    27
Agreement..............................     1
Applicable Environmental Laws..........    16
Certificate............................     3
Closing................................     1
Closing Date...........................     1
Code...................................     1
Confidentiality Agreement..............    33
Converted Stock Option.................     5
DGCL...................................     1
Effective Time.........................     2
ERISA..................................    13
Exchange Act...........................     9
Exchange Agent.........................     3
Exchange Ratio.........................     3
Hazardous Substance....................    16
HSR Act................................     9
IRI Acquisition Proposal...............    37
IRI Common Stock.......................     2
IRI Disclosure Documents...............    10
IRI Disclosure Letter..................     6
IRI Draft Form 10-K....................    10
IRI Material Adverse Effect............     6
IRI Plan...............................    13
IRI Pooling Affiliate..................    16
IRI Preferred Stock....................     7
IRI Representatives....................    37
IRI Securities Reports.................    10
IRI Share..............................     2
IRI Shares.............................     2
IRI Stock Plan.........................     7
IRI Stockholder Approval...............     8
IRI Stockholders Meeting...............    10
IRI Subsidiaries.......................     7
IRI Subsidiary.........................     7
IRI Superior Proposal..................    37
Merger.................................     1
Merger Consideration...................     3
NOI Common Stock.......................     3
NOI Disclosure Documents...............    21
NOI Disclosure Letter..................    17
NOI Draft Form 10-K....................    21
NOI Fairness Opinion...................    27
NOI Material Adverse Effect............    18
NOI Plan...............................    24
NOI Pooling Affiliate..................    27
NOI Preferred Stock....................    18
NOI Securities Reports.................    21
NOI Stock Plans........................    18
NOI Stockholder Approval...............    20
NOI Stockholders Meeting...............    10
NOI Subsidiaries.......................    19
NOI Subsidiary.........................    19
NYSE...................................    32
Proxy Statement........................    10
Registration Statement.................    10
Representative.........................    44
SEC....................................     9
SEC Transaction Filings................    34
Securities Act.........................     9
Subsidiary.............................     7
Surviving Corporation..................     1
Termination Date.......................    41
Transaction............................    45

                                   EXHIBIT A
                     FORM OF IRI INTERNATIONAL CORPORATION
                             STOCKHOLDER AGREEMENT

                                                                          , 2000

National-Oilwell, Inc.
10000 Richmond Avenue
Houston, Texas 77042

Ladies and Gentlemen:

     Reference is made to the Agreement of Merger by and between National-Oilwell, Inc., a Delaware corporation ("NOI"), Arrow Acquisition Corp., a Delaware corporation and IRI International Corporation, a Delaware corporation ("IRI"), dated as of the date hereof (the "Agreement"). As an inducement to, and in consideration of, NOI's entering into the Agreement, the undersigned covenants and agrees as follows, unless the Board of Directors of IRI shall not be recommending, at the time of such meeting, that stockholders of IRI vote for such approval, in which case this letter agreement shall no longer be effective:

          (i) At any meeting of the stockholders of IRI at which the approval of the Agreement is to be voted upon, the undersigned will vote any voting securities (the "Securities") of IRI over which the undersigned has voting authority in favor of the approval of the Agreement unless the Board of Directors of IRI is recommending, at the time of such meeting, that stockholders of IRI vote against such approval.

          (ii) Until the Closing (as defined in the Agreement) or the termination of the Agreement, the undersigned will not directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an IRI Acquisition Proposal (as defined in the Agreement) from any person or (b) engage in any discussion or negotiations relating thereto or accept an IRI Acquisition Proposal; provided that the foregoing clause (b) shall not prohibit the undersigned, a director of IRI, from acting (subject to the Agreement) solely in his capacity as a director of IRI.

          (iii) Until the Closing (as defined in the Agreement) or the termination of the Agreement, the undersigned will not sell, contract to sell or otherwise dispose of any voting securities of IRI over which the undersigned has dispositive authority. Provided, however, that

             (a) If           is otherwise permitted to sell voting securities
        of IRI pursuant to IRI's trading restrictions for insiders; and

             (b) If such trading does not, in the opinion of IRI's auditors, jeopardize the treatment of the proposed transaction as a pooling of interests, then

             (c) shall be permitted to sell common shares solely through the open market sales pursuant to Rule 144 of the Securities Act of 1933, as amended.

     This letter agreement shall terminate upon any termination of the Agreement.

                                            Very truly yours,

                                            ------------------------------------
                                            Stockholder
                                            with respect to   shares of common
                                            stock of IRI

                               CONSENT OF SPOUSE

     I,           , the spouse of           , acknowledge that I have read the
foregoing Stockholder Agreement (the "Agreement"), by and between my spouse and NOI, and that I know the contents of the Agreement. I hereby agree to be bound by the Agreement and acknowledge and agree that my interest, if any, in the Securities (as defined in the Agreement) is subject to the Agreement and shall be irrevocably bound by the Agreement, and further understand and agree that any community property interest I may have in the Securities shall be similarly bound by the Agreement.

     I acknowledge that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I waive such right. I am not relying on any representation or advice from NOI or any of its representatives about the Agreement, its contents or effect.

                                            ------------------------------------
                                            Name:

Dated:

                                                                       EXHIBIT B

                                                                  March 15, 2000

IRI International Corporation
First Interstate Bank Plaza
1000 Louisiana, Suite 5900
Houston, Texas 77002

Ladies and Gentlemen:

     Reference is made to the Agreement of Merger by and between National-Oilwell, Inc., a Delaware corporation ("NOI"), Arrow Acquisition Corp., a Delaware corporation and IRI International Corporation ("IRI") dated as of the date hereof (the "Agreement"), and the amendment to NOI's Certificate of Incorporation to increase the amount of NOI's authorized common stock contemplated by the Agreement (the "Share Increase"). As an inducement to, and in consideration of, NOI's entering into the Agreement, the undersigned covenants and agrees as follows, unless the Board of Directors of NOI shall not be recommending, at the time of such meeting, that stockholders of NOI vote for such approval, in which case this letter agreement shall no longer be effective:

          (i) At any meeting of the stockholders of NOI at which either the approval of the Agreement or of the Share Increase or both are to be voted upon, the undersigned will vote any voting securities (the "Securities") of NOI over which the undersigned has voting authority in favor of the approval of the Agreement and Share Increase unless the Board of Directors of NOI is recommending, at the time of such meeting, that stockholders of NOI vote against such approval.

          (ii) Until the Closing (as defined in the Agreement) or the termination of the Agreement, the undersigned will not sell, contract to sell or otherwise dispose of any voting securities of NOI over which the undersigned has dispositive authority. Provided, however, that

             (a) If           is otherwise permitted to sell voting securities
        of NOI pursuant to NOI's trading restrictions for insiders; and

             (b) If such trading does not, in the opinion of NOI's auditors, jeopardize the treatment of the proposed transaction as a pooling of interests, then

             (c) shall be permitted to sell common shares solely through the open market sales pursuant to Rule 144 of the Securities Act of 1933, as amended.

     This letter agreement shall terminate upon any termination of the Agreement.

                                            Very truly yours,

                                            ------------------------------------
                                            with respect to      shares of
                                            common stock of NOI

                               CONSENT OF SPOUSE

     I,           , the spouse of           , acknowledge that I have read the
foregoing Stockholder Agreement (the "Agreement"), by and between my spouse and IRI, and that I know the contents of the Agreement. I hereby agree to be bound by the Agreement and acknowledge and agree that my interest, if any, in the Securities (as defined in the Agreement) is subject to the Agreement and shall be irrevocably bound by the Agreement, and further understand and agree that any community property interest I may have in the Securities shall be similarly bound by the Agreement.

     I acknowledge that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I waive such right. I am not relying on any representation or advice from IRI or any of its representatives about the Agreement, its contents or effect.

                                            ------------------------------------
                                            Name:

Dated:

                                                                       EXHIBIT C

                     FORM OF IRI INTERNATIONAL CORPORATION
                              AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT (the "Agreement") is made and entered into on
            , 2000 by and among National-Oilwell, a Delaware corporation ("NOI"), IRI International Corporation, a Delaware corporation ("IRI"), and the undersigned affiliate of IRI ("Affiliate").

                                    RECITALS

     WHEREAS, NOI, Arrow Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NOI ("Acquisition") and IRI have entered into an
Agreement of Merger dated as of March   , 2000 (the "Agreement") providing for,
among other things, the merger of IRI and Acquisition (the "Merger").

     WHEREAS, Affiliate may receive, as a result of the Merger, in exchange for shares of common stock, par value $.01 per share, of IRI (the "IRI Common Stock") owned by Affiliate at the Effective Time (as defined in the Agreement), shares of common stock, par value $.01 per share, of NOI (the "NOI Common Stock").

     WHEREAS, Affiliate understands that, because the Merger will be accounted for using the "pooling of interests" method and Affiliate may be deemed, as of the date hereof, to be an "affiliate" of IRI, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and in the Commission's Accounting Series Releases 130 and 135, the IRI Common Stock and the NOI Common Stock beneficially owned and to be owned by Affiliate may only be disposed of in conformity with the limitations described herein.

     NOW THEREFORE, the parties agree as follows:

     1. Agreement to Retain Shares. (a) Affiliate agrees not to transfer, sell, or otherwise dispose of or direct or cause the sale, transfer or other disposition of, or reduce Affiliate's risk relative to, any shares of IRI Common Stock held by Affiliate or on Affiliate's behalf, whether owned on the date hereof or hereafter acquired (except for the conversion of the IRI Common Stock into NOI Common Stock as contemplated by the Agreement) beginning 30 days prior to the Effective Time (as defined in the Agreement).

      (b) Affiliate agrees not to transfer, sell or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, or reduce Affiliate's risk relative to, any NOI Common Stock held by Affiliate or on Affiliate's behalf or received by Affiliate or on Affiliate's behalf in or as a result of the Merger or otherwise, until after the date (the "Expiration Date") NOI shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or public announcement which includes the combined financial results (including combined sales and net income) of NOI and IRI for a period of at least 30 days of combined operations of NOI and IRI following the Effective Time.

      (c) Affiliate will not sell, transfer, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any NOI Common Stock, except (i) in a transaction described in Rule 145(d) under the Securities Act; (ii) in a transaction that is otherwise exempt from the registration requirements of the Securities Act; or (iii) pursuant to an effective registration statement under the Securities Act.

     2. Limited Resales. NOI acknowledges that the provisions of Section 1(c) of this Agreement will be satisfied as to any sale by the undersigned of the NOI Common Stock pursuant to Rule 145(d) under the Securities Act, upon receipt of a broker's letter and a letter from the undersigned with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or a letter from the undersigned stating that the requirements of Rule 145(d)(1) are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3); provided, however, that NOI has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement.

     3. Legends.

     Affiliate also understands and agrees that stop transfer instructions will be given to NOI's transfer agent with respect to certificates evidencing the NOI Common Stock and that there will be placed on the certificates evidencing the NOI Common Stock issued pursuant to the terms of the Agreement legends stating in substance:

         THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO, ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT, PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY NATIONAL-OILWELL, INC. WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF NATIONAL-OILWELL, INC. AND IRI INTERNATIONAL CORPORATION.

and

         THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF SUCH RULE OR OTHERWISE IN ACCORDANCE WITH SUCH SECURITIES ACT.

     4. Termination. This Agreement shall be terminated and shall be of no further force and effect upon any termination of the Agreement in accordance with its terms.

     5. Miscellaneous.

          (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          (b) This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding NOI Common Stock as collateral.

          (c) No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

          (d) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

          (e) The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (f) Counsel to and independent auditors for the parties shall be entitled to rely upon this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

NATIONAL-OILWELL, INC.

By:
    -----------------------------------------------------
Title:
AFFILIATE

By:
    -----------------------------------------------------

IRI INTERNATIONAL CORPORATION

By:
    -----------------------------------------------------
Title:

                                                                       EXHIBIT D

                         FORM OF NATIONAL-OILWELL, INC.
                              AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT (the "Agreement") is made and entered into on
            , 2000 by and among National-Oilwell, Inc., a Delaware corporation ("NOI"), IRI International Corporation, a Delaware corporation ("IRI"), and the undersigned affiliate of NOI ("Affiliate").

                                    RECITALS

     WHEREAS, NOI, Arrow Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NOI ("Acquisition") and IRI have entered into an
Agreement of Merger dated as of March   , 2000 (the "Agreement") providing for,
among other things, the merger of IRI and Acquisition (the "Merger").

     WHEREAS, Affiliate understands that, because the Merger will be accounted for using the "pooling of interests" method and Affiliate may be deemed, as of the date hereof, to be an "affiliate" of NOI, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and in the Commission's Accounting Series Releases 130 and 135, the shares of common stock, par value $.01 per share, of NOI ("NOI Common Stock") beneficially owned by Affiliate may only be disposed of in conformity with the limitations described herein.

     NOW THEREFORE, the parties agree as follows:

     1. Agreement to Retain Shares. Affiliate agrees not to transfer, sell, or otherwise dispose of or direct or cause the sale, transfer or other disposition of, or reduce Affiliate's risk relative to, any NOI Common Stock held by Affiliate or on Affiliate's behalf, whether owned on the date hereof or hereafter acquired, during the period beginning 30 days prior to the Effective Time (as defined in the Agreement)) and ending on the date (the "Expiration Date") NOI shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or public announcement which includes the combined financial results (including combined sales and net income) of NOI and IRI for a period of at least 30 days of combined operations of NOI and IRI following the Effective Time.

     2. Termination. This Agreement shall be terminated and shall be of no further force and effect upon any termination of the Agreement in accordance with its terms.

     3. Miscellaneous.

          (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          (b) This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding NOI Common Stock as collateral.

          (c) No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

          (d) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

          (e) The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (f) Counsel to and independent auditors for the parties shall be entitled to rely upon this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

NATIONAL-OILWELL, INC.

By:
    -----------------------------------------------------
Title:
AFFILIATE

By:
    -----------------------------------------------------

IRI INTERNATIONAL CORPORATION

By:
    -----------------------------------------------------
Title:

                                                                       EXHIBIT E

                         REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (the "Agreement"), is made and entered
into as of             , 2000, by National-Oilwell, Inc., a Delaware corporation
(the "Company"), for the benefit of First Reserve Fund VI, Limited Partnership, First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, Limited Partnership (collectively, together with any permitted assignee under Section 3.1, the "First Reserve Stockholders") and Hushang Ansary, Nader Ansary, Nina Ansary, The Ansary Family Trust and The Ansary Foundation (collectively, together with any permitted assignee under Section 3.1, the "Ansary Stockholders") (the First Reserve Stockholders and the Ansary Stockholders are referred to collectively in this Agreement as the "Stockholders").

                                  WITNESSETH:

     WHEREAS, the First Reserve Stockholders are party to that certain Stockholders Agreement dated as of January 16, 1996 (the "Stockholders Agreement") with NOW Holdings, Inc. and certain other stockholders, which, among other things, grants registration rights to the First Reserve Stockholders;

     WHEREAS, as a result of the Merger (the "Merger") provided for in the
Agreement of Merger dated as of             , 2000 among the Company, Arrow
Acquisition Corp. and IRI International Corporation, the Ansary Stockholders will become the owners of shares of Common Stock of the Company ("Company Common Stock"), and the Ansary Stockholders may be deemed to be Affiliates (as defined below) of the Company;

     WHEREAS, the parties to this Agreement desire to establish the terms and conditions of certain registration rights covering the resale of the shares of Company Common Stock by the Holders (as defined below).

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                              CERTAIN DEFINITIONS.

     As used in this Agreement, the following terms shall have the following respective meanings:

     AFFILIATE shall mean with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in the foregoing clause (a), or
(c) any spouse, parent, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, aunt, uncle, first cousin or direct descendant of any Person described in the foregoing clause (b). For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of 50% or more of the outstanding shares of voting Capital Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     AGREEMENT shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

     COMMISSION shall mean the Securities and Exchange Commission and any successor commission or agency having similar powers.

     EXCHANGE ACT shall mean, as of any date, the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar Federal statute.

     HOLDER means a First Reserve Stockholder or an Ansary Stockholder.

     NASD means the National Association of Securities Dealers, Inc., or any successor regulatory body exercising similar functions.

     PERSON shall mean an individual or a corporation, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization.

     REGISTRABLE SECURITIES means (i) in the case of the First Reserve Stockholders, the shares of Company Common Stock held by the First Reserve Stockholders as of the date hereof, and (ii) in the case of the Ansary Stockholders, the shares of Company Common Stock issued to the Ansary Stockholders pursuant to the Merger; provided however, in each such case that such shares of Company Common Stock held by a particular Holder shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement,
(ii) they shall have been distributed to the public pursuant to Rule 144, (iii) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force, or (iv) they shall have ceased to be outstanding. The Company or the Board of Directors of Company may approve the inclusion of acquired securities acquired after the date hereof as Registrable
Securities, and agrees that all shares listed on Schedule   are approved as
Registrable Securities.

     REGISTRATION EXPENSES shall mean any and all out-of-pocket expenses incident to the Company's performance of or compliance with Article II hereof, including, without limitation, all Commission, stock exchange or NASD registration and filing fees, all fees and expenses of complying with securities and blue sky laws (including the reasonable fees and disbursements of underwriters' counsel in connection with blue sky qualifications and NASD filings), all fees and expenses of the transfer agent and registrar for the Registrable Securities, all printing expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one firm of counsel, but excluding underwriting discounts and commissions and applicable transfer and documentary stamp taxes, if any, which shall be borne by the seller of the securities in all cases.

     SECURITIES ACT shall mean, as of any date, the Securities Act of 1933, as amended, or any similar Federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute.

                                  ARTICLE II.

                              REGISTRATION RIGHTS.

     SECTION 2.1  Demand Registration.

          (a) At any time following the date of this Agreement, the First Reserve Stockholders, or any of them, or the Ansary Stockholders, or any of them, may request in writing that the Company effect the registration under the Securities Act of all or part of their Registrable Securities, specifying in the request the number of Registrable Securities to be registered by each such Stockholder and the intended method of disposition thereof (such notice is hereinafter referred to as a "Holder Request"). Unless otherwise agreed by the First Reserve Stockholders and the Ansary Stockholders, if the First Reserve Stockholders or the Ansary Stockholders (the "Requesting Stockholders") desire to issue a Holder Request in accordance with the preceding sentence, the Requesting Stockholder will give the other Stockholders written notice to such effect at least 30 days prior to issuing a Holder Request and will include in such Holder Request all Registrable Securities which the other Stockholders request. Upon receipt of such Holder Request, the Company will promptly give written notice of such requested registration to all other holders of Company Common Stock or other Company securities holding piggyback registration rights, which other holders shall have the right, subject to the provisions of Section 2.1(h) hereof, to include such Company Common Stock or other Company securities held by them in such registration and thereupon the Company will, as expeditiously as possible, use its best efforts to effect the registration under the Securities Act of:

             (i) the Registrable Securities which the Company has been so requested to register by the Stockholders; and

             (ii) all other registrable securities which the Company has been requested to register by any other holder thereof by written request given to the Company within 30 calendar days after the giving of such written notice by the Company, all to the extent necessary to permit the disposition of the Registrable Securities so to be registered pursuant to an Underwritten Offering (as hereinafter defined) or by such other method of disposition as the Requesting Stockholders may specify in the Holder Request; provided, however, that the Company shall not be obligated to file a registration statement pursuant to any Holder Request under this Section 2.1(a):

                (A) Unless the Company shall have received a Holder Request for at least 5,000,000 shares of Company Common Stock;

                (B) Other than a registration statement on Form S-3 or a similar short form registration statement, within a period of 12 months after the effective date of any other registration statement relating to any Holder Request under this Section 2.1(a) that was not effected on Form S-3 (or any similar short form); or

                (C) Within the six month period immediately following the effective date of a registration previously effected by the Company pursuant to this Section 2.1.

          (b) Notwithstanding the foregoing provisions of Section 2.1(a), the Company shall not be obligated to file more than one registration statement pursuant to this Section 2.1 on behalf of the First Reserve Stockholders as Requesting Stockholders and one registration statement pursuant to this
     Section 2.1 on behalf of the Ansary Stockholders as Requesting
     Stockholders.

          (c) If the Company proposes to effect a registration requested pursuant to this Section 2.1 by the filing of a registration statement on Form S-3 (or any similar short-form registration statement), the Company will comply with any request by the managing underwriter (as hereinafter defined) to effect such registration on another permitted form if such managing underwriter advises the Company that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering.

          (d) A registration requested pursuant to Section 2.1(a) will not be deemed to have been effected unless it has become effective; provided, that, if after it has become effective, the offering of Registrable Securities pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, such registration will be deemed not to have been effected.

          (e) The Company will pay all Registration Expenses in connection with each of the registrations of Registrable Securities effected by it pursuant to this Section 2.1.

          (f) The Requesting Stockholders shall have the right to select the investment banker (or investment bankers) that shall manage the offering (collectively, the "managing underwriter"), provided, however, that such managing underwriter must be reasonably satisfactory to the Company.

          (g) Whenever a requested registration pursuant to this Section 2.1 involves a firm commitment underwriting (an "Underwritten Offering"), the only shares that may be included in such Offering are (i) Registrable Securities, and (ii) securities of the Company which are not Registrable Securities included in such Offering with the written consent of the Requesting Stockholders ("Company Securities").

          (h) If a registration pursuant to this Section 2.1 involves an Underwritten Offering and the managing underwriter shall advise the Company that, in its judgment, the number of shares proposed to be included in such Offering should be limited due to market conditions, then the Company will promptly so advise the Stockholders proposing to sell Registrable Securities in the Offering, and the Company Securities and securities of any person other than a Stockholder, if any, shall first be excluded from such Offering to the extent necessary to meet such limitation; and if further exclusions are necessary to meet such limitation, the Registrable Securities to be sold by Stockholders other than the Requesting Stockholders shall next be excluded.

     SECTION 2.2.  Piggyback Registration.

          (a) If the Company at any time proposes to register any of its equity or debt securities under the Securities Act (other than a registration on Form S-4 or S-8 or any successor or similar forms thereto and other than pursuant to a registration under Section 2.1), whether or not for sale for its own account, on a form and in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give written notice to all the Holders of Registrable Securities promptly of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration (including, without limitation, (x) whether or not such registration will be in connection with an underwritten offering of Registrable Securities and, if so, the identity of the managing underwriter and whether such offering will be pursuant to a "best efforts" or "firm commitment" underwriting and (y) the price (net of any underwriting commissions, discounts and the like) at which the Registrable Securities are reasonably expected to be sold) if such disclosure is acceptable to the managing underwriter. Upon the written request of any such Holder delivered to the Company within 30 calendar days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register; provided, however, that:

             (i) If, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities who made a request as hereinabove provided and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the holders of the Registrable Securities to request that such registration be effected as a registration under
        Section 2.1.

             (ii) If such registration involves an Underwritten Offering, all holders of Registrable Securities requesting some or all of their Registrable Securities to be included in the Company's registration must sell that portion of their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company.

        No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect registration upon request under
        Section 2.1.

          (b) The Company shall not be obligated to effect any registration of Registrable Securities under this Section 2.2 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

          (c) The Registration Expenses incurred in connection with each registration of Registrable Securities requested pursuant to this Section
     2.2 shall be paid by the Company.

          (d) If a registration pursuant to this Section 2.2 involves an Underwritten Offering and the managing underwriter advises the Company that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, then the Company will include in such registration (i) first, the securities the Company or any other selling stockholders on whose behalf such registration is filed proposes to sell, and (ii) second, the number of shares of Common Stock requested to be included in such registration pursuant to piggyback registration rights that, in the opinion of such managing underwriter, can be sold, such amount to be allocated pro rata among all such requesting holders on the basis of the relative number of securities each such holder has requested to be included in such registration.

          (e) In connection with any Underwritten Offering with respect to which Holders of Registrable Securities shall have requested registration pursuant to this Section 2.2, the Company shall have the right to select the managing underwriter with respect to the offering.

          (f) Notwithstanding anything in this Section 2.2 to the contrary, each person who was granted piggyback registration rights pursuant to Section
     6.2 of the Stockholders Agreement shall be entitled to the same rights under this Agreement as granted under the Stockholders Agreement.

     SECTION 2.3.  Registration Procedures.

          (a) If and whenever the Company is required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in Section 2.1 or 2.2, the Company will:

             (i) Prepare and, in any event within 60 calendar days after the end of the period within which requests for registration may be given to the Company, file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective; provided that the Company may discontinue any registration of its securities that is being effected pursuant to Section 2.2 at any time prior to the effective date of the registration statement relating thereto.

             (ii) Prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not exceeding nine months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, provided, that before filing a registration statement or prospectus relating to the sale of Registrable Securities, or any amendments or supplements thereto, the Company will furnish to counsel to each Holder of Registrable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and the Company will give reasonable consideration in good faith to any comments of such counsel.

             (iii) Furnish to each Holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities, such number of copies of a prospectus and preliminary prospectus for delivery in conformity with the requirements of the Securities Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities.

             (iv) Use its best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller, in such jurisdictions, except that the Company shall not for any such purpose be required (A) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 2.3(a)(iv), it is not then so qualified, or (B) to subject itself to taxation in any such jurisdiction, or (C) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

             (v) Use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

             (vi) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate time period mentioned in Section 6.3(a)(ii), if the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Company), an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act.

             (viii) Use its best efforts in cooperation with the underwriters to list such Registrable Securities on each securities exchange as they may reasonably designate.

             (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by such letters as the Stockholders may reasonably request, in order to effect an underwritten public offering of such Registrable Securities.

             (x) Execute and deliver all instruments and documents (including in an Underwritten Offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the Stockholders may reasonably request in order to effect an underwritten public offering of such Registrable Securities.

             (xi) Make available for inspection by the seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

             (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form and scope reasonably satisfactory to such underwriter or agent and their counsel.

          (b) Each Holder of Registrable Securities will, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3(a)(vi), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.3(a)(vi).

          (c) If a registration pursuant to Section 2.1 or 2.2 involves an Underwritten Offering, each holder of Registrable Securities agrees, if such Holder's Registrable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities (other than as part of such Underwritten Offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 90 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration.

          (d) If a registration pursuant to Section 2.1 or 2.2 involves an Underwritten Offering, the Company agrees, if so required by the managing underwriter, not to effect any public sale or distribution of any of its equity or debt securities, as the case may be, or securities convertible into or exchangeable or exercisable for any of such equity or debt securities, as the case may be, during a period commencing seven calendar days before and ending 180 calendar days after the effective date of such registration, except for such Underwritten Offering or except in connection with a stock option plan, stock purchase plan, savings or similar plans, or an acquisition, merger or exchange offer.

          (e) If a registration pursuant to Section 2.1 or 2.2 involves an Underwritten Offering, any Holder of Registrable Securities requesting to be included in such registration may elect, in writing, prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration, unless such Holder has agreed with the Company or the managing underwriter to limit its rights under this Section 2.3.

          (f) It is understood that in any Underwritten Offering, in addition to any shares of stock (the "initial shares") the underwriters have committed to purchase, the underwriting agreement may grant the underwriters an option to purchase up to a number of additional shares of stock (the "option shares") equal to 15% of the initial shares (or such other maximum amount as the NASD may then permit), solely to cover over-allotments. Shares of stock proposed to be sold by the Company and the other Holders shall be allocated between initial shares and option shares as agreed or, in the absence of agreement, shall be allocated pro rata among the Company and all such Holders on the basis of the relative number of Registrable Securities included in such registration.

     SECTION 2.4. Indemnification.

          (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2.1 or 2.2, the Company will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) and, if such seller is a portfolio or investment fund, its investment advisors or agents, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, as follows:

             (i) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any
                                       E-7
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        preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading;

             (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

             (iii) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

        Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such Seller.

          (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 2.1 or 2.2, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.4(a)) the Company with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Company and such sellers pursuant to this Section 2.4 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section, the Company shall be liable for the full amount of such claim, and each such seller's liability under this Section 2.4 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

          (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 2.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 2.4, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified person, provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 2.4(c), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 2.4(c), then such indemnifying party shall, subject to the provisions of this Section 2.4, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

          (d) The Company and each seller of Registerable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

     SECTION 2.5. Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section
2.4 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11(f) of the Securities Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. The Company and each Person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 2.4(b) were available. The Company and each such seller agree with each other and the underwriters of the Registerable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registrable Securities. For purposes of this Section 2.5, each Person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter, and each director and each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company or a seller of Registrable Securities within the meaning of
Section 15 of the Securities Act shall have the same rights to contribution as the Company or a seller of Registrable Securities, as the case may be.

     SECTION 2.6. Rule 144. The Company covenants that it will file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Commission thereunder, and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

                                  ARTICLE III.

                                 MISCELLANEOUS.

     SECTION 3.1. Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, heirs and assigns of the parties hereto. No Holder may assign any of its rights hereunder to any other Person without the prior written consent of the Company. The Company may not assign any of its rights hereunder to any Person other than an Affiliate of the Company.

     SECTION 3.2. Amendment and Modification; Waiver of Compliance.

          (a) This Agreement may be amended only by a written instrument duly executed by the Company and the Holders of a majority of the Registrable Securities; provided, however, that any amendment which adversely affects the rights of any Holder of Registrable Securities must be approved by the Holder of Registrable Securities whose rights would be adversely affected by such amendment.

          (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          (c) In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall govern and prevail, except as otherwise provided herein.

     SECTION 3.3. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as follows:

          (i) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

          (ii) If to the First Reserve Stockholders, to:

        Ben Guill
        First Reserve Corporation
        600 Travis, Suite 6000
        Houston, Texas 77002

        with a copy to:

        Thomas R. Denison
        First Reserve Corporation
        1801 California Street, Suite 4110
        Denver, Colorado 80202

          (iii) If to the Ansary Stockholders, to

        or, in each case, to such other address or telex or telecopy number as such party may most recently designate, in writing to each Holder.

     All such communications shall be deemed to have been given or made when so delivered by hand or sent by telecopy, or if mailed, five business days after being so mailed.

     SECTION 3.4. Entire Agreement; Governing Law.

          (a) This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to this subject matter. The Company represents to the Stockholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including its Certificate of Incorporation) to which the Company is a party.

          (b) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN DELAWARE).

     SECTION 3.5. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 3.6. Recapitalizations, Exchanges, Etc., Affecting the
Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Company Common Stock held by the First Reserve Stockholders or issued in the Merger to the Ansary Stockholders, and to any and all equity or debt securities of the Company or any successors or assigns of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such Company Common Stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

     SECTION 3.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 3.8. Agreement Supersedes Stockholders Agreement. This Agreement shall supersede and replace the registration rights of the First Reserve Stockholders under the Stockholders Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

                                            NATIONAL-OILWELL, INC.:

                                            ------------------------------------

                                            FIRST RESERVE STOCKHOLDERS

                                            ------------------------------------

                                            ANSARY STOCKHOLDERS

                                            ------------------------------------

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

                                  APPENDIX II

                         OPINION OF MERRILL LYNCH & CO.

                      [LETTERHEAD OF MERRILL LYNCH & CO.]

                                                                  March 15, 2000

Board of Directors
National-Oilwell, Inc.
10000 Richmond Avenue, Suite 400
Houston, Texas 77042

Attention: Joel V. Staff

Gentlemen:

     National-Oilwell, Inc. (the "Company") and IRI International Corporation (the "Subject Company") propose to enter into an agreement (the "Agreement") pursuant to which the Subject Company will be merged with the Company in a transaction (the "Merger") in which each share of the Subject Company's common stock, par value $0.01 per share (the "Shares"), will be converted into the right to receive 0.3385 shares of the common stock, par value $0.01 per share, of the Company (the "Company Shares"). The Merger is expected to be considered by the shareholders of the Company and the Subject Company at special shareholders' meetings to be held in May 2000 and consummated on or shortly after the date of such meetings.

     You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Subject Company's unaudited financial information for the year ended December 31, 1999; the Subject Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998; and the Subject Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1999, June 30, 1999 and September 30, 1999;

          (2) Reviewed the Company's unaudited financial information for the year ended December 31, 1999; the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998; and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1999, June 30, 1999 and September 30, 1999;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to us by the management of the Company (the "Expected Synergies");

          (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

          (5) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

          (6) Compared the results of operations of the Subject Company and the Company with that of certain companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

          (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings, cash flow and book value per share;

          (9) Reviewed a draft of the Agreement; and

        (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Subject Company or the Company. In addition, we have not made any physical inspections of the properties or assets of the Subject Company or the Company in connection with this engagement. With respect to the financial forecasts and the estimates of Expected Synergies furnished by the Subject Company and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be. We have also assumed that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and qualify for accounting treatment as a pooling of interests.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not expressing any opinion herein as to the price at which the Company Shares will trade following the announcement or consummation of the Merger.

     We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services which is contingent upon the consummation of the Merger. We have, in the past, provided financing services to the Company and may continue to do so, and have received, and may receive, fees for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we or our affiliates may actively trade the equity and debt securities of the Company and the Subject Company (including the Company Shares and the Shares) for our or our affiliates' own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except as provided below, this opinion may not be reproduced, summarized, described or referred to without Merrill Lynch's prior written consent. If this opinion is included in the proxy statement to be mailed to the stockholders of the Company or the Subject Company in connection with the Merger, such opinion will be reproduced in such proxy statement in full, and any description of or reference to Merrill Lynch or summary of the opinion in such proxy statement will be in a form reasonably acceptable to Merrill Lynch and its counsel.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

                                            Very truly yours,

                                              MERRILL LYNCH, PIERCE, FENNER &
                                                     SMITH INCORPORATED

                                  APPENDIX III

                    OPINION OF LEHMAN BROTHERS INCORPORATED

                                LEHMAN BROTHERS

                                                                  March 15, 2000

Board of Directors
IRI International Corporation
1000 Louisiana, Suite 5900
Houston, Texas 77002

Members of the Board:

     We understand that IRI International Corporation ("IRI" or the "Company") and National-Oilwell, Inc. ("National-Oilwell") are considering entering into a transaction pursuant to which IRI will merge with National-Oilwell Acquisition, Inc. ("Acquisition Company"), a wholly-owned subsidiary of National-Oilwell (the "Merger"). Upon the effectiveness of the Merger, each issued and outstanding share of IRI common stock shall be converted into the right to receive .3385 shares of National-Oilwell common stock (the "Exchange Ratio"). The terms and conditions of the Proposed Merger are set forth in more detail in the Agreement of Merger dated March 15, 2000 by and among IRI, National-Oilwell and Acquisition Company (the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Merger; (2) such publicly available information concerning the Company and National-Oilwell that we believe to be relevant to our analysis, including, without limitation, each of the periodic reports and proxy statements filed by the Company and National-Oilwell since January 1, 1999 (including the audited and unaudited financial statements included in such reports and statements); (3) financial and operating information with respect to the respective businesses, operations and prospects of the Company and National-Oilwell as furnished to us by the Company and National-Oilwell, respectively, including (A) certified audited financial statements for the year ended December 31, 1999 for each of the Company and National-Oilwell, in the form expected to be filed in their Annual Reports on Form 10-K for the fiscal year ended December 31, 1999 (drafts of which were provided to us), (B) financial budgets for the fiscal year 2000 for each of the Company and National-Oilwell and (C) amounts and timing of the cost savings and operating synergies expected by the managements of the Company and National-Oilwell to result from a combination of the businesses of the Company and National-Oilwell (the "Synergies"); (4) published estimates of third party research analysts with respect to the future financial performance of the Company and National-Oilwell, respectively, (5) a history of the trading price and volume of the Company's common stock from November 1997 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including National-Oilwell, (6) a history of the trading price and volume of National-Oilwell's common stock from November 1997 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including the Company, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, including National-Oilwell, (8) a comparison of the historical financial results and present financial condition of National-Oilwell with those of other companies that we deemed relevant, including the Company, (9) the potential pro forma impact of the Merger, including the Synergies, (10) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant and (11) the relative contributions of the Company and National-Oilwell to the combined company upon consummation of the Proposed Transactions. In addition, we have

                                      III-1
had discussions with the managements of the Company and National-Oilwell concerning their respective businesses, operations, assets, financial condition and prospects and the Synergies and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and National-Oilwell that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the budgets for the fiscal years 2000 and 2001 for the Company, upon advice of the Company, we have assumed that such budgets have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the financial performance of the Company for such fiscal year and that the Company will perform substantially in accordance with such budgets. With respect to the budget for the fiscal year 2000 for National-Oilwell, upon advice of National-Oilwell, we have assumed that such budget has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of National-Oilwell as to the financial performance of National-Oilwell for such fiscal year and that National-Oilwell will perform substantially in accordance with such budget. We have not been provided with, and did not have access to, any financial projections of the Company for any period beyond fiscal year 2001 or National-Oilwell for any period beyond fiscal year 2000. Accordingly, upon the advice of the Company and National-Oilwell, respectively, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of the Company and National-Oilwell and that each of the Company and National-Oilwell will perform substantially in accordance with such estimates. With respect to the Synergies, upon advice of the Company and National-Oilwell, we have assumed that the Synergies will be achieved substantially in accordance with the expectations of the managements of the Company and National-Oilwell. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or National-Oilwell and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or National-Oilwell. In addition, you have not authorized us to solicit, and we have not solicited, any proposals or offers from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary compensation for such services. In the ordinary course of our business, we may actively trade in the equity securities of the Company and National-Oilwell for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

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     This opinion is for the use and benefit of the Board of Directors of the
Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                            Very truly yours,

                                            LEHMAN BROTHERS

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

                                  APPENDIX IV

             PROPOSED RESTATED CERTIFICATE OF INCORPORATION OF NOI
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             NATIONAL-OILWELL, INC.

     FIRST: The name of the Corporation is National-Oilwell, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: CAPITAL STOCK.

I. AUTHORIZED SHARES

     The total number of shares of stock that the Corporation shall have authority to issue is, 160,000,001 shares of capital stock, consisting of (i) 150,000,000 shares of common stock, par value $.01 per share ("Common Stock");
(ii) one share of Special Voting Stock ("Special Voting Stock"); the Common Stock and the Special Voting Stock are collectively referred to as the ("Common Shares"); and (iii) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

     The Common Shares shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Parts I or II of this Article Fourth are defined in Part III of this Article Fourth.

II. COMMON SHARES

     Except as otherwise provided in this Part II or as otherwise required by applicable law, all shares of Special Voting Stock and Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

     SECTION 1. SPECIAL VOTING STOCK. Each outstanding share of Special Voting Stock shall be entitled at any relevant date to the number of votes determined in accordance with the "Plan of Arrangement" (as that term is defined in that certain "Combination Agreement" dated as of May 14, 1997 (as amended), by and between the Corporation and Dreco Energy Services Ltd.) on all matters presented to the stockholders. No dividend or distribution of assets shall be paid to the holders of Special Voting Stock. The Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. At such time as the Special Voting Stock has no votes attached to it because there are no "Exchangeable Shares" (as that term is defined in the Combination Agreement) outstanding, the Special Voting Stock shall be canceled.

     SECTION 2. VOTING RIGHTS. Except as otherwise provided in this Part II or as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders. In respect of all matters concerning the voting shares, the Common Stock and the Special Voting Stock shall vote as a single class and such voting rights shall be identical in all respects.

     SECTION 3. STOCK SPLITS AND STOCK DIVIDENDS. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Shares of one class unless the outstanding Common Shares of the other class shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Common Stock to the holders of Common Stock.

     SECTION 4. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Shares. Upon surrender of any certificate representing shares of any class of Common Shares at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

     SECTION 5. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonable satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     SECTION 6. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

     SECTION 7. AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Article Fourth shall be effective without prior written consent of the holders of a majority of the then outstanding Common Shares voting as a single class; provided that no amendment as to any terms or provisions of, or for the benefit of, any class of Common Shares that adversely affects the powers, preferences or special rights of such class of Common Shares shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such affected class of Common Shares, voting as a single class.

III. DEFINITIONS

     "DISTRIBUTION" means each distribution made by the Corporation to holders of Common Shares, whether in cash, property or securities of the Corporation or any other entity and whether by a dividend, liquidating distributions or otherwise; provided that neither of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any Common Shares for any reason or (b) any recapitalization or exchange of any Common Shares for other securities of the Corporation, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding Common Shares.

     "GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended from time to time.

IV. PREFERRED STOCK

     The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have any designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof as are stated and expressed in this
Article IV and in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors of the Corporation as hereinafter prescribed.

     Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

          (i) whether or not the class or series is to have voting rights, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

          (ii) the number of shares to constitute the class or series and the designations thereof;

          (iii) the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

          (iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

          (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

          (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

          (vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios of the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

          (ix) any other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

     The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects and in any other manner. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holder is required pursuant to any Preferred Stock Series Resolution.

V. NO PREEMPTIVE RIGHTS

     No holder of shares of stock of the Corporation shall have any preemptive or other rights, except such rights as are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the board of directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

VI. REGISTERED OWNER

     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

VII. GENERAL

     Subject to the foregoing provisions of this Amended and Restated Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

     The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

I. DIRECTORS

     The number, classification, and terms of the board of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the board of directors shall be as follows:

          (a) The number of directors that shall constitute the whole board of directors shall from time to time be fixed exclusively by the board of directors by a resolution adopted by a majority of the whole board of directors serving at the time of that vote. In no event shall the number of directors that constitute the whole board of directors shall be fewer than three. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation otherwise provide.

          (b) The board of directors of the Corporation shall be divided into three classes designated Class I, Class II, and Class III, respectively, all as nearly equal in number as possible, with each director then in office receiving the classification that at least a majority of the board of directors designates. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders of the Corporation in 1997, of Class II shall expire at the annual meeting of stockholders of the Corporation in 1998, and of Class III shall expire at the annual meeting of stockholders of the Corporation in 1999, and in all cases as to each director until his earlier death, resignation or removal. At each annual meeting of stockholders beginning with the annual meeting of stockholders in 1997, each director elected to succeed a director whose term is then expiring shall hold his office until the third annual meeting of stockholders after his election and until his successor is elected and qualified or until his earlier death, resignation or removal. If the number of directors that constitutes the whole board of directors is changed as permitted by this Article Fifth, the majority of the whole board of directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.

          (c) Vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by no less than a majority vote of the remaining directors then in office, though less than a quorum, who are designated to represent the same class or classes of stockholders that the vacant position, when filled, is to represent or by the sole remaining director (but not by the stockholders except as required by law), and each director so chosen shall receive the classification of the vacant directorship to which he has been appointed or, if it is a newly-created directorship, shall receive the classification that at least a majority of the board of directors designates and shall hold office until the first meeting of stockholders held after his election for the purpose of electing directors of that classification and until his successor is elected and qualified or until his earlier death, resignation, or removal from office.

          (d) A director of any class of directors of the Corporation may be removed before the expiration date of that director's term of office, only for cause, by an affirmative vote of the holders of not less than eighty percent (80%) of the votes of the outstanding shares of the class or classes or series of stock then entitled to be voted at an election of directors of that class or series, voting together as a single class, cast at the annual meeting of stockholders or at any special meeting of stockholders called by a majority of the whole board of directors for this purpose.

II. POWER TO AMEND BY-LAWS

     The by-laws may be altered or repealed and new by-laws may be adopted (a) at any annual or special meeting of stockholders if notice of the proposed alteration, repeal or adoption of the new by-law or by-laws be contained in the notice of such annual or special meeting by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, voting together as a single class, or (b) by the affirmative vote of a majority of the members present at any regular meeting of the board of directors, or at any special meeting of the board of directors, without any action on the part of the stockholders, if notice of the proposed alteration, repeal or adoption of the new by-law or by-laws be contained in the notice of such regular or special meeting.

III. STOCKHOLDERS' ACTION -- SPECIAL MEETINGS

     After October 15, 1996, no action required to be taken or that may be taken at any meeting of common stockholders of the Corporation may be taken without a meeting, and, after such date, the power of common stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     Special meetings of the stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed exclusively by (i) the Chairman of the Board, (ii) the President or (iii) the board of directors, pursuant to a resolution approved by a majority of the members of the board of directors at the time in office, and no stockholder of the Corporation shall require the board of directors to call a special meeting of common stockholders or to propose business at a special meeting of stockholders. Except as otherwise required by law or regulation, no business proposed by a stockholder to be considered at an annual meeting of the stockholders (including the nomination of any person to be elected as a director of the Corporation) shall be considered by the stockholders at that meeting unless, no later than ninety (90) days before the annual meeting of stockholders or (if later) ten days after the first public notice of that meeting is sent to stockholders, the Corporation receives from the stockholder proposing that business a written notice that sets forth
(1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at an annual meeting; (2) with respect to each such stockholder, that stockholder's name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number, and the number of shares of each class of stock of the Corporation beneficially owned by that stockholder; (3) any interest of the stockholder in the proposed business; (4) the name of names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (5) with respect to each nominee, that nominee's name, business address and telephone number, and residence address and telephone number, the number of shares, if any, of each class of stock of the Corporation owned directly and beneficially by that nominee, and all information relating to that nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "exchange Act") (or any provision of law subsequently replacing Regulation 14A), together with a duly acknowledged letter signed by the nominee stating his or her acceptance of the nomination by that stockholder, stating his or her intention to serve as director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election. The person presiding at the annual meeting shall determine whether business (including the nomination of any person as a director) has been properly brought before the meeting and, if the facts so warrant, shall not permit any business (or voting with respect to any particular nominee) to be transacted that has not been properly brought before the meeting. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Fifth.

     SIXTH: ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS AND INDEMNIFICATION

I. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Part I of this Article Sixth shall be prospective only, and neither the amendment nor repeal of this Part I of this Article Sixth shall eliminate or reduce the effect of this Part I of this Article Sixth in respect to any matter occurring, or any cause of action, suit or claim that, but for this Part I of this Article Sixth would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law hereafter is amended to authorize corporate action further eliminating or limiting the liability or directors, then the liability of a director of

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the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

II. INDEMNIFICATION AND INSURANCE

     SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Part II of this Article Sixth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Part II or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the foregoing indemnification of directors and officers.

     SECTION 2. RIGHT OF CLAIMANT TO BRING SUIT. If a written claim from or on behalf of an indemnified party under Section 1 of this Part II is not paid in full by the Corporation within thirty days after such written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
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     SECTION 3. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Part II shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     SECTION 4. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     SECTION 5. SAVINGS CLAUSE. If this Part II or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this
Part II that shall not have been invalidated and to the fullest extent permitted by applicable law.

     SECTION 6. DEFINITIONS. For purposes of this Part II, reference to the "Corporation" shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the board of directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Part II with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     SEVENTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein "person" means any corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of any committee thereof which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested be less than a quorum; or
(ii) the material facts as to his or her relationship or interest and as to the contract or transaction is specifically approved in good faith by majority vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

     EIGHTH: The Corporation reserves the right to amend, change, or repeal any provision contained in the Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, directors, and officers are subject to this reserved power.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes, inter alia, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. a Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney's fees) which he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 of the DGCL also empowers National Oilwell to purchase and maintain insurance on behalf of any person who is or was an officer or director of National Oilwell against liability asserted against or incurred by him in any such capacity, whether or not National Oilwell would have the power to indemnify such officer or director against such liability under the provisions of Section
145. National Oilwell maintains a directors' and officers' liability policy for such purposes.

     Article Sixth, Part II, Section 1 of National Oilwell's Amended and Restated Certificate of Incorporation and Article VI of National Oilwell's Bylaws each provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement of Merger dated as of March 15, 2000 among
                            National Oilwell, Inc., Arrow Acquisition Corp. and IRI
                            International Corporation (Included as Appendix I to the
                            joint proxy/prospectus which is part of this registration
                            statement on Form S-4)
           5             -- Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
          23.1           -- Consent of Ernst & Young LLP
          23.2           -- Consent of KPMG LLP

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          23.3           -- Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5)
          24.1           -- Powers of Attorney (included as part of the signature
                            page hereto)
          99.1           -- Proxy Card for stockholders of National-Oilwell, Inc.
          99.2           -- Proxy Card for exchangeable shareholders of Dreco Energy
                            Services Ltd.
          99.3           -- Proxy Card for stockholders of IRI International
                            Corporation

     (b) All schedules are omitted because they are not applicable or the required information has been provided in the consolidated financial statements or the notes thereto.

     (c) Financial Advisor Opinions

          (1) Opinion of Merrill Lynch & Co., attached as Appendix II to the joint proxy statement/ prospectus which is part of this registration statement on Form S-4.

          (2) Opinion of Lehman Brothers Incorporated, attached as Appendix III to the joint proxy statement/prospectus which is part of this registration statement on Form S-4.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (5) that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements on the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on May 10, 2000.

                                            NATIONAL-OILWELL, INC.

                                            By:      /s/ JOEL V. STAFF
                                              ----------------------------------
                                                Joel V. Staff
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Steven W. Krablin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all registration statements filed by National-Oilwell, Inc., a Delaware corporation, in which the undersigned holds offices and any amendments to the registration statement, and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     CAPACITY                    DATE
                      ---------                                     --------                    ----
                  /s/ JOEL V. STAFF                    Chairman of the Board, President     May 10, 2000
-----------------------------------------------------    and Chief Executive Officer
                    Joel V. Staff                        (Principal Executive Officer)

                /s/ STEVEN W. KRABLIN                  Vice President and Chief Financial   May 10, 2000
-----------------------------------------------------    Officer (Principal Financial
                  Steven W. Krablin                      Officer and Principal Accounting
                                                         Officer)

                 /s/ HOWARD I. BULL                    Director                             May 10, 2000
-----------------------------------------------------
                   Howard I. Bull

               /s/ JAMES C. COMIS III                  Director                             May 10, 2000
-----------------------------------------------------
                 James C. Comis III

               /s/ W. MCCOMB DUNWOODY                  Director                             May 10, 2000
-----------------------------------------------------
                 W. McComb Dunwoody

                      SIGNATURE                                     CAPACITY                    DATE
                      ---------                                     --------                    ----
                   /s/ JON GJEDEBO                     Director                             May 10, 2000
-----------------------------------------------------
                     Jon Gjedebo

                  /s/ BEN A. GUILL                     Director                             May 10, 2000
-----------------------------------------------------
                    Ben A. Guill

               /s/ WILLIAM E. MACAULAY                 Director                             May 10, 2000
-----------------------------------------------------
                 William E. Macaulay

              /s/ FREDERICK W. PHEASEY                 Director                             May 10, 2000
-----------------------------------------------------
                Frederick W. Pheasey

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement of Merger dated as of March 15, 2000 among
                            National Oilwell, Inc., Arrow Acquisition Corp. and IRI
                            International Corporation (Included as Appendix I to the
                            joint proxy/prospectus which is part of this registration
                            statement on Form S-4)
           5             -- Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
          23.1           -- Consent of Ernst & Young LLP
          23.2           -- Consent of KPMG LLP
          23.3           -- Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5)
          24.1           -- Powers of Attorney (included as part of the signature
                            page hereto)
          99.1           -- Proxy Card for stockholders of National-Oilwell, Inc.
          99.2           -- Proxy Card for exchangeable shareholders of Dreco Energy
                            Services Ltd.
          99.3           -- Proxy Card for stockholders of IRI International
                            Corporation